Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER,

DATED AS OF APRIL 15, 2007,

BY AND AMONG

GRAND PRIX HOLDINGS LLC,

GRAND PRIX ACQUISITION TRUST,

INNKEEPERS USA TRUST,

INNKEEPERS USA LIMITED PARTNERSHIP

AND

INNKEEPERS FINANCIAL CORPORATION

TABLE OF CONTENTS

		Page

ARTICLE I

THE MERGER

Section 1.1	The Merger; General ....................................................................................................	5
Section 1.2	Closing .........................................................................................................................	5
Section 1.3	Effective Time ...............................................................................................................	6
Section 1.4	Merger Consideration ...................................................................................................	6
Section 1.5	Partnership Amendment ................................................................................................	7
Section 1.6	Organizational Documents .............................................................................................	9
Section 1.7	Directors and Officers; General Partner and Limited Partners .........................................	9
Section 1.8	Innkeepers Common Share Options ..............................................................................	10
Section 1.9	Termination of DRIP .....................................................................................................	11

ARTICLE II

EFFECTS OF THE MERGER; EXCHANGE OF CERTIFICATES

Section 2.1	Payment for Securities ..................................................................................................	11

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1	Representations and Warranties of the Innkeepers Parties .............................................	15
Section 3.2	Representations and Warranties of the Purchaser Parties ...............................................	39

ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS PENDING THE MERGER

Section 4.1	Conduct of Business by Innkeepers REIT .....................................................................	42

ARTICLE V

ADDITIONAL COVENANTS

Section 5.1	Preparation of the Proxy Statement; Innkeepers REIT Shareholder
	Meeting ........................................................................................................................	48
Section 5.2	Access to Information; Confidentiality and Confidentiality Agreement .............................	49
Section 5.3	Reasonable Efforts; Notification ....................................................................................	50
Section 5.4	Tax Matters ..................................................................................................................	51
Section 5.5	No Solicitation of Transactions ......................................................................................	52

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Section 8.10	Severability ..................................................................................................................	73
Section 8.11	Exhibits; Innkeepers Disclosure Letter ..........................................................................	73
Section 8.12	Mutual Drafting ............................................................................................................	74
Section 8.13	Jurisdiction; Venue .......................................................................................................	74
Section 8.14	Waiver of Trial by Jury ................................................................................................	74

ARTICLE IX

CERTAIN DEFINITIONS

Section 9.1	Certain Definitions .......................................................................................................	75

Exhibit A - Tax Opinion

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AGREEMENT AND PLAN OF MERGER

     This AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of April 15, 2007, is entered into by and among GRAND PRIX HOLDINGS LLC, a Delaware limited liability company ("Purchaser"), GRAND PRIX ACQUISITION TRUST, a Maryland real estate investment trust and a wholly-owned Subsidiary (as defined below) of Purchaser ("Purchaser Acquisition Entity" and, together with Purchaser, the "Purchaser Parties"), INNKEEPERS USA TRUST, a Maryland real estate investment trust ("Innkeepers REIT"), INNKEEPERS USA LIMITED PARTNERSHIP, a Virginia limited partnership whose sole general partner is the General Partner (as defined below) ("Innkeepers LP"), and INNKEEPERS FINANCIAL CORPORATION, a Virginia corporation whose sole shareholder is Innkeepers REIT (the "General Partner" and, together with Innkeepers REIT and Innkeepers LP, the "Innkeepers Parties").

RECITALS

     A.     It is proposed that Innkeepers REIT shall merge (the "Merger") with and into Purchaser Acquisition Entity with Purchaser Acquisition Entity surviving in accordance with the terms, and subject to the conditions, of this Agreement and in accordance with the Maryland General Corporation Law, as amended (the "MGCL") and Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended (the "Maryland REIT Law"), pursuant to which each of the issued and outstanding common shares of beneficial interest, par value $0.01 per share, of Innkeepers REIT (the "Innkeepers REIT Common Shares"), shall be converted into the right to receive the Merger Consideration (as defined below) upon the terms, and subject to the conditions, provided herein.

     B.     The Board of Trustees of Innkeepers REIT (the "Innkeepers REIT Board of Trustees") has (i) determined that this Agreement, the Merger and the other transactions contemplated hereby, taken together, are fair to, advisable and in the best interests of Innkeepers REIT and the holders of the Innkeepers REIT Common Shares (the "Innkeepers REIT Common Shareholders"), (ii) voted to (A) approve this Agreement and the transactions contemplated hereby, including the Merger, and (B) recommend acceptance and approval by the Innkeepers REIT Common Shareholders of this Agreement, the Merger and the other transactions contemplated hereby and (iii) taken all actions necessary to render inapplicable to each of the transactions contemplated by this Agreement or exempt such transactions from the provisions of any "fair price," "moratorium," "control share" or other takeover defense or similar statute or regulation that would otherwise govern such transactions and the parties hereto, including Subtitles 6 and 7 of Title 3 of the MGCL, as applicable to a Maryland real estate investment trust.

     C.     At least two-thirds of the holders of the common units held by the Class A limited partners of Innkeepers LP and excluding such common units held by the General Partner (except for any such common units held by the General Partner, the "LP Units" and such holders the "Innkeepers LP Unitholders"), in their capacity as limited partners of Innkeepers LP, have irrevocably consented and agreed to Innkeepers REIT, the General Partner and Innkeepers LP entering into the Innkeepers LP Amendment and the Merger Agreement.

     D.     The manager of Purchaser and Purchaser in its capacity as the sole shareholder of Purchaser Acquisition Entity have approved this Agreement, the Merger and the other transactions contemplated hereby.

     E.     Purchaser, Purchaser Acquisition Entity and the Innkeepers Parties intend that, for U.S. federal income tax purposes, the Merger shall be treated as a taxable purchase of all of the assets of Innkeepers REIT directly by Purchaser Acquisition Entity.

     F.     Certain capitalized terms used in this Agreement are defined in Article IX.

AGREEMENT

     In consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto hereby agree as follows:

ARTICLE I

THE MERGER

             Section 1.1    The Merger; General.

                        (a)    Upon the terms, and subject to the conditions, set forth in this Agreement, at the Merger Effective Time, Innkeepers REIT shall be merged with and into Purchaser Acquisition Entity in accordance with the Maryland REIT Law, the MGCL and the Articles of Merger, and the separate existence of Innkeepers REIT shall cease and Purchaser Acquisition Entity shall continue as the surviving entity (in such capacity, the "Surviving Entity"). The Merger shall have the effects set forth in the Maryland REIT Law and the MGCL. Accordingly, from and after the Merger Effective Time, the Surviving Entity shall have all the properties, rights, privileges, purposes and powers and debts, duties and Liabilities of Innkeepers REIT.

                        (b)    Subject to the terms and conditions of this Agreement, at the Merger Effective Time, Purchaser Acquisition Entity shall purchase one hundred (100) LP Units for a cash purchase price of one hundred dollars ($100.00) and Purchaser Acquisition Entity shall become a limited partner of Innkeepers LP.

             Section 1.2    Closing. Upon the terms, and subject to the conditions, of this Agreement, the closing of the Merger and the other transactions contemplated hereby (the "Closing") shall take place at 10:00 a.m., local time, as promptly as practicable but in no event later than the third Business Day after the satisfaction or waiver (by the party hereto entitled to grant such waiver) of the conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of such conditions) set forth in Article VI, or at such other time and on a date as agreed to by the parties hereto (such date, the "Closing Date") at the offices of Skadden, Arps, Slate, Meagher & Flom, LLP, 4 Times Square, New York, New York; provided, however, that notwithstanding the satisfaction or waiver of the conditions set forth in Article VI as of any date, the Purchaser Parties shall not be required to effect the Closing until June 29, 2007 (subject in each case to the satisfaction or waiver (by the party hereto entitled to grant such waiver) of all of the conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of such conditions) set forth in Article VI).

             Section 1.3    Effective Time.

                        (a)    On the Closing Date, Innkeepers REIT and Purchaser Acquisition Entity shall execute and file the Articles of Merger in accordance with, and shall make all other filings or recordings and take all such other action required with respect to the Merger, under the Maryland REIT Law and the MGCL. Unless Innkeepers REIT and Purchaser agree otherwise, the Merger shall become effective when the Articles of Merger have been accepted for record by the Maryland Department (the "Merger Effective Time").

             Section 1.4    Merger Consideration.

                        (a)    At the Merger Effective Time, by virtue of the Merger and without any further action on the part of Purchaser Acquisition Entity, Innkeepers REIT or the Innkeepers REIT Common Shareholders, each Innkeepers REIT Common Share issued and outstanding immediately prior to the Merger Effective Time that is owned by any Innkeepers Party or by any wholly-owned Subsidiary of Innkeepers REIT (other than, in each case, shares in trust accounts, managed accounts, custodial accounts and the like that are beneficially owned by third parties) shall automatically be cancelled and retired and shall cease to exist, and no payment shall be made with respect thereto.

                        (b)    At the Merger Effective Time, by virtue of the Merger and without any further action on the part of Purchaser Acquisition Entity, Innkeepers REIT or the Innkeepers REIT Common Shareholders, each Innkeepers REIT Common Share issued and outstanding immediately prior to the Merger Effective Time, other than the Innkeepers REIT Common Shares cancelled pursuant to Section 1.4(a), shall automatically be converted into the right to receive an amount in cash equal to $17.75 per share, without interest (the "Merger Consideration"), upon surrender of the Common Share Certificate formerly evidencing such share. All such Innkeepers REIT Common Shares, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a Common Share Certificate evidencing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor upon the surrender of such Common Share Certificates in accordance with Section 2.1, without interest.

                        (c)    At the Merger Effective Time, by virtue of the Merger and without any further action on the part of Purchaser Acquisition Entity, Innkeepers REIT, the Innkeepers REIT Common Shareholders or holders of any shares of Purchaser Acquisition Entity, each common share of beneficial interest, par value $0.01 per share, of Purchaser Acquisition Entity issued and outstanding immediately prior to the Merger Effective Time shall remain outstanding as one (1) issued and outstanding common share of beneficial interest of the Surviving Entity.

                        (d)    At the Merger Effective Time, by virtue of the Merger and without any further action on the part of Purchaser Acquisition Entity, Innkeepers REIT, the Innkeepers REIT Common Shareholders or holders of any shares of the 8.0% Series C Cumulative Preferred shares of beneficial interest, par value $0.01 per share, of Innkeepers REIT (the "Series C Preferred Shares" and, together with the Innkeepers REIT Common Shares, the "Innkeepers REIT Capital Stock"), each Series C Preferred Share issued and outstanding immediately prior to the Merger Effective Time shall automatically be converted into one (1) share of 8.0% Series A Cumulative Preferred shares of beneficial interest, par value $0.01 per share, of the Surviving Entity ("Surviving Entity Preferred Stock"). Each certificate representing Series C Preferred Shares immediately prior to the Merger Effective Time shall, as of the Merger Effective Time, automatically represent an equivalent number of shares of Surviving Entity Preferred Stock.

             Section 1.5    Partnership Amendment.

                        (a)    At the Merger Effective Time, the Second Amended and Restated Agreement of Limited Partnership of Innkeepers LP, as amended (the "Innkeepers LP Agreement") shall be amended and restated in its entirety to provide, inter alia, that each Innkeepers LP Unitholder (other than Purchaser Acquisition Entity) may, at such Innkeepers LP Unitholder's sole discretion, elect (each, an "Election") to (A) continue as a limited partner of the Surviving Partnership on such terms and subject to such conditions as set forth in the Innkeepers LP Agreement, as amended, or (B) convert such Innkeepers LP Unitholder’s LP Units into the right to receive cash, without interest (the "Partnership Consideration"), in an amount equal to the product of (i) the Merger Consideration multiplied by (ii) the number of Innkeepers REIT Common Shares issuable upon exchange of each such LP Unit in accordance with the terms of the Innkeepers LP Agreement, as in effect on the date hereof, or (C) make an Election with respect to some, but not all, of such Innkeepers LP Unitholder's LP Units (with the effects set forth in the foregoing clause (B) with respect to, but only with respect to, the LP Units covered by such Election); provided, further, that any such Innkeepers LP Unitholder who (x) is entitled to receive an amount of Partnership Consideration equal to $250,000 or less, in the aggregate, (y) is not an "accredited investor" (as such term is defined in Rule 501(a) under the Securities Act) or (z) would not be eligible, in Purchaser's reasonable judgment (after being advised by outside counsel), based on Purchaser's (and such counsel's) review of such Innkeepers LP Unitholder's responses to a questionnaire sent to the Innkeepers LP Unitholders (which questionnaire shall be in form and substance reasonably acceptable to Purchaser and Innkeepers REIT) and such other customary matters as are reasonably taken into account by Purchaser and its counsel, to continue as a limited partner of the Surviving Partnership in accordance with this Agreement without registration of such Innkeepers LP Unitholder's LP Units under the Exchange Act, the Securities Act or state securities or "blue sky" Laws, shall, in each of cases (x), (y) and (z), shall have no right to make an Election hereunder and such Innkeepers LP Unitholders’ LP Units shall be converted into the right to receive the Partnership Consideration. Elections shall be made in a form designated by Purchaser for that purpose, which form shall be reasonably acceptable to Innkeepers REIT (an "Election Form"). The Election Form shall (a) state that, by making an Election, an Innkeepers LP Unitholder shall be deemed to have (i) consented to the Innkeepers LP Amendment and (ii) unconditionally and irrevocably waived any and all rights such Innkeepers LP Unitholder may have against the Innkeepers Parties or the Purchaser Parties or any of their respective Subsidiaries, Affiliates or Representatives under the Innkeepers LP Agreement or the Surviving Partnership LP Agreement, in connection with and with respect to the Merger and the other transactions contemplated by this Agreement or otherwise, (b) when completed, specify the number of LP Units, if less than all, with respect to which an Election is made (failing which, the holder thereof shall be deemed to have made an Election with respect to all of such holder's LP Units), (c) provide any other information or certification relating to Taxes that is reasonably required in connection with the transactions contemplated hereby and (d) include a Unitholder Letter of Transmittal. In order to be effective, an Election Form must be duly completed, signed and submitted to Purchaser, and must be received by Purchaser by a date mutually agreed by Purchaser and Innkeepers REIT but in any event no earlier than 20 days following the date on which such Election Form is mailed and no later than 2 days prior to the Closing Date (the "Election Deadline") specified in the Election Form or in the Unitholder Letter of Transmittal. Any Innkeepers LP Unitholder who has the right to make, and has made, an Election pursuant to this Section 1.5(a) (each, an "Electing Holder") may at any time prior to the Election Deadline revoke such Election by written notice to Purchaser received by Purchaser prior to the Election Deadline. Any Electing Holder who does not submit a properly completed Election Form which is received by Purchaser prior to the Election Deadline, or who has duly revoked such Election, shall be deemed not to have made an Election and shall be entitled to receive the Partnership Consideration. Purchaser shall, in its sole discretion, determine whether an Election Form has been timely and properly completed, signed and submitted or revoked and whether to disregard immaterial defects in such form. Such decision shall be conclusive and binding. The Purchaser Parties agree to reasonably cooperate with the Innkeepers Parties in preparing any disclosure statement or other disclosure information to accompany the Election Form, including information applicable to an offering of securities exempt from registration under the Securities Act.

                        (b)    From and after the adoption of the Innkeepers LP Amendment, (i) each LP Unit issued and outstanding and held by Purchaser Acquisition Entity immediately prior to the Merger Effective Time shall be held by the Surviving Entity and shall remain a common limited partnership interest of the Surviving Partnership, and (ii) each LP Unit issued and outstanding immediately prior to the Merger Effective Time with respect to which the holder thereof has the right to make, and has duly made, an Election in accordance with Section 1.5(a) shall remain a limited partnership interest of the Surviving Partnership, designated as a Series D Preferred Limited Partnership Unit of the Surviving Partnership (the "Surviving Partnership Series D Units") pursuant to the Surviving Partnership LP Agreement, and, in each case, no payment shall be made pursuant to this Agreement with respect thereto. In addition, Purchaser shall contribute cash to the Surviving Partnership (directly or indirectly through depositing the same with the Exchange Agent in accordance with Section 2.1(a)) as needed to pay the Partnership Consideration to the non-Electing Holders, if any, and the Electing Holders who have elected to receive the Partnership Consideration, if any, and LP Units in the Surviving Partnership shall be issued to the Surviving Entity in an amount equal to the number of non-Electing Holders' LP Units in Innkeepers LP cancelled pursuant to Section 1.5(a) (which LP Units shall be treated as having been sold to the Surviving Entity by the non-Electing Holders for federal and applicable state income Tax purposes).

                        (c)    From and after the adoption of the Innkeepers LP Amendment, the general partnership interest of Innkeepers LP held by the General Partner, including each of the Series C Preferred Partnership Units (the "GP Units" and, together with the LP Units, collectively, the "Innkeepers LP Units"), issued and outstanding immediately prior to the Merger Effective Time, shall remain outstanding and held by the General Partner and shall constitute the only outstanding general partnership interest in the Surviving Partnership.

             Section 1.6    Organizational Documents.

                        (a)    The Amended and Restated Declaration of Trust of Purchaser Acquisition Entity and the Articles Supplementary related to the Surviving Entity Preferred Stock which is a part thereof, as in effect immediately prior to the Merger Effective Time and in the forms provided by Purchaser and Purchaser Acquisition Entity to Innkeepers REIT no fewer than five (5) days prior to the Merger Effective Time (which forms shall provide, among other things, for Surviving Entity Preferred Stock having preferences, rights, voting powers and restrictions identical to the Series C Preferred Shares), shall continue in full force and effect after the Merger Effective Time as the Declaration of Trust and Articles Supplementary of the Surviving Entity, until further amended in accordance with the terms thereof and applicable Maryland Law. The Bylaws of Purchaser Acquisition Entity, as in effect immediately prior to the Merger Effective Time, shall continue in full force and effect after the Merger Effective Time as the Bylaws of the Surviving Entity, until further amended in accordance with the terms of such Bylaws and applicable Maryland Law. Such Declaration of Trust, Articles Supplementary and Bylaws shall not be inconsistent with Section 5.8.

                        (b)    The Innkeepers LP Agreement, as in effect immediately prior to the Merger Effective Time, as amended following the date hereof by the Innkeepers LP Amendment (as amended, the "Surviving Partnership LP Agreement"), shall continue in full force and effect after the Merger Effective Time as the Agreement of Limited Partnership of the Surviving Partnership, until further amended in accordance with the terms of the Surviving Partnership LP Agreement and applicable Virginia Law. The Certificate of Limited Partnership of Innkeepers LP, as in effect immediately prior to the Merger Effective Time, shall continue in full force and effect after the Merger Effective Time as the Certificate of Limited Partnership of the Surviving Partnership, until further amended in accordance with the terms of such Certificate of Limited Partnership and applicable Virginia Law.

             Section 1.7    Directors and Officers; General Partner and Limited Partners.

                        (a)    The trustees of Purchaser Acquisition Entity and the officers of Innkeepers REIT immediately prior to the Merger Effective Time shall be the trustees and officers of the Surviving Entity, and such trustee and officers shall serve until their successors have been duly elected or appointed, or until their death, resignation or removal from office in accordance with the Surviving Entity's Declaration of Trust and Bylaws.

                        (b)    The trustees of Purchaser Acquisition Entity and the officers of the General Partner immediately prior to the Merger Effective Time shall be the directors and officers of the General Partner, and such directors and officers shall serve until their successors have been duly elected or appointed, or until their death, resignation or removal from office in accordance with the General Partner's Articles of Incorporation and Bylaws.

                        (c)    The general partner of Innkeepers LP immediately after the adoption of the Innkeepers LP Amendment shall be the General Partner, and the limited partners of the Innkeepers LP immediately after the adoption of the Innkeepers LP Amendment shall be the Surviving Entity, the General Partner and the Electing Holders, if any, who have elected to remain limited partners.

             Section 1.8    Innkeepers Common Share Options.

                        (a)    At the Merger Effective Time, except as otherwise agreed to by Purchaser and a holder of an option under an Innkeepers Option Plan, each outstanding option (collectively, the "Innkeepers Options") to purchase the Innkeepers REIT Common Shares granted under the Innkeepers REIT 1994 Share Incentive Plan, the Non-Employee Trustee's Share Incentive Plan and the Innkeepers REIT Trustees' Share Incentive Plan (collectively, the "Innkeepers Option Plans"), whether or not then vested or exercisable, shall be cancelled and of no further force and effect and the holder of any such option shall be entitled to receive, from and after the Merger Effective Time, an amount in cash equal to the product of (i) the number of the Innkeepers REIT Common Shares such holder could have purchased under such Innkeepers Option (assuming full vesting) had such holder exercised such Innkeepers Option in full immediately prior to the Merger Effective Time and (ii) the excess, if any, of the Merger Consideration over the exercise price per share or unit of such Innkeepers Option, which cash payment shall be treated as compensation and shall be net of any applicable withholding Tax (the "Option Merger Consideration"). Notwithstanding the foregoing, if the exercise price per share provided for in any Innkeepers Option exceeds the Merger Consideration, no cash shall be paid with regard to such Innkeepers Option to the holder of such Innkeepers Option. Prior to the Merger Effective Time, Innkeepers REIT shall use reasonable best efforts to establish a procedure to effectuate this Section 1.8(a). In connection with the Merger, as of immediately prior to the Merger Effective Time, any restrictions with respect to outstanding restricted shares awarded under the Innkeepers Option Plans shall terminate or lapse. Upon the termination or lapse of such restrictions, such shares shall be automatically converted into the right to receive the Merger Consideration on the terms and conditions set forth in the applicable sections of this Article I. In connection with the Merger, as of immediately prior to the Merger Effective Time, any awards of Innkeepers REIT Common Shares or cash denominated in Innkeepers REIT Common Shares, the vesting of which is subject to the achievement of certain performance ("Stock Performance Awards" and "Cash Performance Awards," respectively and together the "Performance Awards"), shall vest and (i) the Innkeepers REIT Common Shares underlying the Stock Performance Awards shall be automatically converted into the right to receive the Merger Consideration on the terms and conditions set forth in the applicable sections of this Agreement and (ii) the Cash Performance Awards shall be shall be converted into a right to receive a cash payment equal to the product of (A) the Merger Consideration and (B) the number of Innkeepers REIT Common Shares subject to such Performance Cash Award, in each case subject to any applicable withholding Tax.

                        (b)    Innkeepers REIT covenants that it shall use its reasonable best efforts to ensure that Innkeepers Option Plans shall terminate as of the Merger Effective Time and all awards, including the Innkeepers Options and the Performance Awards, shall be terminated and the provisions in any other plan, program, arrangement or agreement providing for the issuance or grant of any other interest in respect of the equity interests of Innkeepers REIT or any of Innkeepers Subsidiaries shall be of no further force or effect and shall be deemed to be terminated as of the Merger Effective Time and no holder of an Innkeepers Option or Performance Award or any participant in any Innkeepers Option Plans shall have any right thereunder to (i) acquire any securities of Innkeepers REIT, the Surviving Entity or any Subsidiary thereof or (ii) receive any payment or benefit with respect to any award previously granted under Innkeepers Option Plans except as provided in Section 1.8(a).

             Section 1.9    Termination of DRIP. Innkeepers REIT shall take all actions necessary to terminate Innkeepers REIT's Dividend Reinvestment and Share Purchase Plan (the "DRIP"), effective no later than immediately prior to the Merger Effective Time, and ensure that no purchase or other rights under the DRIP enable the holder of such rights to acquire any interest in the Surviving Entity, Purchaser, any Purchaser Subsidiary, including Purchaser Acquisition Entity, any Innkeepers Party or any Innkeepers Subsidiary, as a result of such purchase or the exercise of such rights at or after the Merger Effective Time.

ARTICLE II

EFFECTS OF THE MERGER; EXCHANGE OF CERTIFICATES

             Section 2.1    Payment for Securities.

                        (a)    Exchange Agent. At or before the Merger Effective Time, Purchaser shall appoint a bank or trust company reasonably satisfactory to Innkeepers REIT to act as Exchange Agent (the "Exchange Agent") for the payment in accordance with this Article II of the Merger Consideration, the Option Merger Consideration and the Partnership Consideration (collectively, such cash constituting the Merger Consideration, the Option Merger Consideration and the Partnership Consideration, the "Exchange Fund"). On or before the Merger Effective Time, Purchaser shall deposit by wire transfer of cash immediately available funds in the amount of the Exchange Fund with the Exchange Agent for the benefit of the holders of the Innkeepers REIT Common Shares, the LP Units, the Innkeepers Options, and Performance Awards. The Exchange Agent shall make payments of the Merger Consideration, the Option Merger Consideration and the Partnership Consideration out of the Exchange Fund in accordance with this Agreement, the Articles of Merger and the Innkeepers LP Amendment. The Exchange Fund shall not be used for any other purpose. Any and all interest earned on cash deposited in the Exchange Fund shall be paid to the Surviving Entity.

                        (b)    Exchange Procedures.

                        (i)   As promptly as practicable following the Merger Effective Time (but in no event later than five (5) Business Days following the Merger Effective Date), Purchaser shall cause the Exchange Agent to mail (A) to each holder of record of a certificate or certificates (each, a "Common Share Certificate") that immediately prior to the Merger Effective Time evidenced outstanding Innkeepers REIT Common Shares, whose shares were converted into the right to receive the Merger Consideration pursuant to Section 1.4(b), (x) a letter of transmittal (a "Letter of Transmittal"), which shall specify that delivery shall be effected and risk of loss and title to the Common Share Certificates shall pass only upon delivery of the Common Share Certificates to the Exchange Agent and shall be in such form and have such other provisions as Purchaser or the Surviving Entity may reasonably specify and (y) instructions for use in effecting the surrender of the Common Share Certificates in exchange for the Merger Consideration and (B) to each holder of (x) an Innkeepers Option entitled to receive Option Merger Consideration pursuant to Section 1.8(a) and (y) a Cash Performance Award entitled to receive Merger Consideration pursuant to Section 1.8(a), a check in an amount equal to the Option Merger Consideration or Merger Consideration, as applicable, due and payable to such holder pursuant to Section 1.8(a) in respect of such Innkeepers Option or Cash Performance Award.

                       (ii)   Upon surrender of a Common Share Certificate for cancellation to the Exchange Agent, together with a Letter of Transmittal, duly executed, and any other documents reasonably required by the Exchange Agent, Purchaser or the Surviving Entity, (A) the holder of such Common Share Certificate shall be entitled to receive in exchange therefor a check in the amount equal to the per share cash amount of the Merger Consideration, which such holder has the right to receive pursuant to the provisions of Section 1.4(b), and (B) the Common Share Certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 2.1, each such Common Share Certificate shall be deemed at any time after the Merger Effective Time to represent only the right to receive upon such surrender the Merger Consideration.

                      (iii)   In the event of a transfer of ownership of Innkeepers REIT Common Shares which is not registered in the transfer records of Innkeepers REIT, the Merger Consideration shall be paid to a transferee if (A) the Common Share Certificate evidencing such Innkeepers REIT Common Shares is presented to the Exchange Agent properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer and accompanied by all documents reasonably required by the Exchange Agent to evidence and effect such transfer, and (B) such transferee shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the Common Share Certificate or establish to the satisfaction of the Exchange Agent, Purchaser and the Surviving Entity that such Tax has been paid or is not applicable.

                        (c)    Payment with respect to the LP Units; Effect on LP Units.

                        (i)   Purchaser Acquisition Entity shall purchase one hundred (100) Common Units of Innkeepers LP for a cash purchase price of one hundred dollars ($100.00) and Purchaser Acquisition Entity shall be a limited partner of Innkeepers LP.

                       (ii)   As promptly as practicable after the Merger Effective Time (but in no event later than five (5) Business Days following the Merger Effective Time), Purchaser shall cause the Exchange Agent to mail to each holder of LP Units listed on Schedule A of the Innkeepers LP Agreement immediately prior to the Merger Effective Time, who has not validly completed and properly delivered an Election Form prior to the Election Deadline, (A) a letter of transmittal (a "Unitholder Letter of Transmittal") which shall certify to Purchaser and to the Exchange Agent the number of LP Units held by such holder and shall be in such form and have such other provisions as Purchaser or the Surviving Entity may reasonably specify, (B) instructions for use in effecting the delivery of the Unitholder Letter of Transmittal in order to receive the Partnership Consideration (if such Innkeepers LP Unitholder is not an Electing Holder) and (C) an Election Form.

                      (iii)   Upon delivery of a Unitholder Letter of Transmittal, duly executed, and any other documents reasonably required by the Exchange Agent,

Purchaser or the Surviving Entity, Innkeepers LP Unitholder identified in such Unitholder Letter of Transmittal (except for any Electing Holder who elects to remain a limited partner) shall be entitled to a check in the amount equal to the per unit cash amount of the Partnership Consideration, which such holder has the right to receive pursuant to the provisions of Section 1.5(a).

                      (iv)   In the event of a transfer of ownership of LP Units which is not listed on Schedule A of the Innkeepers LP Agreement, the Partnership Consideration shall be paid to a transferee if (A) such transferee delivers a Unitholder Letter of Transmittal in accordance with Section 2.1(c)(i), and (B) such transferee shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the LP Unit or establish to the satisfaction of the Exchange Agent, Purchaser and the Surviving Partnership that such Tax has been paid or is not applicable.

                       (v)   Upon surrender to the Exchange Agent of a Unitholder Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, and subject to and conditioned upon the Merger, the Electing Holder party thereto shall be entitled to receive in exchange therefor (A) cash in respect of the Partnership Consideration which such holder has the right to receive pursuant to the provisions of Section 1.5(a) for any LP Units as to which such Electing Holder has not made an Election and (ii) Surviving Partnership Series D Units, which such Electing Holder has the right to receive pursuant to the provisions of Section 1.5(a), for any LP Units as to which such Electing Holder has made an Election.

                        (d)    Tax Characterizations. Purchaser and Innkeepers REIT intend that, for U.S. federal and state income tax purposes, the Merger shall be treated as a taxable sale by Innkeepers REIT of all of Innkeepers REIT's assets to Purchase Acquisition Entity in exchange for the Merger Consideration and the assumption of Innkeepers REIT's Liabilities, followed by a liquidating distribution of such Merger Consideration to the holders of the Innkeepers REIT Common Shares pursuant to Section 331 and Section 562 of the Code. This Agreement shall constitute a "plan of liquidation" of Innkeepers REIT for U.S. federal income tax purposes.

                        (e)    No Further Ownership Rights.

                        (i)   The Merger Consideration paid upon the surrender or exchange of the Common Share Certificates (if any) evidencing Innkeepers REIT Common Shares in accordance with the terms hereof shall be deemed to have been delivered and paid in full satisfaction of all rights and privileges pertaining to such Innkeepers REIT Common Shares and, after the Merger Effective Time, there shall be no further registration of transfers on the transfer books of the Surviving Entity of the Innkeepers REIT Common Shares. If, after the Merger Effective Time, Common Share Certificates are presented to the Surviving Entity, for any reason, they shall be cancelled and exchanged as provided in this Article II.

                       (ii)   The Partnership Consideration paid with respect to LP Units in accordance with the terms hereof shall be deemed to have been delivered and paid in full satisfaction of all rights and privileges pertaining to such LP Units.

                      (iii)   The Option Merger Consideration paid with respect to the Innkeepers Options in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights and privileges pertaining to the cancelled Innkeepers Options, and on and after the Merger Effective Time the holder of an Innkeepers Option shall have no further rights with respect to any Innkeepers Option, other than the right to receive the Option Merger Consideration as provided in Section 1.8(a).

                      (iv)   The Merger Consideration paid with respect to the Performance Awards in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights and privileges pertaining to such Performance Awards, and on and after the Merger Effective Time the holder of a Performance Award shall have no further rights with respect to any Performance Award, other than the right to receive the Merger Consideration as provided in Section 1.8(a).

                        (f)    Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest and other income received with respect thereto) that remains undistributed to the former holders of Innkeepers REIT Common Shares, LP Units, Innkeepers Options or Performance Awards on the six (6) month anniversary of the Merger Effective Time shall be delivered to Purchaser, upon demand, and any former holders of the Innkeepers REIT Common Shares, LP Units, Innkeepers Options or Performance Awards who have not theretofore received any Merger Consideration, the Option Merger Consideration or Partnership Consideration, as applicable, to which they are entitled under this Article II, shall thereafter look only to the Surviving Entity or the Surviving Partnership, as applicable, for payment of their claims with respect thereto.

                        (g)    No Liability. None of the Purchaser Parties, the Surviving Entity or the Surviving Partnership, or any of their respective equity holders, partners, employees, consultants, officers, directors, agents, attorneys, accountants, financial advisors, debt and equity financing sources and other representatives (collectively, "Representatives") or Affiliates, shall be liable to any holder of Innkeepers REIT Common Shares, LP Units, Innkeepers Options or Performance Awards for any part of the Merger Consideration, the Option Merger Consideration or Partnership Consideration, as applicable, delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of any such Innkeepers REIT Common Shares, LP Units, Innkeepers Options or Performance Awards immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any federal, state or local government or any court, regulatory or administrative agency or commission, governmental arbitrator or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity"), shall, to the extent permitted by applicable Law, become the property of the Surviving Entity or the Surviving Partnership, as applicable, free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

                        (h)    Lost, Stolen or Destroyed Certificates. If any Common Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Common Share Certificate to be lost, stolen or destroyed and, if required by Purchaser or the Surviving Entity, the posting by such Person of a bond in such reasonable amount as Purchaser or the Surviving Entity may direct as indemnity against any claim that may be made against it with respect to such Common Share Certificate, the Exchange Agent shall pay in exchange for such lost, stolen or destroyed Common Share Certificate the appropriate amount of the Merger Consideration.

                        (i)    Withholding of Tax. Purchaser, the Surviving Entity, the Surviving Partnership or the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration, the Option Merger Consideration or the Partnership Consideration otherwise payable pursuant to this Agreement to any holder of Innkeepers REIT Common Shares, LP Units, Innkeepers Options or Performance Awards such amount as Purchaser, the Surviving Entity, the Surviving Partnership, any Affiliate of the Surviving Entity or the Surviving Partnership or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Law related to Taxes. To the extent that amounts are so withheld by the Surviving Entity, the Surviving Partnership or the Exchange Agent, such withheld amounts shall be (A) paid over to the applicable Governmental Entity in accordance with applicable Law and (B) treated for all purposes of this Agreement as having been paid to the former holder of Innkeepers REIT Common Shares, LP Units, Innkeepers Options or Performance Awards in respect of which such deduction and withholding was made by the Surviving Entity, the Surviving Partnership or the Exchange Agent.

                        (j)    No Dissenters' Rights. No dissenters' or appraisal rights shall be available with respect to the Merger or the other transactions contemplated hereby.

                        (k)    Additional Actions. If, at any time after the Merger Effective Time, Purchaser shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other documents, actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Entity or the Surviving Partnership its right, title or interest in, to or under any of the rights, properties or assets of any of the Purchaser Parties or the Innkeepers Parties, or otherwise to carry out this Agreement, the officers of the Surviving Entity and the Surviving Partnership shall be authorized to execute and deliver, in the name and on behalf of any of the Purchaser Parties or the Innkeepers Parties, all such deeds, bills of sale, assignments, assurances and other documents and to take and do, in the name and on behalf of any of the Purchaser Parties or the Innkeepers Parties, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Entity or the Surviving Partnership or otherwise to carry out this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

             Section 3.1    Representations and Warranties of the Innkeepers Parties. Except (i) as set forth in Innkeepers REIT's Form 10-K for the fiscal year ended December 31, 2006

(except for the Management Discussion & Analysis, financial statements (and the notes thereto), the forward looking statements therein and the risk factors thereof), (ii) as expressly and specifically disclosed in any Innkeepers REIT SEC Documents filed since the date of the filing of such Form 10-K and prior to the date hereof (except, in each case, for the financial statements (and the notes thereto), the forward looking statements therein and the risk factors thereof, as applicable) and (iii) as set forth in the disclosure letter, dated as of the date hereof and delivered to Purchaser by the Innkeepers Parties in connection with the execution and delivery of this Agreement (the "Innkeepers Disclosure Letter"), each of the Innkeepers Parties hereby jointly and severally represents and warrants to the Purchaser Parties as follows, in each case, as of the date hereof and as of the Closing Date (or, in each case, if made as of a specific date, as of such date):

                        (a)    Organization, Standing and Trust Power of Innkeepers REIT. Innkeepers REIT is a real estate investment trust duly formed, validly existing and in good standing under the Laws of the State of Maryland and has all of the requisite power, authority and all necessary government approvals or licenses to own and lease its properties, and to conduct its business as now being conducted. Innkeepers REIT is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business it is conducting, or the ownership or leasing of its properties or the management of properties for others makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, constitute an Innkeepers Material Adverse Effect. Innkeepers REIT has previously provided or made available to Purchaser (by public filing with the SEC or otherwise) complete and correct copies of Innkeepers REIT's Amended and Restated Declaration of Trust, the Articles Supplementary to the Declaration of Trust and the Amendments to the Amended and Restated Declaration of Trust, in each case, as in effect on the date hereof (collectively, the "Innkeepers REIT Charter"), and Innkeepers REIT's Amended and Restated Bylaws, as amended through, and as in effect on, the date hereof (the "Innkeepers REIT Bylaws"). The Innkeepers REIT Charter and the Innkeepers REIT Bylaws are each in full force and effect.

                        (b)    Innkeepers Subsidiaries; Interests in Other Persons.

                        (i)   Each Innkeepers Subsidiary is duly organized, validly existing and, as applicable, in good standing under the Laws of its jurisdiction of formation and has all of the requisite corporate, partnership, limited liability company or other organizational power and authority and all necessary government approvals and licenses to own and lease its properties and to conduct its business as now being conducted, except where the failure to have such approvals or licenses would not, individually or in the aggregate, constitute an Innkeepers Material Adverse Effect. Each Innkeepers Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties or the management of properties for others makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, constitute an Innkeepers Material Adverse Effect. Section 3.1(b)(i) of the Innkeepers Disclosure Letter sets forth (A) all of the Innkeepers Subsidiaries and their respective jurisdictions of formation, and (B) each owner and the respective amount of such owner's equity interest in each Innkeepers Subsidiary. All outstanding equity interests in each Innkeepers Subsidiary have been duly authorized and are validly issued, fully paid and (except for general partnership interests) non-assessable, and are not subject to any preemptive rights and are owned, directly or indirectly, by Innkeepers REIT and are so owned free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens"). There are no outstanding options, warrants or other rights to acquire ownership interests from any Innkeepers Subsidiary.

                        (ii)   Except for the stock of, or other equity interests in, the Innkeepers Subsidiaries disclosed in Section 3.1(b)(i) of the Innkeepers Disclosure Letter, and the other interests disclosed in Section 3.1(b)(ii) of the Innkeepers Disclosure Letter (the "Innkeepers Other Interests"), neither Innkeepers REIT nor any of the Innkeepers Subsidiaries owns any stock or other ownership or equity interest in any Person. Neither Innkeepers REIT nor any Innkeepers Subsidiary has violated any provision of any organizational documents governing or otherwise relating to its rights or interests in any Innkeepers REIT Other Interests that would, individually or in the aggregate, constitute an Innkeepers Material Adverse Effect.

                        (c)    Capital Structure.

                        (i)   Shares

                              (A)   The authorized shares of Innkeepers REIT Capital Stock consist of (x) 100,000,000 Innkeepers REIT Common Shares and (y) 20,000,000 preferred shares, par value $0.01 per share, of which 5,800,000 preferred shares have been designated as Series C Preferred Shares.

                              (B)   As of the date of this Agreement, (x) 47,805,765 Innkeepers REIT Common Shares (including an aggregate of 279,173 restricted Innkeepers REIT Common Shares granted under the Innkeepers Option Plans) and (y) 5,800,000 Series C Preferred Shares are validly issued and outstanding, and no other series of shares of Innkeepers REIT Capital Stock are issued or outstanding.

                              (C)   As of the date of this Agreement, (w) 323,500 Innkeepers REIT Common Shares were reserved for issuance upon exercise of outstanding Innkeepers Options, (x) 665,981 Innkeepers REIT Common Shares were reserved for issuance upon exchange of LP Units for Innkeepers REIT Common Shares pursuant to the Innkeepers LP Agreement, (y) 237,500 Innkeepers REIT Common Shares were reserved for issuance upon exercise of outstanding Stock Performance Awards and (z) the cash equivalent of 225,000 Innkeepers REIT Common Shares were reserved for issuance upon exercise of outstanding Cash Performance Awards.

                              (D)   Except as set forth in this Section 3.1(c) or in Section 3.1(c)(i)(D) of the Innkeepers Disclosure Letter, there are issued and outstanding or reserved for issuance: (w) no shares or other equity securities of Innkeepers REIT; (x) no restricted Innkeepers REIT Common Shares or performance share awards relating to the equity interests of Innkeepers REIT; (y) no securities of Innkeepers REIT or any

Innkeepers Subsidiary or securities or assets of any other entity convertible into or exchangeable for stock or other equity securities of Innkeepers REIT or any Innkeepers Subsidiary; and (z) no subscriptions, options, warrants, conversion rights, stock appreciation rights, "phantom" stock, stock units, calls, claims, rights of first refusal, rights (including preemptive rights), commitments, arrangements or agreements to which Innkeepers REIT or any Innkeepers Subsidiary is a party or by which it is bound in any case obligating Innkeepers REIT or any Innkeepers Subsidiary to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, shares of beneficial interest or other equity securities of Innkeepers REIT or of any Innkeepers Subsidiary, or obligating Innkeepers REIT or any Innkeepers Subsidiary to grant, extend or enter into any such subscription, option (including any Innkeepers Option), warrant, conversion right, stock appreciation right, call, right, commitment, arrangement or agreement. All outstanding shares of Innkeepers REIT are, and all shares reserved for issuance shall be, upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable, duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of, any preemptive right, purchase option, call option, right of first refusal, subscription or any other similar right.

                              (E)   Except as set forth in Section 3.1(c)(i)(E) of the Innkeepers Disclosure Letter, all dividends or distributions on securities of Innkeepers REIT or any Innkeepers Subsidiary that have been declared or authorized prior to the date of this Agreement have been paid in full.

                       (ii)   Innkeepers LP Units

                              (A)   As of the date of this Agreement, (x) 47,987,029 LP Units (665,981 of which are held by the Class A limited partners of Innkeepers LP and 47,321,048 of which are held by the General Partner), (y) no Class B limited partnership interests in Innkeepers LP and (z) 5,800,000 GP Units are validly issued and outstanding, and no other series of limited or general partnership interests of Innkeepers LP are issued and outstanding. All such Innkeepers LP Units are duly authorized, validly issued and are not subject to preemptive rights, and any capital contributions required to be made by the holders thereof have been made.

                              (B)   The General Partner is the sole general partner of Innkeepers LP and as of the date of this Agreement holds 484,717 GP Units, representing 100% of the outstanding GP Units. Section 3.1(c)(ii)(B) of the Innkeepers Disclosure Letter sets forth the name of, and the number and class of Innkeepers LP Units held by, each partner in Innkeepers LP.

                              (C)   Each LP Unit held by a limited partner of Innkeepers LP may, under the circumstances and subject to the conditions set forth in the Innkeepers LP Agreement, be redeemed for cash or converted to Innkeepers REIT Common Shares on a one-for-one basis. As of the date of this Agreement, no notice has been received by any Innkeepers Party of the exercise of any of the rights set forth in this Section 3.1(c)(ii), which remain outstanding on the date hereof.

                      (iii)   Miscellaneous

                              (A)   Except for this Agreement and the Innkeepers LP Agreement or as set forth in Section 3.1(c)(iii)(A) of the Innkeepers Disclosure Letter, there are no (x) shareholder agreements, voting trusts, proxies or other agreements or understandings relating to the voting of any shares of Innkeepers REIT or partnership interests in Innkeepers LP or any ownership interests in any other Innkeepers Subsidiary to which Innkeepers REIT or any Innkeepers Subsidiary is a party or by which it is bound or (y) agreements or understandings relating to the sale or transfer (including agreements imposing transfer restrictions) of any shares of Innkeepers REIT or any Innkeepers Subsidiary to which Innkeepers REIT or any Innkeepers Subsidiary is a party or by which it is bound.

                              (B)   No holder of securities in Innkeepers REIT or any Innkeepers Subsidiary has any right to have the offering or sale of such securities registered by Innkeepers REIT or any Innkeepers Subsidiary, as the case may be.

                              (C)   Except for LP Units, there are not any Innkeepers Subsidiaries in which any officer, trustee or director of Innkeepers REIT or any Innkeepers Subsidiary owns any share, stock or other securities. There are no agreements or understandings between Innkeepers REIT or any Innkeepers Subsidiary and any Person that could cause such Person to be treated as holding any stock or security in Innkeepers REIT or any Innkeepers Subsidiary as an agent for, or nominee of, Innkeepers REIT or any Innkeepers Subsidiary.

                        (d)     Authority; No Violations; Consents and Approval.

                        (i)   Except as set forth in Section 3.1(d)(i) of the Innkeepers Disclosure Letter, (A) the Innkeepers REIT Board of Trustees (x) determined that this Agreement, the Merger and the other transactions contemplated hereby, taken together, are fair to, advisable and in the best interests of Innkeepers REIT and the shareholders of Innkeepers REIT, (y) voted to (1) approve this Agreement and the transactions contemplated hereby, including the Merger, (2) recommended acceptance and approval by the Innkeepers REIT Common Shareholders of this Agreement, the Merger and the other transactions contemplated hereby (the "Innkeepers Board Recommendation") and (3) directed that the Merger and the other transactions contemplated hereby be submitted for consideration at a special meeting of the Innkeepers REIT Common Shareholders (the "Innkeepers REIT Shareholder Meeting"), (B) the board of directors of the General Partner, as general partner of Innkeepers LP, has approved this Agreement and the transactions contemplated hereby and (C) at least two-thirds of the Innkeepers LP Unitholders, in their capacity as limited partners of Innkeepers LP, have irrevocably consented and agreed to Innkeepers REIT, the General Partner and Innkeepers LP entering into the Innkeepers LP Amendment and the Merger Agreement. Except as set forth in Section 3.1(d)(i) of the Innkeepers Disclosure Letter, Innkeepers REIT has all requisite trust power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject, solely with respect to the consummation of the Merger, to receipt of the Innkeepers Shareholder Approval and the acceptance for record of the Articles of Merger by the Maryland Department. Except as set forth in Section 3.1(d)(i) of the Innkeepers Disclosure Letter, each other Innkeepers Subsidiary, other than the General Partner, that is a party to this Agreement has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. Except as set forth in Section 3.1(d)(i) of the Innkeepers Disclosure Letter, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate, trust or other organizational action on the part of each applicable Innkeepers Party and each applicable Innkeepers Subsidiary, subject, solely with respect to the consummation of the Merger, to receipt of the Innkeepers Shareholder Approval. Except as set forth in Section 3.1(d)(i) of the Innkeepers Disclosure Letter, this Agreement has been duly executed and delivered by each Innkeepers Party and subject, solely with respect to the consummation of the Merger, to receipt of the Innkeepers Shareholder Approval and assuming due execution and delivery by each of the Purchaser Parties, constitutes a legal, valid and binding obligation of each Innkeepers Party, enforceable against each Innkeepers Party in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors' rights and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                       (ii)   Subject to receipt of the Innkeepers Shareholder Approval, except as set forth in Section 3.1(d)(ii) of the Innkeepers Disclosure Letter, the execution and delivery of this Agreement by each Innkeepers Party, as applicable, does not, and the consummation of the transactions contemplated hereby, as applicable, and compliance with the provisions hereof, as applicable, shall not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, or the loss of a benefit under, or give rise to a right of purchase under, result in the creation of any Lien upon any of the properties or assets of Innkeepers REIT or any of the Innkeepers Subsidiaries under, require the Consent of any third party or otherwise result in a detriment or default to Innkeepers REIT or any of the Innkeepers Subsidiaries under, any provision of (A) the Innkeepers REIT Charter or the Innkeepers REIT Bylaws or any provision of the comparable charter or organizational documents of any of the Innkeepers Subsidiaries, (B) any Material Contract or loan or credit agreement or note, or any bond, mortgage, indenture, guarantee, lease, contract or other agreement, instrument, permit, concession, franchise or license applicable to Innkeepers REIT or any of the Innkeepers Subsidiaries, or to which their respective properties or assets are bound or any guarantee by Innkeepers REIT or any of the Innkeepers Subsidiaries of any of the foregoing, (C) any joint venture or other ownership arrangement or (D) assuming the Consents referred to in Section 3.1(d)(iii) are duly and timely obtained or made and the Innkeepers Shareholder Approval has been obtained, any Law or Order applicable to or binding upon Innkeepers REIT or any of the Innkeepers Subsidiaries, or any of their respective properties or assets, other than, in the case of clauses (B) and (C), any such conflicts, violations, defaults, rights, Liens or detriments that would not, individually or in the aggregate, constitute an Innkeepers Material Adverse Effect.

                      (iii)   No Consent from any Governmental Entity, is required by or on behalf of Innkeepers REIT or any of the Innkeepers Subsidiaries in connection with the execution and delivery of this Agreement by any of the Innkeepers Parties or the consummation by any of the Innkeepers Parties of the transactions contemplated hereby, except for: (A) the filing with the Securities and Exchange Commission (the "SEC") of (1) (x) a proxy statement in preliminary and definitive form (the "Proxy Statement") relating to the Innkeepers REIT Shareholder Meeting held in connection with the Merger and (y) other documents otherwise required in connection with the transactions contemplated hereby and (2) such reports under Section 13(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and such other compliance with the Exchange Act and the rules and regulations thereunder, as may be required in connection with this Agreement and the transactions contemplated hereby; (B) the filing of the Articles of Merger with, and the acceptance for record of the Articles of Merger by, the Maryland Department; (C) such filings and approvals as may be required by any applicable state securities or "blue sky" Laws; (D) such filings as may be required in connection with state or local transfer or sales Taxes; (E) compliance with the rules and regulations of the New York Stock Exchange (the "NYSE"); and (F) any such other consent, approval, order, authorization, registration, declaration, filing, permit or notification (collectively, the "Consents") that the failure to obtain or make, would not, individually or in the aggregate, constitute an Innkeepers Material Adverse Effect.

                        (e)    SEC Documents.

                        (i)   Innkeepers REIT has previously provided or made available to Purchaser (by public filing with the SEC or otherwise) a true and complete copy of each report, schedule, registration statement, other statement (including proxy statements) and information filed by Innkeepers REIT with the SEC since January 1, 2004 and prior to or on the Closing Date (the "Innkeepers REIT SEC Documents"), which are all the documents (other than preliminary material) that Innkeepers REIT was required to file with the SEC since January 1, 2004 through the date hereof pursuant to the federal securities Laws and the SEC rules and regulations thereunder. As of their respective dates, the Innkeepers REIT SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Innkeepers REIT SEC Documents, in each case as in effect at such time, and none of the Innkeepers REIT SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later Innkeepers REIT SEC Documents filed and publicly available prior to the date of this Agreement. Innkeepers REIT does not have any outstanding and unresolved comments from the SEC with respect to any of the Innkeepers REIT SEC Documents. The consolidated financial statements of Innkeepers REIT (including the notes thereto) included in the Innkeepers REIT SEC Documents (including the audited consolidated balance sheet of Innkeepers REIT (the "Balance Sheet") as at December 31, 2006 (the "Balance Sheet Date") and the audited consolidated statements of income for the twelve (12) months ended December 31, 2006 and December 31, 2005 complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present, in accordance with applicable requirements of GAAP and the applicable rules and regulations of the SEC, in each case, as in effect at such time, the assets, Liabilities and the consolidated financial position of Innkeepers REIT and the Innkeepers Subsidiaries, taken as a whole, as of their respective dates and the consolidated results of operations and cash flows of Innkeepers REIT and the Innkeepers Subsidiaries taken as a whole, for the periods presented therein. The books of account and other financial records of Innkeepers REIT and the Innkeepers Subsidiaries are accurately reflected in all material respects in the financial statements included in the Innkeepers REIT SEC Documents. No Innkeepers Subsidiary is required to make any filing with the SEC.

                        (f)    Absence of Certain Changes or Events. Since the Balance Sheet Date, each of Innkeepers REIT and the Innkeepers Subsidiaries has conducted its business only in the ordinary course consistent with past practice, and there has not been, except as expressly and specifically disclosed in Innkeepers REIT's filings under the Exchange Act filed prior to the date hereof, as required under this Agreement or as set forth in Section 3.1(f) of the Innkeepers Disclosure Letter: (i) (A) individually or in the aggregate, an Innkeepers Material Adverse Effect; (B) any declaration, setting aside for payment or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Innkeepers REIT Common Shares, the Series C Preferred Shares or any LP Units; (C) any amendment of any term of any outstanding security of Innkeepers REIT or any Innkeepers Subsidiary; (D) any repurchase, redemption or other acquisition by Innkeepers REIT or any Innkeepers Subsidiary of any outstanding shares, stock or other securities of, or other ownership interests in, Innkeepers REIT or any Innkeepers Subsidiary; (E) any change in any method of accounting or accounting practice or any material change in any tax method or election by Innkeepers REIT or any Innkeepers Subsidiary; or (F) any material commitment, contractual obligation (including any management or franchise agreement, any lease (capital or otherwise) or any letter of intent), borrowing, guarantee, capital expenditure or transaction (each, a "Commitment") entered into by Innkeepers REIT or by any Innkeepers Subsidiary other than in the ordinary course of business consistent with past practice and, with respect to capital expenditures, in accordance with the capital expenditure budgets that have been previously provided to the Purchaser Parties, except for Commitments for expenses of attorneys, accountants, investment bankers and other advisors incurred in connection with the Merger; or (ii) any split, combination or reclassification of any Innkeepers REIT Capital Stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, or giving the right to acquire by exchange or exercise, any capital stock, shares of beneficial interest or any issuance of an ownership interest in, any Innkeepers Subsidiary.

                        (g)    No Undisclosed Material Liabilities. Except as expressly and specifically disclosed in Innkeepers REIT SEC Documents filed prior to the date hereof, there are no Liabilities of Innkeepers REIT or any of the Innkeepers Subsidiaries of a nature required to be reflected in a balance sheet of Innkeepers REIT prepared in accordance with GAAP, whether accrued, contingent, absolute or determined, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a Liability, other than: (i) Liabilities adequately provided for on the Balance Sheet, (ii) Liabilities incurred in the ordinary course of business consistent with past practice subsequent to the Balance Sheet Date and (iii) such other Liabilities as would not, individually or in the aggregate, constitute an Innkeepers REIT Material Adverse Effect.

                        (h)    No Default. Neither Innkeepers REIT nor any of the Innkeepers Subsidiaries is or has been since the Balance Sheet Date in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of (i) any material term, condition or provision of the Innkeepers REIT Charter or the Innkeepers REIT Bylaws or the comparable charter or organizational documents of any of the material Innkeepers Subsidiaries; provided, that for purposes of this clause (i) any default or violation of a provision that would cause Innkeepers REIT to cease to be qualified as a real estate investment trust shall be deemed to be material, (ii) any term, condition or provision of any loan or credit agreement or any note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license to which Innkeepers REIT or any of the Innkeepers Subsidiaries is now a party or by which Innkeepers REIT or any of the Innkeepers Subsidiaries or any of their respective properties or assets is bound or (iii) any Law or Order applicable to or binding upon Innkeepers REIT or any of the Innkeepers Subsidiaries or any of their respective properties or assets, except, in the case of clauses (ii) and (iii), for defaults or violations which would not, individually or in the aggregate, constitute an Innkeepers Material Adverse Effect.

                        (i)    Compliance with Applicable Laws. Innkeepers REIT and the Innkeepers Subsidiaries hold all permits, licenses, certificates, registrations, variances, exemptions, orders, franchises and approvals of all Governmental Entities necessary or required by any applicable Law or Order for the lawful conduct of their respective businesses (including permits required by Environmental Laws, the "Innkeepers Permits"), except where the failure so to hold would not, individually or in the aggregate, constitute an Innkeepers Material Adverse Effect. Except as set forth in Section 3.1(i) of the Innkeepers Disclosure Letter, each of Innkeepers REIT and the Innkeepers Subsidiaries are in compliance with the terms of Innkeepers Permits, except where the failure to so comply would not, individually or in the aggregate, constitute an Innkeepers Material Adverse Effect. Except (i) as set forth in Section 3.1(i) of the Innkeepers Disclosure Letter or (ii) as would not, individually or in the aggregate, constitute an Innkeepers Material Adverse Effect, the businesses of Innkeepers REIT and the Innkeepers Subsidiaries are not being and have not been conducted in violation of any Law or Order. No investigation or review by any Governmental Entity with respect to Innkeepers REIT or any of the Innkeepers Subsidiaries is pending or, to the Knowledge of the Innkeepers Parties, is threatened.

                        (j)    Litigation. Except as set forth in Section 3.1(j) of the Innkeepers Disclosure Letter, there is no litigation, arbitration, claim, investigation, suit, action or proceeding pending or, to the Knowledge of the Innkeepers Parties, threatened in writing against or affecting the Innkeepers Parties or any of their respective properties or assets or any director, officer or employee of any of the Innkeepers Parties or other Person, in each case, for whom any of the Innkeepers Parties may be liable, except as would not, individually or in the aggregate, (i) constitute an Innkeepers Material Adverse Effect or (ii) challenge or seek to prevent or enjoin, alter or materially delay the Merger. None of the Innkeepers Parties are subject to any order, judgment, writ, injunction or decree, except as would not, individually or in the aggregate, (i) constitute an Innkeepers Material Adverse Effect or (ii) as of the date hereof, challenge or seek to prevent or enjoin, alter or materially delay the Merger.

                        (k)    Taxes.

                        (i)   Each of Innkeepers REIT and each Innkeepers Subsidiary has timely filed or has had timely filed on its behalf all material Tax Returns required to be filed by it or on its behalf (after giving effect to any filing extension properly granted by a Governmental Entity having authority to do so or otherwise permitted by Law). Except as set forth in Section 3.1(k)(i) of the Innkeepers Disclosure Letter, each such Tax Return was, at the time filed, true, correct and complete in all material respects. Each of Innkeepers REIT and the Innkeepers Subsidiaries has timely paid (or Innkeepers REIT has paid on behalf of such Innkeepers Subsidiary) all material Taxes that are due and payable (other than those being contested in good faith through appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP). The most recent financial statements contained in the Innkeepers REIT SEC Documents filed with the SEC prior to the date of this Agreement reflect in accordance with GAAP an adequate reserve or accrued Liabilities or expenses for all Taxes due and payable by Innkeepers REIT and the Innkeepers Subsidiaries as a group (excluding any reserve for deferred Taxes established to reflect timing differences between book and tax income) for all taxable periods and portions thereof through the date of such financial statements. Innkeepers REIT and the Innkeepers Subsidiaries (as a group) have established on their books and records (which may, but are not required to, be reflected only on the books and records of the Innkeepers Parties) reserves or accrued Liabilities or expenses that are adequate for the payment of all material Taxes for which Innkeepers REIT or any Innkeepers Subsidiary is liable but are not yet due and payable. Innkeepers REIT has incurred no Liability for any Taxes under Sections 857(b), 860(c) or 4981 of the Code or Treasury Regulation Sections 1.337(d)-5, 1.337(d)-6 or 1.337(d)-7, including any Tax arising from a prohibited transaction described in Section 857(b)(6) of the Code and the excise tax on redetermined rents, redetermined deductions, and excess interest under Section 857(b)(7) of the Code. No requests for waivers of the time to assess any material Taxes have been granted and remain in effect or are pending. No claim is pending or proposed in writing by any Governmental Entity in any jurisdiction where Innkeepers REIT or any Innkeepers Subsidiary does not file Tax Returns that Innkeepers REIT or any Innkeepers Subsidiary is or may be subject to taxation by such jurisdiction. Copies of all material Tax Returns with respect to taxable years commencing on or after the taxable year ending December 31, 2004 have been previously provided or made available to Representatives of Purchaser.

                       (ii)   Innkeepers REIT (A) for each taxable period beginning with its date of formation through its most recent taxable year ended on or before the date hereof, has been subject to taxation as a real estate investment trust within the meaning of the Code (a "REIT") and has satisfied the requirements to qualify as a REIT for such years, (B) has operated consistent with the requirements for qualification and taxation as a REIT for the period from the end of its most recent taxable year ended before the date hereof through the date hereof, (C) has not taken any action or omitted to take any action which would reasonably be expected to result in a successful challenge by the Internal Revenue Service to its status as a REIT, and no such challenge is pending, or to the Knowledge of the Innkeepers Parties, threatened and (D) intends to continue to operate in such a manner as to permit it to continue to qualify as a REIT for the taxable year or portion thereof that shall end with the Merger. Each Innkeepers Subsidiary which files Tax Returns as a partnership or is a disregarded entity for U.S. federal income tax purposes has since the later of its formation or its acquisition by Innkeepers been classified for U.S. federal income tax purposes as either a partnership or disregarded entity and not as an association taxable as a corporation, or a "publicly traded partnership" within the meaning of Section 7704(b) of the Code that is treated as a corporation for U.S. federal income tax purposes under Section 7704(a) of the Code. Except as set forth in Section 3.1(k)(ii) of the Innkeepers Disclosure Letter, each Innkeepers Subsidiary which is a corporation has been since the later of its formation or acquisition by Innkeepers classified as a "qualified REIT subsidiary" under Section 856(i) of the Code or a "taxable REIT subsidiary" under Section 856(l) of the Code. No Innkeepers Subsidiary is classified as or files Tax Returns as a REIT under Sections 856 through 860 of the Code.

                      (iii)   All material Taxes which Innkeepers REIT or the Innkeepers Subsidiaries are required by Law to withhold or collect, including material Taxes required to have been withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party and sales, gross receipts and use taxes, have been duly withheld or collected and, to the extent required, have been paid over to the proper Governmental Entities. There are no Liens for material Taxes upon the assets of Innkeepers REIT or the Innkeepers Subsidiaries except for statutory Liens for Taxes not yet due.

                      (iv)   Except as set forth in Section 3.1(k)(iv) of the Innkeepers Disclosure Letter, (A) there are no audits by or contests with any taxing authority currently being conducted with regard to material Taxes or Tax Returns of Innkeepers REIT or any Innkeepers Subsidiary; (B) there are no audits, examinations or other proceedings pending with or proposed in writing by any taxing authority with respect to any Taxes or Tax Returns; (C) all deficiencies asserted or assessments made with respect to Innkeepers REIT or Innkeepers Subsidiaries prior to the date hereof by the Internal Revenue Service of the United States (the "IRS") or any other taxing authority have been fully paid; (D) neither Innkeepers REIT nor any Innkeepers Subsidiary is a party to any litigation or administrative proceeding relating to any Taxes; and (E) neither Innkeepers REIT nor any Innkeepers Subsidiary has requested, received or is subject to any written ruling of a taxing authority or has entered into any written agreement with a taxing authority with respect to any material Taxes.

                       (v)   Neither Innkeepers REIT nor any Innkeepers Subsidiary is a party to any Tax allocation or sharing agreement.

                      (vi)   Innkeepers REIT and the Innkeepers Subsidiaries do not have any material Liability for the Taxes of any Person other than Innkeepers REIT and the

Innkeepers Subsidiaries (A) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) or (B) as a transferee or successor.

                      (vii)   Innkeepers REIT and Innkeepers Subsidiaries do not hold any asset the disposition of which would be subject to rules similar to Section 1374 of the Code.

                     (viii)   Except as set forth in Section 3.1(k)(viii) of the Innkeepers Disclosure Letter, neither Innkeepers REIT nor any Innkeepers Subsidiary has entered into or is subject, directly or indirectly, to any Tax Protection Agreement that has not expired. Innkeepers REIT and each Innkeepers Subsidiary has complied with all terms of any Tax Protection Agreement, and neither Innkeepers REIT nor any Innkeepers Subsidiary has any Liability under any Tax Protection Agreement. No Person has threatened a claim against Innkeepers REIT or any Innkeepers Subsidiary for any breach of any Tax Protection Agreement.

                       (ix)   Innkeepers REIT and the Innkeepers Subsidiaries are not a party to any understanding or arrangement described in Section 6662(d)(2)(C)(ii) of the Code or Treasury Regulations Section 1.6011-4(b) and are not "material advisors" (as defined in Section 6111(b) of the Code).

                        (x)   Innkeepers REIT and the Innkeepers Subsidiaries have not entered into any "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law).

                       (xi)   Section 3.1(k)(xi) of the Innkeepers Disclosure Letter sets forth each entity in which any Innkeepers Subsidiaries owns an equity interest and states whether such entity is classified as a partnership, disregarded entity, or a corporation for federal income tax purposes. In the case of an entity classified as a corporation for federal income tax purposes, such schedule states whether an effective election has been made to treat such entity as a "taxable REIT subsidiary" under Section 856(l) of the Code.

                        (l)    Pension and Benefit Plans; ERISA.

                        (i)   Except with respect to the plans, agreements and arrangements listed in Section 3.1(l)(i) of the Innkeepers Disclosure Letter, neither Innkeepers REIT, any Innkeepers Subsidiary nor any of their respective ERISA Affiliates is a party to, sponsors, participates in or contributes to:

                              (A)   any "employee welfare plan" or "employee pension benefit plan" (as those terms are respectively defined in Sections 3(1) and 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), other than a "multiemployer plan" (as defined in Section 3(37) of ERISA);

                              (B)   any retirement or deferred compensation plan, incentive compensation plan, stock plan, profit-sharing, unemployment compensation plan, vacation pay, severance pay, post-employment, supplemental employment or unemployment benefit plan or arrangement, bonus or benefit arrangement, insurance

(including any self-insurance) or hospitalization program or any other fringe or other benefit or compensation plans, programs or arrangements for any current or former employee, trustee, director, consultant or agent, whether pursuant to contract, arrangement or any other "employee benefit plan" (as defined in Section 3(3) of ERISA); or

                              (C)   any employment, severance, termination, consultancy or other similar agreement.

                       (ii)   A true and correct copy of each of the material plans, programs, arrangements, and agreements listed in Section 3.1(l)(ii) of the Innkeepers Disclosure Letter (referred to hereinafter as "Innkeepers Employee Benefit Plans") has been supplied to Purchaser. In the case of any Innkeepers Employee Benefit Plan which is not in written form, Purchaser has been supplied with an accurate description of the material provisions of such Innkeepers Employee Benefit Plan as in effect on the date hereof. A true and correct copy of the two (2) most recent annual reports, actuarial reports, accountant's opinions of the plan's financial statements, the summary plan description and Internal Revenue Service determination letter with respect to each Innkeepers Employee Benefit Plan, to the extent applicable, has been supplied to Purchaser, and there have been no material changes in the financial condition in the respective plans from that stated in the annual reports and actuarial reports supplied. Section 3.1(l)(ii) of the Innkeepers Disclosure Letter contains a true and complete list of each loan or extension of credit between Innkeepers REIT or any Innkeepers Subsidiary, on the one hand, and any of their respective trustees, directors, officers or employees, on the other, and the outstanding balances under each such loan or extension of credit as of the date hereof.

                      (iii)   As to all Innkeepers Employee Benefit Plans:

                              (A)   All Innkeepers Employee Benefit Plans comply and have been administered in form and in operation in all material respects with all applicable requirements of Law, and no event has occurred which shall or would reasonably be expected to cause any such Innkeepers Employee Benefit Plan to fail to comply with such requirements and no notice has been issued by any governmental authority questioning or challenging such compliance.

                              (B)   (w) All Innkeepers Employee Benefit Plans which are employee pension benefit plans comply in form and in operation in all material respects with all applicable requirements of Sections 401(a) and 501(a) of the Code; (x) each Innkeepers Employee Benefit Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending an application for such determination from the Internal Revenue Service with respect to those provisions for which the remedial amendment period under Section 401(b) of the Code has not expired, and Innkeepers REIT is not aware of any reason why any such determination letter should be revoked; (y) there have been no amendments to such plans which are not the subject of a favorable determination letter issued with respect thereto by the Internal Revenue Service (other than an amendment for which the remedial amendment period under Section 401(b) of the Code has not expired); and (z) no event has occurred which would reasonably be expected to give rise to disqualification of any such plan under such sections.

                              (C)   Except as set forth in Section 3.1(l)(iii)(C) of the Innkeepers Disclosure Letter, None of the assets of any Innkeepers Employee Benefit Plan is invested in employer securities or employer real property.

                              (D)   Except as would not reasonably be expected to result in an Innkeepers Material Adverse Effect, there have been no "prohibited transactions" (as described in Section 406 of ERISA or Section 4975 of the Code) with respect to any Innkeepers Employee Benefit Plan.

                              (E)   Except as set forth in Section 3.1(l)(iii)(E) of the Innkeepers Disclosure Letter, there have been no acts or omissions which have given rise to or which would reasonably be expected to give rise to fines, penalties, taxes or related charges under Section 502 of ERISA or Chapters 43, 47 or 100 of the Code for which Innkeepers REIT or any Innkeepers Subsidiary may be liable.

                              (F)   None of the payments contemplated by Innkeepers Employee Benefit Plans would, in the aggregate, constitute excess parachute payments (as defined in Section 280G of the Code (without regard to subsection (b)(4) thereof)) in connection with the transactions contemplated by this Agreement.

                              (G)   There are no actions, suits or claims (other than routine claims for benefits) pending or, to the Knowledge of the Innkeepers Parties, threatened involving any Innkeepers Employee Benefit Plan or the assets thereof and, no facts exist which could give rise to any such actions, suits or claims (other than routine claims for benefits).

                              (H)   Neither Innkeepers REIT, any Innkeepers Subsidiary nor any of their respective ERISA Affiliates sponsors, maintains or contributes to, or has in the past six (6) years sponsored, maintained or contributed to, any employee benefit plan subject to Title IV of ERISA.

                              (I)   Neither Innkeepers REIT nor any Innkeepers Subsidiary has any Liability or contingent Liability for providing, under any Innkeepers Employee Benefit Plan or otherwise, any post-retirement medical or life insurance benefits, other than statutory liability for providing group health plan continuation coverage under Part 6 of Title I of ERISA and Section 4980B of the Code.

                              (J)   To the Knowledge of the Innkeepers Parties, there has been no act or omission that would impair the ability of Innkeepers REIT and the Innkeepers Subsidiaries (or any successor thereto) to unilaterally amend or terminate any Innkeepers Employee Benefit Plan, other than to the extent not permitted by its terms.

                              (K)   Except as set forth in Section 3.1(l)(iii)(K)(x) of the Innkeepers Disclosure Letter, the consummation of the transactions contemplated by this

Agreement shall not (either alone or together with any other event) entitle any current or former employee, director, trustee or independent contractor of Innkeepers REIT or the Innkeepers Subsidiaries to any payment, bonus, retirement, severance, job security or similar benefit or enhance any such benefit, or accelerate the time of payment, vesting or exercisability or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other obligation pursuant to, any Innkeepers Employee Benefit Plan. Section 3.1(l)(iii)(K)(y) of the Innkeepers Disclosure Letter lists all the agreements, arrangements and other instruments which give rise to an obligation to make or set aside amounts payable to or on behalf of the officers or key employees of Innkeepers REIT or the Innkeepers Subsidiaries as a result of the transactions contemplated by this Agreement and/or any subsequent employment termination (whether by Innkeepers REIT or the employee), true and complete copies of which have been previously provided or made available (by public filing with the SEC or otherwise) to Purchaser prior to the date hereof.

                              (L)   There has been no amendment to, written interpretation or announcement (whether or not written) by Innkeepers REIT or the Innkeepers Subsidiaries relating to, or change in employee participation or coverage under, any Innkeepers Employee Benefit Plan which would increase materially the expense of maintaining such employee plan above the level of the expense incurred in respect thereof as of the Balance Sheet Date.

                       (iv)   Neither Innkeepers REIT, any Innkeepers Subsidiary nor any of their respective ERISA Affiliates, contributes to, has contributed to, or has any Liability or contingent Liability with respect to a "multiemployer plan" (as defined in Section 3(37) of ERISA).

                        (v)   All Innkeepers Options have an exercise price per share that was not less than the "fair market value" of an Innkeepers REIT Common Share on the date of grant, as determined in accordance with the terms of the applicable Innkeepers Option Plan and, to the extent applicable, Sections 409A and 422 of the Code. To the Knowledge of the Innkeepers Parties, there is no pending or threatened audit, investigation or inquiry by any governmental agency or by the Innkeepers REIT with respect to the Innkeepers REIT's stock option granting practices or other equity compensation practices, except as would not reasonably be expected to result in an Innkeepers Material Adverse Effect.

                        (m)     Labor and Employment Matters.

                        (i)   Except as set forth in Section 3.1(m) of the Innkeepers Disclosure Letter, none of Innkeepers REIT, or any of the Innkeepers Subsidiaries or, to the Knowledge of the Innkeepers Parties, any third party which manages or operates any of the Innkeepers Properties is a party to any collective bargaining agreement or other labor agreement with any labor union or labor organization. To the Knowledge of the Innkeepers Parties, there are no representation or certification proceedings or petitions seeking current union representation of employees of Innkeepers REIT, or any of the Innkeepers Subsidiaries, or, to the Knowledge of the Innkeepers Parties, any third party which manages or operates any of the Innkeepers Properties, nor is there any activity by any labor organization (or representative thereof) or employee group (or representative thereof) to organize any such employees.

                       (ii)   Except as set forth in Section 3.1(m)(ii) of the Innkeepers Disclosure Letter, there is no complaint, lawsuit or proceeding in any forum by or on behalf of any present or former employee, any applicant for employment or any classes of the foregoing, alleging breach of any express or implied contract of employment, any Law or regulation governing employment or the termination thereof, or other discriminatory, wrongful or tortious conduct in connection with the employment relationship pending, or, to the Knowledge of the Innkeepers Parties, threatened against Innkeepers REIT, any of the Innkeepers Subsidiaries or, to the Knowledge of the Innkeepers Parties, any third party which manages or operates any of the Innkeepers Properties, except which would not, individually or in the aggregate, constitute an Innkeepers Material Adverse Effect. Except as set forth in Section 3.1(m)(ii) of the Innkeepers Disclosure Letter, Innkeepers REIT and the Innkeepers Subsidiaries and, to the Knowledge of the Innkeepers Parties, any third party which manages or operates any of the Innkeepers Properties are in compliance with all applicable Laws relating to the employment of their employees, including those relating to wages, hours, collective bargaining, unemployment compensation, worker's compensation, equal employment opportunity, age and disability discrimination, immigration control, employee classification and the payment and withholding of Taxes, except as would not reasonably be expected to result in an Innkeepers Material Adverse Effect.

                      (iii)   There is no strike, slowdown or work stoppage or lockout with respect to the employees of Innkeepers REIT or the Innkeepers Subsidiaries or, to the Knowledge of the Innkeepers Parties, any third party which manages or operates any of the Innkeepers Properties pending, or, to the Knowledge of the Innkeepers Parties, threatened, against Innkeepers REIT, any of the Innkeepers Subsidiaries or any third party which manages or operates any of the Innkeepers Properties.

                      (iv)   There is no proceeding, claim, suit or action pending or, to the Knowledge of the Innkeepers Parties, threatened in writing, with respect to which any current or former trustee, director, officer, employee or agent of Innkeepers REIT or any of the Innkeepers Subsidiaries or, to the Knowledge of the Innkeepers Parties, any third party which manages or operates any of the Innkeepers Properties has a valid claim to indemnification from Innkeepers REIT, any of the Innkeepers Subsidiaries or, to the Knowledge of the Innkeepers Parties, any third party which manages or operates any of the Innkeepers Properties.

                        (n)    Intangible Property.

                        (i)   Except as would not, individually or in the aggregate, constitute an Innkeepers Material Adverse Effect, there are no bona fide claims pending, or to the Knowledge of the Innkeepers Parties, threatened against Innkeepers REIT or any Innkeepers Subsidiary (A) to the effect that the manufacture, sale, licensing or use of any product as now used, sold or licensed or proposed for use, sale or license by Innkeepers

REIT or any Innkeepers Subsidiary, infringes on any copyright, patent, trademark, trade name, service mark or trade secret of any third party; (B) against the use by Innkeepers REIT or any Innkeepers Subsidiary of any copyrights, patents, trademarks, trade names, service marks, trade secrets, technology, know-how or computer software programs and applications used in the business of Innkeepers REIT or any Innkeepers Subsidiary as currently conducted, (C) challenging the ownership, validity or effectiveness of any of Innkeepers REIT Intellectual Property Rights material to Innkeepers REIT and the Innkeepers Subsidiaries, taken as a whole, or (D) challenging the license or legally enforceable right to use of the Third-Party Intellectual Property Rights by Innkeepers REIT or any Innkeepers Subsidiary. Except as, individually or in the aggregate, would not constitute an Innkeepers Material Adverse Effect, Innkeepers REIT and each Innkeepers Subsidiary owns, or is licensed to use (in each case free and clear of any Encumbrances), all Intellectual Property currently used in its business as presently conducted.

                       (ii)   As used in this Agreement, the term (A) "Intellectual Property" means all patents, trademarks, trade names, service marks, copyrights and any applications therefor, technology, know-how, computer software programs or applications, and other proprietary information or materials, (B) "Third-Party Intellectual Property Rights" means any rights to Intellectual Property owned by any third party, and (C) "Innkeepers REIT Intellectual Property Rights" means the Intellectual Property owned or used by Innkeepers REIT or any Innkeepers Subsidiary.

                        (o)    Environmental Matters.

                        (i)   Neither Innkeepers REIT nor any Innkeepers Subsidiary is in violation of or otherwise has Liability under any applicable Law or Order relating to pollution or protection of public health and safety, the environment (including indoor or ambient air, surface water, groundwater, land surface or subsurface) or natural resources, including Laws and regulations relating to the release or threatened release of any pollutant, contaminant, waste or toxic substance, including asbestos or any substance containing asbestos, polychlorinated biphenyls, lead paint, petroleum or petroleum products (including crude oil and any fraction thereof), radon, mold, fungus and other hazardous biological materials (collectively, "Hazardous Materials") to underground storage tanks or to the manufacture, management, possession, presence, generation, processing, distribution, use, treatment, storage, disposal, transportation, abatement, removal, remediation or handling of, or exposure to, Hazardous Materials (collectively, "Environmental Laws"), except for any violation or Liability which would not, individually or in the aggregate, constitute an Innkeepers Material Adverse Effect;

                       (ii)   In the last three (3) years, neither Innkeepers REIT nor any of the Innkeepers Subsidiaries have received any written notice of, and there are no pending or, to the Knowledge of the Innkeepers Parties threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigation or proceedings relating to Hazardous Materials or any Environmental Law against or affecting Innkeepers REIT or any of the Innkeepers Subsidiaries or any of Innkeepers Properties or former properties held by any of them except for any such actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigation or proceedings which, individually or in the aggregate, would not constitute an Innkeepers Material Adverse Effect;

                      (iii)   Innkeepers REIT and the Innkeepers Subsidiaries have not used, and have not permitted the use of, any Innkeepers Property for activities or operations that involve the handling, use, processing, manufacturing, generating, producing, storing, refining, recycling, transporting, spilling, pumping, pouring, emitting, emptying, discharging, injecting, burying, leaching, dumping, disposing of or releasing into the environment or otherwise dealing with any Hazardous Material, except for Hazardous Materials utilized in the ordinary course of maintaining such real properties or utilized in the ordinary course of business of a tenant of such Innkeepers Properties; provided, that such use would not, in the ordinary course of business, reasonably be expected to violate applicable Environmental Laws and except for any such handling, use, processing, manufacturing, generating, producing, storing, refining, recycling, transporting, spilling, pumping, pouring, emitting, emptying, discharging, injecting, burying, leaching, dumping, disposing of or releasing which would not, individually or in the aggregate, constitute an Innkeepers Material Adverse Effect; and

                      (iv)   There is no seepage, leaking, escaping, leaching, discharging, injection, release, emission, spill, pumping, pouring, emptying, dumping or other release or threatened release of Hazardous Materials into the environment (including structures) at, on, under, about or emanating from any Innkeepers Properties, former properties or off site locations to which Hazardous Materials were shipped for treatment, storage, disposal or handling, except in accordance with applicable Environmental Laws or as would not, individually or in the aggregate, constitute an Innkeepers Material Adverse Effect.

                        (p)    Properties.

                        (i)   Section 3.1(p)(i) of the Innkeepers Disclosure Letter sets forth a true and complete list of each real property wholly-owned in fee simple title by Innkeepers LP or any Innkeepers Subsidiary or jointly owned in fee simple title by Innkeepers LP or an Innkeepers Subsidiary and a third party entity as of the date hereof (each property so owned, a "Innkeepers Property" and collectively, the "Innkeepers Properties"), which are all of the real estate properties owned by Innkeepers LP or any Innkeepers Subsidiary as of the date hereof, in each case (except as provided below) free and clear of Liens, mortgages or deeds of trust, claims against title, charges which are Liens, security interests or other encumbrances on title ("Encumbrances"). No other Person has any ownership interest in any of Innkeepers Properties.

                       (ii)   The Innkeepers Properties are not subject to any rights of way, restrictive covenants (including deed restrictions or limitations issued pursuant to any Environmental Law), declarations, agreements, or Laws affecting building use or occupancy, or reservations of an interest in title (collectively, "Property Restrictions") or Encumbrances, except for (A) Encumbrances and Property Restrictions set forth in Section 3.1(p)(ii) of the Innkeepers Disclosure Letter, (B) Property Restrictions imposed or promulgated by Law or any Governmental Entity or included in any Innkeepers REIT space lease with respect to real property, including zoning regulations; provided, that they do not materially adversely affect the currently intended use of any Innkeepers Property, (C) Encumbrances and Property Restrictions disclosed on existing title policies or existing surveys and (D) mechanics', carriers', workmen's, repairmen's and materialmen's liens and other Encumbrances, Liens, Property Restrictions and other limitations of any kind, if any, which would not, individually or in the aggregate, constitute an Innkeepers Material Adverse Effect.

                      (iii)   (A) No certificate, permit or license from any Governmental Entity having jurisdiction over any of Innkeepers Properties or any agreement, easement or other right that is necessary to permit the lawful use and operation of the buildings and improvements on any of Innkeepers Properties or that is necessary to permit the lawful use and operation of all driveways, roads and other means of egress and ingress to and from any of Innkeepers Properties has not been obtained and is not in full force and effect, except for such failures to obtain and to have in full force and effect, which would not, individually or in the aggregate, constitute an Innkeepers Material Adverse Effect and (B) neither Innkeepers REIT nor any Innkeepers Subsidiary has received written notice of any violation of any federal, state or municipal Law affecting any of Innkeepers Properties issued by any Governmental Entity which have not been cured, contested in good faith or which violations would not, individually or in the aggregate, constitute an Innkeepers Material Adverse Effect.

                      (iv)   Except as set forth in Section 3.1(p)(iv) of the Innkeepers Disclosure Letter, all work required to be performed, payments required to be made and actions required to be taken prior to the date hereof pursuant to any agreement entered into with a Governmental Entity in connection with a site approval, zoning reclassification or other similar action relating to any Innkeepers Properties (e.g., local improvement district, road improvement district, environmental mitigation) have been performed, paid or taken, as the case may be, other than those actions the failure of which would not, individually or in the aggregate, constitute an Innkeepers Material Adverse Effect.

                       (v)   Section 3.1(p)(v)(A) of the Innkeepers Disclosure Letter lists as of the date hereof each ground lease to which Innkeepers REIT or any Innkeepers Subsidiary is party, as lessee, and each master lease to which Innkeepers REIT or any Innkeepers Subsidiary is a lessor. Each such ground lease or master lease is in full force and effect and is valid, binding and enforceable, to the Knowledge of the Innkeepers Parties, in accordance with its terms against the lessor or lessee thereunder, as applicable, except as would not, individually or in the aggregate, constitute a material adverse effect on Innkeepers REIT's interest in the applicable Innkeepers Property. Except which would not, individually or in the aggregate, constitute an Innkeepers Material Adverse Effect, neither Innkeepers REIT nor any Innkeepers Subsidiary, on the one hand, nor, to the Knowledge of the Innkeepers Parties, any other party, on the other hand, is in monetary default under any such ground lease or master lease. No option has been exercised under any of such ground leases or master leases, except options whose exercise has been evidenced by a written document as described in Section 3.1(p)(v)(B)

of the Innkeepers Disclosure Letter. The Innkeepers Parties have previously provided or made available to Purchaser (by public filing with the SEC or otherwise) a correct and complete copy of each such material ground lease and master lease and all material amendments thereto.

                      (vi)   Except as set forth in Section 3.1(p)(vi) of the Innkeepers Disclosure Letter, to the Knowledge of the Innkeepers Parties, neither Innkeepers REIT nor any Innkeepers Subsidiary has granted any unexpired option agreements, rights of first offer, rights of first negotiation or rights of first refusal with respect to the purchase of an Innkeepers Property or any portion thereof or any other unexpired rights in favor of third Persons to purchase or otherwise acquire an Innkeepers Property or any portion thereof or entered into any contract for sale, ground lease or letter of intent to sell or ground lease any Innkeepers Property or any portion thereof.

                     (vii)   There is no material renovation or construction project with aggregate projected costs in excess of $1,000,000 currently being performed at any of Innkeepers Properties, except for the projects set forth in Section 3.1(p)(vii)(A) of the Innkeepers Disclosure Letter (the "Construction Projects"). Section 3.1(p)(vii)(B) of the Innkeepers Disclosure Letter sets forth the budgeted cost and the estimated cost to complete for each Construction Project. Neither Innkeepers REIT nor any Innkeepers Subsidiary is in material default of any material obligation with respect to the Construction Projects and, to the Knowledge of the Innkeepers Parties, the contractors obligated to complete any of the Construction Projects are not in material default with respect to such obligations as of the date of this Agreement.

                     (viii)   Except as set forth in Section 3.1(p)(viii) of the Innkeepers Disclosure Letter, there (A) are no material structural defects relating to any of Innkeepers Properties, (B) is no Innkeepers Property whose building systems are not in working order in any material respect, and (C) is no physical material damage to any Innkeepers Property for which there is no insurance in effect, which, in the case of any of (A), (B) or (C), would, individually or in the aggregate, constitute an Innkeepers Material Adverse Effect.

                      (ix)   Section 3.1(p)(ix)(A) of the Innkeepers Disclosure Letter sets forth (A) a true and complete list of the real property in respect of which any Innkeepers Party or any Innkeepers Subsidiary has the right, pursuant to a franchise, license, satellite agreement, franchise development agreement, area development agreement, development incentive agreement or other Contract (together with any amendments, guarantees and any ancillary documents and agreements related thereto, collectively, the "Franchise Agreements") to utilize a brand name or other rights of a hotel chain or system from any Person and (B) the applicable brand of such property. Each such Franchise Agreement has been previously provided or made available to Purchaser prior to the date hereof and, to the Knowledge of the Innkeepers Parties, is valid, binding and in full force and effect as against the Innkeepers Party or the Innkeepers Subsidiary, as applicable. To the Knowledge of the Innkeepers Parties, except as disclosed on Section 3.1(p)(ix)(B) of the Innkeepers Disclosure Letter, neither any Innkeepers Party nor any Innkeepers Subsidiary, as applicable, has received or delivered written notice under any of the Franchise

Agreements of any material default under any Franchise Agreement, and no event has occurred which, with notice or lapse of time or both, would constitute a material default by any of Innkeepers REIT or any Innkeepers Subsidiary, as applicable under any such Franchise Agreement.

                        (q)    Insurance. The Innkeepers Parties maintain insurance coverage with reputable insurers, or maintain self-insurance practices, in such amounts and covering such risks which in their good faith judgment are reasonable for the business of the Innkeepers Parties and the Innkeepers Subsidiaries (taking into account the cost and availability of such insurance). Section 3.1(q) of the Innkeepers Disclosure Letter sets forth a list that is true and complete in all material respects of all material insurance policies in force naming Innkeepers REIT, any Innkeepers Subsidiary or any employees thereof as an insured or beneficiary or as a loss payable payee or for which Innkeepers REIT or any Innkeepers Subsidiary has paid or is obligated to pay all or part of the premiums. There is no claim by Innkeepers REIT or any Innkeepers Subsidiary pending under any such policies which (A) has been denied or disputed by the insurer and (B) would, individually or in the aggregate, constitute an Innkeepers Material Adverse Effect. To the Knowledge of the Innkeepers Parties, all such insurance policies are in full force and effect, all premiums due and payable thereon have been paid, and no written notice of cancellation or termination has been received by any of the Innkeepers Parties or the Innkeepers Subsidiaries with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation. To the Knowledge of the Innkeepers Parties, as of the date hereof no insurer on any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

                        (r)    Opinion of Innkeepers REIT Financial Advisors. The Innkeepers REIT Board of Trustees has received the opinions of Lehman Brothers Inc. ("Lehman") (the "Lehman Fairness Opinion") and UBS Securities LLC ("UBS" and, together with Lehman, the "Innkeepers REIT Financial Advisors") (the "UBS Fairness Opinion" and, together with the Lehman Fairness Opinion, the "Fairness Opinions") that, based on and subject to the assumptions, qualifications and limitations set forth therein, as of the date thereof, the Merger Consideration to be paid to holders of the Innkeepers REIT Common Shareholders in the Merger is fair to such Innkeepers REIT Common Shareholders from a financial point of view. A copy of each of the written Fairness Opinions has been or will promptly following the date hereof, but in no event later than two (2) Business Days following the date hereof, be delivered to the Purchaser Parties.

                        (s)    Vote Required. Except as set forth in Section 3.1(s) of the Innkeepers Disclosure Letter, the affirmative vote of the holders of the Innkeepers REIT Common Shares entitled to cast at least a majority of all votes entitled to be cast on the matter (the "Innkeepers Shareholder Approval") is the only vote or consent required of the holders of any class or series of the Innkeepers REIT Common Shares or other securities or equity interests in Innkeepers REIT required to consummate the Merger.

                        (t)    Brokers. Except for the fees and expenses payable to the Innkeepers REIT Financial Advisors, the fees and expenses of which are not an obligation of any of the Purchaser Parties or any of the Purchaser Subsidiaries other than from and after the Closing, no broker, investment banker or other Person is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Innkeepers REIT, any Innkeepers Subsidiary or any Affiliate thereof.

                        (u)    Material Contracts.

                        (i)   All of the Material Contracts of Innkeepers REIT or any Innkeepers Subsidiary as in effect as of the date hereof are listed on Section 3.1(u)(i) of the Innkeepers Disclosure Letter or in the exhibit index set forth in Innkeepers REIT annual report of Form 10-K for the year ended December 31, 2006. Innkeepers REIT has, prior to the date hereof, previously provided or made available to Purchaser (by public filing with the SEC or otherwise) true and complete copies of each Material Contract as in effect as of the date hereof. All Material Contracts are valid, binding and enforceable and in full force and effect with respect to Innkeepers REIT and the Innkeepers Subsidiaries, and to the Knowledge of the Innkeepers Parties, with respect to each other party to any such Material Contract, except where such failure to be so valid, binding and enforceable and in full force and effect would not, individually or in the aggregate, constitute an Innkeepers Material Adverse Effect, and except, in each case, to the extent that enforcement of rights and remedies created by any Material Contracts are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general application related to or affecting creditors' rights and to general equity principles.

                       (ii)   Except as set forth in Section 3.1(u)(ii) of the Innkeepers Disclosure Letter, (A) neither Innkeepers REIT nor any Innkeepers Subsidiary is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any Material Contract to which it is a party or by which it or any of its properties or assets is bound; (B) to the Knowledge of the Innkeepers Parties, there are no such violations or defaults (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation or default) with respect to any third party to any Material Contract, except in either the case of clause (A) or (B) for those violations or defaults that would not, individually or in the aggregate, constitute an Innkeepers Material Adverse Effect. For purposes of this Agreement, "Material Contracts" means, in each case, as entered into by any Innkeepers Party or any Innkeepers Subsidiary, (A) any loan agreements, letters of credit, indentures, warranties, notes, bonds, debentures, mortgages or any other documents, agreements or instruments evidencing a capitalized lease obligation, capital contribution, continuing indemnification obligations or other Indebtedness to any Person, or any guarantee thereof, in excess of $1,000,000 (excluding letters of credit, performance bonds or guarantees entered into in the ordinary course of business), (B) any contractual obligations (including any brokerage agreement) entered into by Innkeepers REIT or any Innkeepers Subsidiary that, by its terms, is not terminable within one (1) year (without termination fee or penalty) and that may result in total payments by Innkeepers REIT or any Innkeepers Subsidiary in excess of $1,000,000, (C) any other agreements filed or required to be filed as exhibits to the Innkeepers REIT SEC Documents pursuant to Item 601(b)(10) of Regulation S-K of Title 17, Part 229 of the Code of Federal Regulations, (D) any interest rate cap, interest rate collar, interest rate swap or currency hedging transaction agreements and any other agreements relating to a similar transaction to which Innkeepers REIT or any Innkeepers Subsidiary is a party or an obligor with respect thereto, (E) any agreement in which the amount involved exceeds $60,000 per annum with any officer, director, trustee or employee of Innkeepers REIT or the Innkeepers Subsidiaries earning in excess of $100,000 per annum in base compensation and cash bonus or with any "associate" or any member of the "immediate family" (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the 1934 Act) of any such officer, director, trustee or employee, (F) any partnership, joint venture or similar agreements with any third parties, (G) any agreements relating to the acquisition, issuance, voting, registration, sale or transfer of any securities in an amount in excess of $500,000, (H) any agreements imposing any "standstill" or similar obligations on any of Innkeepers REIT or any Innkeepers Subsidiary, (I) any agreements relating to collective bargaining or other agreement or understanding with a labor union or labor organization, (J) any agreements relating to the operations of the Innkeepers Properties, including Franchise Agreements, (K) any agreements relating to the settlement or proposed settlement of any legal proceeding, which involves the issuance of equity securities or the payment of an amount, in any such case, having a value of more than $1,000,000 and (L) any agreements, commitments, instruments or obligations of a type described in Sections 3.1(u)(iii) through 3.1(u)(vi) .

                      (iii)   There is no confidentiality agreement, non-competition agreement or other contract or agreement that contains covenants that restrict any of the Innkeepers Parties' ability to engage or compete in any line of business or with any Person in any geographical area.

                      (iv)   There are no indemnification agreements entered into by and between Innkeepers REIT and any current or former trustee, director or officer of Innkeepers REIT or any of the Innkeepers Subsidiaries (other than as may be contained in any of the organizational documents of any such entity).

                       (v)   None of Innkeepers REIT or any Innkeepers Subsidiary is a party to any agreement pursuant to which Innkeepers REIT or any Innkeepers Subsidiary manages or provides services with respect to any real properties other than Innkeepers Properties.

                      (vi)   Section 3.1(u)(vi) of the Innkeepers Disclosure Letter lists all agreements entered into by Innkeepers REIT or any Innkeepers Subsidiary as of the date hereof providing for the sale of, option to sell, material development or construction of or material additions or expansions to (other than contracts for ordinary repair maintenance), any Innkeepers Properties or the purchase of, or option to purchase, by Innkeepers REIT or any Innkeepers Subsidiary, on the one hand, or the other party thereto, on the other hand, any real estate not yet consummated as of the date hereof.

                        (v)    Inapplicability of Takeover Statutes and Certain Charter and Bylaw Provisions. Innkeepers REIT has taken all appropriate and necessary actions to exempt the Merger, this Agreement and the other transactions contemplated hereby from the restrictions and provisions of Subtitles 6 and 7 of Title 3 of the MGCL, as applicable to a Maryland real estate investment trust (collectively, the "Takeover Statute"). No other "control share acquisition," "fair price," "moratorium" or other anti-takeover Laws apply to the Merger, this Agreement or the other transactions contemplated hereby.

                        (w)    Related Party Transactions. Except as set forth in Section 3.1(w) of the Innkeepers Disclosure Letter and except for (i) compensation and benefits paid in the ordinary course to officers, directors, trustees or employees of Innkeepers REIT or any Innkeepers Subsidiaries, (ii) the Innkeepers Employee Benefit Plans and as described in the Innkeepers REIT SEC Documents filed prior to the date hereof and (iii) the Management Agreement Documents with Innkeepers Hospitality Management, Inc., a Florida corporation, there are no material arrangements, agreements or contracts which continue in effect as of the date hereof entered into by Innkeepers REIT or any of the Innkeepers Subsidiaries, on the one hand, and any Person who is an officer, trustee, director or Affiliate of Innkeepers REIT or any Innkeepers Subsidiary, any relative of the foregoing or an entity of which any of the foregoing is an Affiliate, on the other hand.

                        (x)    Investment Company Act of 1940. Neither Innkeepers REIT, Innkeepers LP nor any of the other Innkeepers Subsidiaries is, or at the Merger Effective Time shall be, required to be registered as an investment company under the Investment Company Act of 1940, as amended.

                        (y)    Information Supplied. The information supplied by Innkeepers REIT or any Innkeepers Subsidiary for inclusion in the Proxy, or any amendment or supplement thereto, shall not, on the date the Proxy is first mailed to the Innkeepers REIT Common Shareholders or at the time of the Innkeepers Shareholder Approval contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. For the avoidance of doubt, any information supplied by any of the Purchaser Parties for inclusion in the Proxy Statement shall not be considered to have been supplied by Innkeepers REIT or any Innkeepers Subsidiary for purposes of this representation.

                        (z)    Internal Controls.

                        (i)   Innkeepers REIT and each of their officers and directors are in compliance with, and have complied since the enactment thereof, in each case in all material respects, with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act") and (ii) the applicable listing and corporate governance rules and regulations of the NYSE. Innkeepers REIT has established and maintains disclosure controls and procedures and internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Innkeepers REIT's disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Innkeepers REIT in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to

Innkeepers REIT's management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.

                       (ii)   Innkeepers REIT has disclosed, based on its most recent evaluation, to the Innkeepers REIT's outside auditors, the audit committee of the Innkeepers REIT Board of Trustees (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that are reasonably likely to materially affect the Innkeepers REIT's ability to record, process, summarize and report financial data and (ii) any fraud, whether or not material, known to management that involves management or other employees who, in each case, have a significant role in the Innkeepers REIT's internal control over financial reporting.

                        (aa)   Management Agreements. Section 3.1(aa)(i) of the Innkeepers Disclosure Letter lists each management agreement pursuant to which any third party manages or operates any Innkeepers Properties or leases on behalf of any of the Innkeepers Parties or the Innkeepers Subsidiaries, and lists the property that is subject to such management agreement, the Innkeepers Party or Innkeepers Subsidiary that is a party thereto and the date of such management agreement (collectively, the "Management Agreement Documents"). True, correct and complete copies of all Management Agreement Documents have been previously made available to Purchaser. Except as would not, individually or in the aggregate, constitute an Innkeepers Material Adverse Effect, each of the Management Agreement Documents is valid, binding and in full force and effect as against the Innkeepers Party that is a party thereto. Section 3.1(aa)(ii) of the Innkeepers Disclosure Letter lists any termination, cancellation or other similar fees payable by any Innkeepers Party or Innkeepers Subsidiary to any third party manager or operator which have accrued but have not been paid as of the date of this Agreement.

             Section 3.2    Representations and Warranties of the Purchaser Parties. Each of the Purchaser Parties hereby jointly and severally represents and warrants to the Innkeepers Parties as follows, in each case, as of the date hereof and as of the Closing Date (or, in each case, if made as of a specific date, as of such date):

                        (a)    Organization, Standing and Power of the Purchaser Parties. Purchaser is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. Purchaser Acquisition Entity is a Maryland real estate investment trust operating so as to qualify as a real estate investment trust duly formed, validly existing and in good standing under the Laws of the State of Maryland and a wholly-owned Purchaser Subsidiary. Purchaser has previously provided or made available to Innkeepers REIT complete and correct copies of the charter, bylaws or other organizational documents of each of Purchaser and Purchaser Acquisition Entity, each as amended through the date hereof and each as in full force and effect.

                        (b)    Authority; No Violations; Consents and Approvals.

                        (i)   Each of the Purchaser Parties has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of each of the Purchaser Parties. No vote or other action of the shareholders of Purchaser is required by applicable Law or the organizational documents of Purchaser or otherwise in order for the Purchaser Parties to consummate the Merger and the transactions contemplated hereby, except for the shareholder approval to be provided prior to the Closing by Purchaser, as the sole shareholder of Purchaser Acquisition Entity, to approve the issuance of the Surviving Entity Preferred Stock and to amend and restate the Declaration of Trust and Articles Supplementary of Purchaser Acquisition Entity.

                       (ii)   This Agreement has been duly executed and delivered by each of the Purchaser Parties, and, constitutes a valid and binding obligation of each of the Purchaser Parties, enforceable against each of the Purchaser Parties in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors' rights and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                      (iii)   The execution and delivery by each of the Purchaser Parties of this Agreement do not, and the consummation of the transactions contemplated hereby, and compliance by each of the Purchaser Parties with the provisions hereof, shall not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or the loss of a material benefit under, or give rise to a right of purchase under, result in the creation of any Lien upon any of the properties or assets of any of the Purchaser Parties under, require the Consent of any third party or otherwise result in a material detriment to any of the Purchaser Parties under, any provision of (A) the charter, bylaws or comparable organizational documents of any of the Purchaser Parties, (B) any material contract, agreement or commitment of any of the Purchaser Parties, or any guarantee by any of the Purchaser Parties or (C) assuming the Consents referred to in Section 3.2(b)(iv) are duly and timely obtained or made, any Law or Order applicable to or binding on any of the Purchaser Parties or any of their respective properties or assets, other than, in the case of clause (B), any such conflicts, violations, defaults, rights, Liens or detriments that would not, individually or in the aggregate, reasonably be expected to materially impair or delay the ability of any of the Purchaser Parties to perform its obligations under this Agreement or prevent the consummation by any of the Purchaser Parties of any of the transactions contemplated hereby.

                      (iv)   No Consent from any Governmental Entity is required by or on behalf of any of the Purchaser Parties in connection with the execution and delivery by each of the Purchaser Parties of this Agreement or the consummation by each of the Purchaser Parties of the transactions contemplated hereby, except for: (A) compliance with the Securities Act and the Exchange Act and the rules and regulations thereunder as may be required in connection with this Agreement and the transactions contemplated hereby; (B) the filing of the Articles of Merger with, and acceptance for recording of the Articles of Merger by, the Maryland Department; (C) such filings and approvals as may be required by any applicable state securities or "blue sky" Laws; (D) compliance with the rules and regulations of the NYSE; and (E) any such other Consent that the failure to obtain or make would not, individually or in the aggregate, reasonably be expected to materially impair or delay the ability of any of the Purchaser Parties to perform its obligations hereunder or prevent the consummation by any of the Purchaser Parties of the transactions contemplated hereby.

                        (c)    Information Supplied. The information supplied by Purchaser or any Purchaser Subsidiary for use in the Proxy Statement, shall not, on the date the Proxy is first mailed to the Innkeepers REIT Common Shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                        (d)    Litigation. There is no litigation, arbitration, claim, investigation, suit, action or proceeding pending or, to the Knowledge of Purchaser, threatened against or affecting any of the Purchaser Parties, nor is there any Order outstanding against any of the Purchaser Parties, in each case which would reasonably be expected to, individually or in the aggregate, (A) cause any of the transactions contemplated hereby to be rescinded following their consummation, including the Merger, or (B) materially impair or delay the ability of any of the Purchaser Parties to perform its obligations hereunder or prevent the consummation by them of any of the transactions contemplated thereby.

                        (e)    Purchaser Parties Ownership of Company Securities. The Purchaser Parties, individually and in the aggregate, do not beneficially own any Innkeepers REIT Common Shares or any options, warrants or other rights to acquire Innkeepers REIT Common Shares. None of the Purchaser Parties is, or will become prior to the Merger Effective Time, an "interested stockholder" with respect to Innkeepers REIT within the meaning of Subtitle 6 of Title 3 of the MGCL.

                        (f)    No Other Business. Each of the Purchaser Parties was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

                        (g)    Brokers. No broker, investment banker or other Person (other than JF Capital Advisors, LLC, the fees and expenses of which are not an obligation of Innkeepers REIT or any Innkeepers Subsidiary) is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of the Purchaser Parties.

                        (h)    Financing. Purchaser has delivered to Innkeepers REIT true, correct and complete copies of (i) executed commitment letter(s), (as the same may be amended pursuant to Section 5.9, the "Debt Financing Commitments"), pursuant to which the lender parties thereto have agreed, subject to the terms and conditions thereof, to provide or cause to be provided the debt amounts set forth therein (collectively, the "Debt Financing") and (ii) executed equity commitment letter(s), (as the same may be amended pursuant to Section 5.9, the "Equity Financing Commitments" and, together with the Debt Financing Commitments, the "Financing Commitments"), pursuant to which Apollo Investment Corporation (the "Sponsor") has committed, subject to the terms and conditions thereof, to invest the amount set forth therein (the "Equity Financing" and, together with the Debt Financing, the "Financing"). As of the date of this Agreement, none of the Financing Commitments has been amended or modified in any material respect, and the respective commitments contained in the Financing Commitments have not been withdrawn or rescinded in any material respect. As of the date hereof, no event has occurred which, with or without notice, lapse of time, or both, would constitute a default or breach on the part of any Purchaser Party under any term or condition of the Financing Commitments and Purchaser does not know of any facts or circumstances that may reasonably be expected to result in any of the conditions set forth in the Financing Commitments not being satisfied. As of the date of this Agreement, the Financing Commitments are in full force and effect and, in the forms delivered to Innkeepers REIT, constitute legal, valid and binding obligations of the Purchaser Parties party thereto, except, in each case, to the extent amended or replaced in accordance with their terms of the terms of this Agreement. Subject to the terms and conditions of the Financing Commitments, and subject to the terms and conditions of this Agreement, the aggregate proceeds contemplated by the Financing Commitments shall be sufficient for the Purchaser Parties to consummate the Merger and the other transactions contemplated by this Agreement upon the terms contemplated hereby, and to pay all related fees and expenses for which the Purchaser Parties will be responsible in connection herewith. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as set forth in the Financing Commitments. The Purchaser Parties released Lehman (together with its Affiliates, the "Lender") from any and all agreements and arrangements that would prohibit or limit the ability of the Lender to provide debt financing to any Person making or contemplating making an Acquisition Proposal.

                        (i)    Guarantee. Concurrently with the execution of this Agreement, the Guarantor has delivered to Innkeepers REIT the Guarantee, dated as of the date of this Agreement, in favor of Innkeepers REIT and Innkeepers LP, with respect to the performance by the Purchaser Parties, respectively, of their obligations under this Agreement; provided, however, that notwithstanding anything in this Agreement to the contrary, the maximum recovery to be realized by Innkeepers REIT, shall not exceed $50,000,000.

ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS PENDING THE MERGER

             Section 4.1    Conduct of Business by Innkeepers REIT.

                        (a)    During the period from the date of this Agreement to the earlier of the termination of this Agreement or the Merger Effective Time, except as otherwise expressly provided or permitted by this Agreement or to the extent consented to by Purchaser in advance and in writing (such consent not to be unreasonably withheld, conditioned or delayed), the Innkeepers Parties shall, and shall cause each of the Innkeepers Subsidiaries to, (i) carry on its businesses in the usual, regular and ordinary course consistent with past practice and in compliance in all material respects with applicable Law and Material Contracts; (ii) to the extent consistent with the foregoing clause (i), use its commercially reasonable efforts to preserve intact in all material respects its current business organization, goodwill, ongoing businesses and relationships with third parties, to keep available the services of their present officers and employees and to maintain the status of Innkeepers REIT and each applicable Innkeepers Subsidiary as a REIT within the meaning of the Code; (iii) keep in full force each of the insurance policies referred to in Section 3.1(q) and not make any material amendments related thereto except for renewals of such policies on commercially reasonable terms; and (iv) reasonably promptly notify Purchaser of any written notice from any Person alleging that the Consent of such Person is or may be required in connection with the Merger or the other transactions contemplated hereby.

                        (b)    Without limiting the generality of the foregoing, during the period from the date of this Agreement to the earlier of the termination of this Agreement, except as otherwise expressly provided or permitted by this Agreement or as set forth in Section 4.1(b) of the Innkeepers Disclosure Letter, or to the extent consented to by Purchaser in advance and in writing (such consent not to be unreasonably withheld, conditioned or delayed), the Innkeepers Parties shall not and shall not authorize or commit or agree to, and shall cause the Innkeepers Subsidiaries not to (and not to authorize or commit or agree to), subject to applicable Law:

                        (i)   (A) declare, set aside for payment or pay any dividends on, or make any other actual, constructive or deemed distributions (whether in cash, shares, property or otherwise) in respect of, any Innkeepers REIT Capital Stock, any Innkeepers LP Units or any shares, stock or other equity interests in any Innkeepers Subsidiary, except for (i) the authorization and payment of required quarterly dividends with respect to outstanding Series C Preferred Shares in accordance with the terms thereof as in effect on the date hereof, (ii) dividends or distributions that may be required in order to preserve Innkeepers REIT's status as a real estate investment trust for U.S. federal income tax purposes or to avoid the imposition of corporate-level tax on Innkeepers REIT; provided, however, that the declaration and payment of any dividends or distributions contemplated by this clause (ii) with respect to (1) Innkeepers REIT Common Shares shall reduce the Merger Consideration dollar for dollar and (2) Innkeepers LP Units shall reduce the Partnership Consideration, dollar for dollar, and the determination of whether any such dividends or distributions are necessary shall be made by including the Merger Consideration as a dividend or distribution qualifying for the dividends paid deduction under Section 561 and 562 of the Code, (B) split, combine or reclassify or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, any Innkeepers REIT Capital Stock, any Innkeepers LP Units or any shares, stock partnership interests or other equity interests in any Innkeepers Subsidiary or issue or authorize the issuance of any securities in respect of, in lieu of or in substitution for shares of such Innkeepers REIT Capital Stock, Innkeepers LP Units or any shares, stock or other equity interests in any Innkeepers Subsidiary or (C) purchase, redeem (except for the redemption of LP Units for cash or shares of Innkeepers REIT Common Stock in accordance with the Innkeepers LP Agreement) or otherwise acquire any Innkeepers REIT Capital Stock, any Innkeepers LP Units or any shares, stock or other equity interests in any Innkeepers Subsidiary or any options, warrants or rights to acquire, or security convertible into any Innkeepers REIT Capital Stock, any Innkeepers LP Units or any shares, stock or other equity interests in any Innkeepers Subsidiary, except in connection with the use of the Innkeepers REIT Common Shares or LP Units to pay the exercise price or Tax withholding obligation upon the exercise of an Innkeepers Option as presently permitted under any Innkeepers Option Plan;

                       (ii)   (A) classify or re-classify any unissued Innkeepers REIT Common Shares, shares of stock, units, beneficial or other interests, any other voting or redeemable securities (including LP Units or other partnership interests) or stock based performance units of Innkeepers REIT or any Innkeepers Subsidiary; (B) except as permitted by Section 4.1(b)(i)(C), authorize for issuance, issue, deliver, sell, grant, dispose or pledge Innkeepers REIT Common Shares, shares of stock, units, beneficial or other interests, any other voting or redeemable securities (including LP Units or other partnership interests) or stock based performance units of Innkeepers REIT or the Innkeepers Subsidiaries, (C) authorize for issuance, issue, deliver, sell, grant, dispose or pledge any option or other right in respect of, any Innkeepers REIT Common Shares, shares of stock, units, beneficial or other interests, any other voting or redeemable securities (including LP Units or other partnership interests), or stock based performance units of Innkeepers REIT or any Innkeepers Subsidiary or any securities convertible into, or any rights, warrants or options to acquire, any such shares, units, beneficial or other interests, voting securities or convertible or redeemable securities or (D) amend or waive any option to acquire Innkeepers REIT Common Shares (except, with respect to the foregoing clause (A), (B) and (C), (1) as required or permitted under the Innkeepers LP Agreement as presently in effect and (2) in connection with the exercise of Innkeepers Options outstanding as of the date hereof under Innkeepers Option Plans as in effect as of the date hereof or the exchange of units of Innkeepers LP for Innkeepers REIT Common Shares in accordance with the Innkeepers LP Agreement);

                      (iii)   amend the Innkeepers REIT Charter or the Innkeepers REIT Bylaws, or any other comparable charter or organizational documents of any Innkeepers Subsidiary, except as contemplated by this Agreement;

                      (iv)   (A) merge, consolidate or enter into any other business combination transaction with any Person, except as provided in Section 5.5, (B) acquire (by merger, consolidation or acquisition) any corporation, partnership or other entity or (C) purchase any equity interest in or all or substantially all of the assets of, any Person or any division or business thereof;

                       (v)   enter into, make or agree to make any commitment with respect to any capital expenditure individually in excess of $250,000 or in the aggregate in excess of $500,000 (provided that such aggregate sum shall be increased by $100,000 each calendar month from the date hereof), other than (a) in accordance with Innkeepers REIT's current capital expenditure plan as set forth in Section 4.1(b)(v) of the Innkeepers Disclosure Letter (the "Capital Budget") or (b) in connection with development activity conducted in the ordinary course of business consistent with past practice as set forth in Section 4.1(b)(v)(b) of the Innkeepers Disclosure Letter;

                      (vi)   incur Indebtedness (secured or unsecured) except for draws under its existing line(s) of credit for purposes of funding expenditures pursuant to the Capital Budgets and for working capital purposes in the ordinary course consistent with past practice or in connection with development activity conducted in the ordinary course of business consistent with past practice as set forth in Section 4.1(b)(v)(b) of the

Innkeepers Disclosure Letter; provided, further, that Innkeepers REIT shall provide Purchaser prompt notice of any such draws;

                      (vii)   sell, mortgage, subject to Lien (or, in the case of an involuntary Lien, fail to initiate actions to have such Lien removed within thirty (30) days of the creation thereof), lease (other than leases (other than ground leases) as landlord in the ordinary course of business) or otherwise dispose of any of the Innkeepers Properties, including by the disposition or issuance of equity securities in an entity that owns an Innkeepers Property, except pursuant to a binding sales contract as set for in Section 4.1(b)(vii) of the Innkeepers Disclosure Letter in existence on the date of this Agreement;

                     (viii)   sell, lease, mortgage, subject to Lien or otherwise dispose of any of its personal or intangible property, except in transactions made in the ordinary course of business and which are not material, individually or in the aggregate, or in connection with sales of any Innkeepers Properties as permitted under Section 4.1(b)(vii);

                       (ix)   acquire any personal, intangible property or real property, except in transactions made in the ordinary course of business or in connection with (a) capital expenditures permitted under Section 4.1(b)(v) or (b) development activity conducted in the ordinary course of business consistent with past practice as set forth in Section 4.1(b)(v)(b) of the Innkeepers Disclosure Letter;

                       (x)   except as set forth in Section 4.1(b)(x) of the Innkeepers Disclosure Letter or in connection with development activity conducted in the ordinary course of business consistent with past practice as set forth in Section 4.1(b)(v)(b) of the Innkeepers Disclosure Letter: (A) repurchase, accelerate, prepay, or assume any Indebtedness or guarantee, endorse or otherwise become responsible for any Indebtedness of another Person, (B) prepay, refinance or amend any existing Indebtedness or make any payments in respect of any Indebtedness other than scheduled interest and amortization payments, if any, required to be made under the agreements evidencing Indebtedness of the of the Innkeepers Parties, (C) make any loans, advances, capital contributions or investments in any other Person, other than the Innkeepers REIT or any Innkeepers Subsidiary or (D) pledge or otherwise encumber shares of Innkeepers REIT Capital Stock or any capital stock or securities in any Innkeepers Subsidiary;

                       (xi)   make or rescind any material election relating to Taxes (unless Innkeepers REIT reasonably determines, after prior consultation with Purchaser, that such action is (i) required by Law; or (ii) necessary or appropriate to preserve Innkeepers REIT's status as a REIT or the partnership status of Innkeepers LP or any other Innkeepers Subsidiary which files Tax Returns as a partnership for U.S. federal income tax purposes (in which case, Innkeepers REIT or Innkeepers LP, as the case may be, shall make such election in a timely manner and shall inform Purchaser of such election)); provided that nothing in this Agreement shall preclude Innkeepers REIT from designating dividends paid by it as "capital gain dividends" within the meaning of Section 857 of the Code;

                       (xii)   (A) enter into, or amend or modify any Tax Protection Agreement, or take any action that would, or could reasonably be expected to, violate any Tax Protection Agreement or otherwise give rise to any Liability with respect thereto or (B) amend any Tax Return in any material respect;

                      (xiii)   (A) fail to maintain its books and records in all material respects in accordance with GAAP consistently applied, (B) change any of its methods, principles or practices of accounting in effect other than as required by GAAP or change any annual Tax accounting period, (C) settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, except in the case of settlements or compromises relating to Taxes on real property or sales Taxes in an amount not to exceed, individually or in the aggregate, $250,000, or (D) revalue in any material respect any of its assets, including writing-off accounts receivable, except, in each of the foregoing cases, as may be required by the SEC, applicable Law or GAAP (in which case, Innkeepers REIT shall promptly inform Purchaser of such changes);

                      (xiv)   (A) except in the ordinary course of business consistent with past practice in a manner that does not materially increase costs, adopt, amend or terminate any Innkeepers Employee Benefit Plan or adopt any new employee benefit plan, incentive plan, severance agreement, bonus plan, compensation, special remuneration, retirement, health, life, disability, stock option or other plan, program, agreement or arrangement that would be an Innkeepers Employee Benefit Plan if it had been in existence on the date hereof, (B) grant any new stock appreciation rights, Innkeepers Options, Performance Awards, restricted shares or any other equity-based awards, (C) enter into or amend any employment, severance, change in control, tax gross-up, deferred compensation or other similar agreement or arrangement, (D) grant any severance or termination pay, or any increase thereof, to any trustee, director, officer or employee, except payments made pursuant to written agreements or plans outstanding on the date hereof, copies of which have been provided to Purchaser, (E) increase the number of its full-time permanent employees by an amount inconsistent with past practice, (F) terminate any employee, other than as would not result in any payment of or obligation to pay severance or termination pay in excess of $20,000 individually or $150,000 in the aggregate, or (G) establish, pay, agree to grant or increase any bonus, stay bonus, retention bonus or any similar benefit under any plan, agreement, award or arrangement;

                      (xv)   take any action to accelerate the vesting or payment, or fund or in any way secure the payment, of compensation or benefits under any Innkeepers Employee Benefit Plan, to the extent not already provided in any such Innkeepers Employee Benefit Plan;

                     (xvi)   pay, discharge, settle, compromise or satisfy any material litigation, including any shareholder derivative or class action claims, other than settlements or compromises for litigation providing solely for the payment of money damages where the amount paid (after giving effect to any insurance proceeds actually received or appropriate credits are applied from self-insurance reserves) in settlement or compromise does not exceed $250,000 (provided that such aggregate sum shall be increased by $100,000 each calendar month from the date hereof) in the aggregate, which provide for a complete release of Innkeepers REIT and each applicable Innkeepers Subsidiary of all claims and which do not provide for any admission of liability by Innkeepers REIT or any Innkeepers Subsidiary;

                     (xvii)   authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Innkeepers REIT or any of the Innkeepers Subsidiaries (other than the Merger and the other transactions contemplated hereby);

                    (xviii)   fail to use its commercially reasonable efforts to maintain with financially responsible insurance companies insurance coverage substantially similar in all material respects to the insurance coverage maintained by Innkeepers REIT and the Innkeepers Subsidiaries on the date hereof;

                     (xix)   modify, amend or change, in each case, in any material respect, or terminate, or waive compliance with the terms of or breaches under, or waive, release, assign or terminate any material rights or claims under, any material term of any Material Contract or enter into a new contract, agreement or arrangement that, if entered into prior to the date of this Agreement, would have been required to be listed in any of Sections 3.1(u)(i) through 3.1(u)(vi) of the Innkeepers Disclosure Letter, except in connection with development activity conducted in the ordinary course of business consistent with past practice;

                      (xx)   fail to use its commercially reasonable efforts to comply or remain in compliance with all material terms and provisions of any agreement relating to any outstanding Indebtedness of Innkeepers REIT or any Innkeepers Subsidiary;

                     (xxi)   fail to (A) duly and timely file all material reports, Tax Returns and other material documents required to be filed with all Governmental Entities and other authorities (including the NYSE), subject to extensions permitted by Law; provided, that Innkeepers REIT notifies Purchaser and its counsel that it is availing itself of such extensions (except with regard to extensions for filing Tax Returns taken in the ordinary course consistent with past practice); provided, further, that such extensions do not adversely affect Innkeepers REIT's status as a qualified REIT under the Code or (B) cause all such reports and other documents to be complete and accurate in all material respects when filed;

                    (xxii)   fail to pay any material Taxes or other material Indebtedness when due;

                   (xxiii)   pay, discharge or satisfy any material claims, Liabilities or obligations (absolute, accrued, contingent or otherwise), other than (a) the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or (b) in accordance with their terms;

                     (xxiv)   amend the terms of any outstanding security of Innkeepers REIT or of any Innkeepers Subsidiary;

                      (xxv)   enter into any lease, sublease or amendment of any lease or sublease with respect to Innkeepers REIT's Florida headquarters;

                     (xxvi)   commence construction of, or enter into any contract to develop or construct, any real estate projects, as would have been required to be listed in Section 3.1(p)(vii)(A) of the Innkeepers Disclosure Letter, other than in connection with the continued development of sites by Innkeepers Parties pursuant to definitive contracts existing prior to the execution of this Agreement or in connection with development activity conducted in the ordinary course of business consistent with past practice as set forth in Section 4.1(b)(v)(b) of the Innkeepers Disclosure Letter;

                     (xxvii)   fail to comply in all material respects with the requirements of the Sarbanes-Oxley Act applicable to it;

                    (xxviii)   adopt a shareholder rights plan; or

                     (xxix)   agree in writing or otherwise to take any action inconsistent with any of the foregoing.

ARTICLE V

ADDITIONAL COVENANTS

             Section 5.1    Preparation of the Proxy Statement; Innkeepers REIT Shareholder Meeting.

                        (a)    As soon as practicable following the date of this Agreement, Innkeepers REIT shall prepare and file with the SEC a preliminary Proxy Statement for the purpose of calling the Innkeepers REIT Shareholder Meeting to obtain the Innkeepers Shareholder Approval; provided, that Innkeepers REIT shall consult with Purchaser and provide Purchaser a reasonable opportunity to review and comment on such preliminary Proxy Statement prior to filing. The parties hereto shall reasonably cooperate with each other in the preparation of the Proxy Statement and to have such document cleared by the SEC as promptly as practicable after such filing. Innkeepers REIT shall notify Purchaser promptly following the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Proxy Statement or for additional information and shall supply Purchaser with copies of all correspondence with the SEC with respect to the Proxy Statement. The Proxy Statement, and any supplement or amendment thereto, shall comply in all material respects with all applicable requirements of Law. Innkeepers REIT shall use its commercially reasonable efforts to cause the Proxy Statement to be mailed to its shareholders at the earliest practicable date. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, (i) Purchaser or Innkeepers REIT, as the case may be, shall promptly inform the other of such occurrences, (ii) Innkeepers REIT shall prepare and file with the SEC any such amendment or supplement to the Proxy Statement; provided, however, that no amendment or supplement to the Proxy Statement shall be made without prior consultation with Purchaser and providing Purchaser a reasonable opportunity to review and comment on such amendment or supplement, (iii) Innkeepers REIT shall use its commercially reasonable efforts to have any such amendment or supplement cleared for mailing, to the extent necessary, to Innkeepers REIT shareholders as promptly as practicable after such filing and (iv) Innkeepers REIT shall use its commercially reasonable efforts to have any such amendment or supplement mailed to its shareholders at the earliest practicable date.

                        (b)    Innkeepers REIT shall call the Innkeepers REIT Shareholder Meeting to be held as soon as reasonably practicable (and in any event within forty (40) days) after the SEC clears the Proxy Statement for the purpose of obtaining the required Innkeepers Shareholder Approval in connection with this Agreement and the Merger. Except in the event of a Change of Board Recommendation permitted by Section 5.5(d), (i) the Proxy Statement shall include the Innkeepers Board Recommendation and (ii) the Innkeepers REIT Board of Trustees shall use its reasonable best efforts to obtain from its shareholders the required Innkeepers Shareholder Approval.

             Section 5.2    Access to Information; Confidentiality and Confidentiality Agreement.

                        (a)    To the extent permitted by applicable Law and so as not to unduly burden and disrupt the business of Innkeepers REIT, each of the Innkeepers Parties shall, and shall cause each of the Innkeepers Subsidiaries to, afford to the Purchaser Parties and their respective Representatives and Affiliates, reasonable access during normal business hours and upon reasonable advance notice during the period prior to the Merger Effective Time to all of its properties, offices, books, contracts, commitments, personnel and records, and, during such period, each of the Innkeepers Parties shall, and shall cause each of the Innkeepers Subsidiaries to, furnish reasonably promptly to Purchaser such information (financial or otherwise) concerning its business, properties and personnel as the Purchaser Parties may reasonably request. Innkeepers REIT shall also instruct Innkeepers REIT's Representatives to cooperate reasonably with Purchaser in its investigation of the business of Innkeepers REIT, Innkeepers LP and the other Innkeepers Subsidiaries. Innkeepers REIT shall be required by this Section 5.2 to provide the Purchaser Parties or their respective Representatives with access to the properties of Innkeepers REIT or any Innkeepers Subsidiary for the purpose of conducting a Phase I site assessment in accordance with the American Society for Testing and Material E1527-05 (the "ASTM Standard") modified as necessary to include assessment for radon, mold, lead paint, asbestos or fuel oil underground storage tanks for such Innkeepers Property and shall permit invasive testing if such Phase I assessment shall have identified a Recognized Environmental Condition (as that term is used in the ASTM Standard) or radon, mold, lead paint, asbestos or fuel oil underground storage tanks; provided, (i) that any such invasive testing shall be reasonably acceptable to the Innkeepers REIT and implemented in a manner that does not disrupt the operations of Innkeepers REIT or any Innkeepers Subsidiaries, (ii) that the Purchasing Parties shall cause any properties or assets subject to such invasive testing to be restored to substantially the same condition as existed prior to such testing, (iii) that any such invasive testing is paid for at the Purchaser Parties' sole cost and expense, and (iv) that the Purchasing Parties shall indemnify, defend and hold harmless Innkeepers REIT and the Innkeepers Subsidiaries and their respective Affiliates from and against any personal injury or property damage claims, liabilities, judgments or expenses (including reasonable attorneys' fees) incurred by any of them arising or resulting from any such invasive testing.

                        (b)    Each of the Purchaser Parties shall hold, and shall cause each of its respective Representatives and Affiliates to hold, any nonpublic information relating to the Innkeepers Parties or the Innkeepers Subsidiaries or this Agreement and the transactions contemplated hereby in confidence to the extent required by, and in accordance with, and shall otherwise comply with the terms of the letter agreement, dated as of March 9, 2007 (as may be amended, the "Confidentiality Agreement"), by and between Innkeepers REIT and Apollo Investment Management, L.P.; provided, that each of the Purchaser Parties shall have the right to disclose any such nonpublic information to any third party to which they propose to assign any portion of the Guarantee or the Equity Commitment Letter, subject to such third party entering into an Acceptable Confidentiality Agreement with Innkeepers REIT prior to any such disclosure.

             Section 5.3    Reasonable Efforts; Notification.

                        (a)    Upon the terms, and subject to the conditions, set forth in this Agreement, each of the Purchaser Parties and the Innkeepers Parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to fulfill all conditions applicable to such party hereto pursuant to this Agreement and to consummate and make effective, as promptly as reasonably practicable, the Merger and the other transactions contemplated hereby, including (i) the obtaining of all necessary, proper or advisable actions or nonactions, waivers and Consents from Governmental Entities and other third parties and the making of all necessary, proper or advisable registrations, filings and notices and the taking of all reasonable steps as may be necessary to obtain an approval, waiver, Consent or exemption from any Governmental Entity, (ii) the obtaining of all necessary, proper or advisable Consents from non-governmental third parties and (iii) the execution and delivery of any additional documents or instruments necessary, proper or advisable to consummate the transactions contemplated by, and to fully carry out the purposes of this Agreement. If, at any time after the Merger Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers, directors or partners of the Purchaser Parties and the Innkeepers Parties shall take all such necessary action. From the date of this Agreement through the Merger Effective Time, Innkeepers REIT shall timely file, or cause to be filed, with the SEC all Innkeepers REIT SEC Documents required to be so filed. Innkeepers REIT shall consult with Purchaser and provide Purchaser a reasonable opportunity to review and comment on all filings made by Innkeepers REIT with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby, prior to the making of such filings.

                        (b)    Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or Consent from any Person (other than any Governmental Entity) with respect to the Merger, (i) without the prior written consent of Purchaser, none of Innkeepers REIT or any of the Innkeepers Subsidiaries shall pay or commit to pay to such Person whose approval or Consent is being solicited any cash or other consideration, make any commitment or incur any liability or other material obligation due to such Person and (ii) except pursuant to the terms of the Financing Commitments, no party hereto shall be required to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or to incur any liability or other obligation (provided, however, that such party shall give the other parties hereto the opportunity to make such payments).

             Section 5.4    Tax Matters.

                        (a)    The Purchaser Parties and the Innkeepers Parties shall report the portions of the transactions contemplated hereby consisting of the Merger in accordance with the treatment contemplated by Section 2.1(d) and each shall use its respective best efforts to cause such portions of such transactions to be so treated for U.S. federal income tax purposes.

                        (b)    Unless required by Law (as evidenced by the legal opinion of a nationally recognized U.S. law firm reasonably acceptable to Purchaser and Innkeepers REIT), the Purchaser Parties will not take or omit to take any action, or permit any status to exist, prior to the Merger Effective Time, that would or may jeopardize, or that is inconsistent with, Innkeepers REIT's status as a REIT under the Code or the status of Innkeepers LP or any Innkeepers Subsidiary organized and existing as a partnership or limited liability company under the Laws of its jurisdiction of organization (a "Innkeepers Subsidiary Partnership") as a partnership for purposes of Taxes for any period.

                        (c)    Nothing in this Section 5.4 shall be construed to limit the ability of Purchaser or its Affiliates from causing Innkeepers REIT to seek a "closing agreement" within the meaning of Section 7121 of the Code if it is reasonably determined that Innkeepers REIT or an Innkeepers Subsidiary engaged in any action or failed to take any action that jeopardized the status of Innkeepers REIT as a REIT prior to the Merger Effective Time.

                        (d)    Unless prohibited by Law (as evidenced by the legal opinion of a nationally recognized U.S. law firm reasonably acceptable to Purchaser and Innkeepers REIT) or any provision of this Agreement, up to the Merger Effective Time, Innkeepers REIT, each Innkeepers Subsidiary and any Affiliate of any of them, shall be permitted to take or omit to take any action reasonably required to maintain Innkeepers REIT's status as a REIT under the Code or the status of Innkeepers LP or any Innkeepers Subsidiary Partnership as a partnership for purposes of Taxes for any period. Innkeepers REIT shall provide Purchaser with prior written notice of its intention to take any such action or to omit to take any such action outside the ordinary course of business, and shall consult with Purchaser in good faith with respect to such action or omission.

                        (e)    Innkeepers REIT shall provide to Purchaser copies of Tax Returns that are to be filed on or prior to the Merger Effective Time at least five (5) calendar days prior to the due date of such returns (including applicable extensions), and Innkeepers REIT shall consider in good faith any and all reasonable comments of Purchaser with respect to such Tax Returns.

                        (f)    Purchaser shall, with Innkeepers REIT's good faith cooperation and assistance, prepare, execute and file, or cause to be prepared, executed and filed, all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added stock transfer and stamp Taxes, any transfer, recording, registration and other fees and any similar Taxes which become payable in connection with the transactions contemplated by this Agreement other than any such Taxes that are solely the responsibility of the holders of Innkeepers REIT Common Shares or LP Units under applicable Law (together, with any related interest, penalties or additions to Tax, "Transfer and Gains Taxes"). From and after the Merger Effective Time, Purchaser shall pay or cause to be paid all Transfer and Gains Taxes (other than any such Taxes that are solely the responsibility of the holders of Innkeepers REIT Common Shares or LP Units under applicable Law) without deductions withheld from the Merger Consideration.

             Section 5.5    No Solicitation of Transactions.

                        (a)    Subject to Section 5.5(b), from the date hereof until the Merger Effective Time or, if earlier, the termination of this Agreement in accordance with Article VI, each of Innkeepers REIT, Innkeepers LP, or any Innkeepers Subsidiary shall not, and shall cause their Representatives not to, directly or indirectly (i) initiate, solicit or knowingly encourage (including by way of providing information) the submission of any inquiries, proposals or offers or any other efforts or attempts that constitute or may reasonably be expected to lead to, any Acquisition Proposal or engage in any discussions or negotiations with respect thereto (other than to state only that they are not permitted to have discussions), or otherwise cooperate with or assist or participate in, or knowingly facilitate any such inquiries, proposals, offers, discussions or negotiations or (ii) approve or recommend, or publicly propose to approve or recommend, an Acquisition Proposal or enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement relating to an Acquisition Proposal, or enter into any agreement or agreement in principle requiring any of the Innkeepers Parties to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder or resolve, propose or agree to do any of the foregoing. Subject to Section 5.5(b), the Innkeepers Parties shall immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any Person conducted heretofore by any of the Innkeepers Parties or the Innkeepers Subsidiaries or any of their respective Representatives with respect to any Acquisition Proposal and use its reasonable best efforts to cause to be returned or destroyed all confidential information provided or made available to such Person on behalf of any Innkeepers Party or any of the Innkeepers Subsidiaries.

                        (b)    Notwithstanding anything to the contrary contained in Section 5.5(a), if at any time following the date of this Agreement and prior to obtaining the required Innkeepers Shareholder Approval, (i) Innkeepers REIT has received a written Acquisition Proposal from a third party that the Innkeepers REIT Board of Trustees believes in good faith to be bona fide, (ii) Innkeepers REIT has not knowingly breached any provision of Section 5.5(a), (iii) the Innkeepers REIT Board of Trustees determines in good faith, after consultation with its financial advisors and outside counsel, that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (iv) after consultation with its outside counsel, the Innkeepers REIT Board of Trustees determines in good faith that such action is necessary to comply with its duties to the shareholders of Innkeepers REIT under applicable Law, then Innkeepers REIT may (A) furnish information with respect to the Innkeepers Parties to the Person making such Acquisition Proposal and (B) participate in discussions or negotiations with the Person making such Acquisition Proposal regarding such Acquisition Proposal; provided, that the Innkeepers Parties (x) shall not, and shall not allow the Innkeepers Subsidiaries or their respective Representatives to, disclose any non-public information to such Person without first entering into an Acceptable Confidentiality Agreement with such Person and (y) shall promptly provide or make available to the Purchaser Parties any non-public information concerning the Innkeepers Parties or the Innkeepers Subsidiaries provided or made available to such other Person which was not previously provided or made available to the Purchaser Parties.

                        (c)    Innkeepers REIT shall promptly (within twenty-four (24) hours) notify Purchaser in the event that the officers or trustees of Innkeepers REIT or the Innkeepers Subsidiaries or Representatives acting on their behalf receive (i) any Acquisition Proposal or indication by any Person that it is considering making an Acquisition Proposal, (ii) any request for information relating to Innkeepers REIT, Innkeepers LP or the Innkeepers Subsidiaries other than requests for information in the ordinary course of business and unrelated to an Acquisition Proposal or (iii) any inquiry or request for discussions or negotiations regarding any Acquisition Proposal. Innkeepers REIT shall notify Purchaser promptly (within twenty-four (24) hours) with the identity of such Person and provide a copy of such Acquisition Proposal, indication, inquiry or request (or, where no such copy is available, a description of such Acquisition Proposal, indication, inquiry or request), including any material modifications thereto. Innkeepers REIT shall keep Purchaser reasonably informed (orally and in writing) on a current basis (and in any event no later than twenty-four (24) hours after the occurrence of any changes or developments) in the status of any Acquisition Proposal, indication, inquiry or request (including the material terms and conditions thereof and of any modification thereto), and any material developments (including through discussions and negotiations), including furnishing copies of any written inquiries, correspondence and draft documentation. Without limiting the foregoing, Innkeepers REIT shall promptly (within twenty-four (24) hours) notify Purchaser orally and in writing if it determines to begin providing or making available information or to engage in discussions or negotiations concerning an Acquisition Proposal pursuant to Section 5.5(b) . The Innkeepers Parties shall not, and shall cause the Innkeepers Subsidiaries not to, enter into any confidentiality agreement with any Person subsequent to the date of this Agreement except with respect to an Acceptable Confidentiality Agreement as permitted or required pursuant to this Section 5.5.  The Purchaser Parties acknowledge that, effective as of the date hereof, Innkeepers REIT waives all standstill or similar provisions of any agreement, letter or understanding for the benefit of it or any of the Innkeepers Subsidiaries that would in any way prohibit any Person from making or otherwise facilitate the making of a proposal with respect to an Acquisition Proposal.

                        (d)    Notwithstanding anything in Section 5.5(a)(ii) to the contrary, the Innkeepers REIT Board of Trustees may at any time prior to obtaining the required Innkeepers Shareholder Approval, if it determines in good faith, after consultation with outside counsel, that such action is necessary to comply with its duties to the shareholders of Innkeepers REIT under applicable Law, (x) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Purchaser or Purchaser Acquisition Entity, the Innkeepers Board Recommendation, (y) approve, recommend or endorse, or propose publicly to approve, recommend or endorse, any Acquisition Proposal, or make other statements that are reasonably calculated or expected to have the same effect (each of (x) and (y), a "Change of Board Recommendation") and/or (z) if Innkeepers REIT receives an Acquisition Proposal which the Innkeepers Board of Trustees concludes in good faith, after consultation with outside counsel and its financial advisors, constitutes a Superior Proposal after giving effect to all of the adjustments to the terms of this Agreement which may be offered by Purchaser including pursuant to clause (ii) below, terminate this Agreement and enter into an Alternative Acquisition Agreement (and in such event, Innkeepers REIT concurrently enters into such Alternative Acquisition Agreement); provided, however, that Innkeepers REIT shall not terminate this Agreement pursuant to the foregoing clause (z), and any purported termination pursuant to the foregoing clause (z) shall be void and of no force or effect, unless in advance of or concurrently with such termination Innkeepers REIT pays the Break-Up Fee pursuant to Section 7.2(b)(iv) and otherwise complies with the provisions of Section 7.1(i); provided, further, that the Innkeepers REIT Board of Trustees may not terminate this Agreement pursuant to the foregoing clause (z) unless (A) the Innkeepers Parties shall not have knowingly breached any provision of Section 5.5(a) and (B):

                        (i)   Innkeepers REIT shall have provided prior written notice to Purchaser, at least three (3) Business Days in advance (the "Notice Period"), of its intention to take such action with respect to a Superior Proposal, which notice shall specify the material terms and conditions of a Superior Proposal (including the identity of the party making a Superior Proposal), and shall have contemporaneously provided a copy of the relevant proposed transaction agreements with the party making a Superior Proposal and other material documents, including the definitive agreement with respect to a Superior Proposal (the "Alternative Acquisition Agreement"); and

                       (ii)   prior to effecting such Change of Board Recommendation or terminating this Agreement to enter into a definitive agreement with respect to a Superior Proposal, Innkeepers REIT shall, and shall cause its financial and legal advisors to, during the Notice Period, negotiate with Purchaser in good faith (to the extent Purchaser desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal.

                 In the event of any material revisions to the Superior Proposal, Innkeepers REIT shall be required to deliver a new written notice to Purchaser and to comply with the requirements of this Section 5.5(d) with respect to such new written notice.

                        (e)    Nothing contained in this Section 5.5 shall prohibit the Innkeepers REIT Board of Trustees from disclosing to the shareholders of Innkeepers REIT a position contemplated by Rule 14e-2(a) and Rule 14d-9 promulgated under the Exchange Act; provided, further, that any disclosure other than a "stop, look and listen" or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, an express rejection of any applicable Acquisition Proposal or an express reaffirmation of the Innkeepers Board Recommendation to its shareholders in favor of the Merger shall be deemed to be a Change of Board Recommendation (including for purposes of Section 7.1(h)(i)) .

                        (f)    The Innkeepers Parties shall not take any action to exempt any Person (other than Purchaser, Purchaser Acquisition Entity and their respective Affiliates) from the restrictions contained in of Subtitles 6 and 7 of Title 3 of the MGCL, as applicable to a Maryland real estate investment trust, and the Maryland REIT Law (or any similar provisions of any other Law) or otherwise cause such restrictions not to apply unless such actions are taken simultaneously with a termination of this Agreement pursuant to Section 7.1(g).

                        (g)    For purposes of this Agreement, (i) "Acquisition Proposal" means any offer or proposal, or any indication of interest in making an offer or proposal, made by a Person or group at any time which is structured to permit such Person or group to acquire beneficial ownership of at least 15% of the assets of, equity interest in, or businesses of, Innkeepers REIT, Innkeepers LP and the Innkeepers Subsidiaries pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer or exchange offer or similar transaction, including any single or multi-step transaction or series of related transactions, in each case other than the Merger and (ii) "Superior Proposal" means any bona fide Acquisition Proposal (except the references therein to "15%" shall be replaced by "two-thirds") made in writing that (x) the Innkeepers REIT Board of Trustees has determined in its good faith judgment (after consultation with its financial advisor and outside counsel and after taking into account all legal, financial, regulatory and other aspects of the proposal, including the financing terms thereof) is superior from a financial point of view to this Agreement and (y) which the Innkeepers REIT Board of Trustees has determined in good faith (after consultation with its financial advisor and outside counsel and after taking into account all legal, financial, regulatory and other aspects of the proposal) is reasonably capable of being consummated without undue delay (taking into account the financability of such proposal).

             Section 5.6    Public Announcements. Innkeepers REIT, Innkeepers LP and Purchaser shall consult with each other before issuing any press release or otherwise making any public statements or filings with respect to this Agreement or any of the transactions contemplated hereby and shall not issue any such press release or make any such public statement or filing without the prior consent of the other parties hereto, which consent shall not be unreasonably withheld or delayed; provided, however, that a party hereto may, without the prior consent of the other parties hereto, issue such press release or make such public statement or filing as may be required by Law or the applicable rules of any stock exchange if it has used its commercially reasonable efforts to consult with the other parties hereto and to obtain such other party hereto's consent but has been unable to do so prior to the time such press release or public statement or filing is required to be released, filed or furnished pursuant to such Law or rules. In this regard, the parties hereto shall make a joint public announcement of the transactions contemplated by this Agreement no later than (i) the close of trading on the NYSE on the day this Agreement is signed, if such signing occurs during regular business hours on a Business Day or (ii) the opening of trading on the NYSE on the next Business Day following the date on which this Agreement is signed, if such signing does not occur during regular business hours on a Business Day.

             Section 5.7    Employee Arrangements.

                        (a)    Continuing Benefits and Compensation. For a period of not less than one (1) year commencing immediately following the Merger Effective Time, Purchaser shall, or cause the Surviving Entity to, provide to each Innkeepers Employee who remains employed by Purchaser, the Surviving Entity, the Surviving Partnership or any of their respective Subsidiaries after the Merger Effective Time compensation and employee benefits (other than equity based compensation arrangements) that are no less favorable in the aggregate to the compensation and Innkeepers Employee benefits (other than equity based compensation arrangements, retention, sale, stay, special bonus or other change in control payments or awards) provided immediately before the Merger Effective Time. Notwithstanding anything to the contrary set forth herein, nothing herein shall preclude Purchaser, the Surviving Entity or the Surviving Partnership after the Merger Effective Time from terminating the employment of any Innkeepers Employees for any reason consistent with applicable Law.

                        (b)    Service Credit. Purchaser shall, or shall cause the Surviving Entity, to, give each Innkeepers Employee full credit for such employee's service with Innkeepers REIT and the Innkeepers Subsidiaries for purposes of eligibility, vesting, and determination of the level of benefits (including, for purposes of vacation and severance), but not for purposes of benefit accruals under defined benefit plans, under any benefit plans made generally available to employees or officers or any class or level of employees or officers maintained by Purchaser or the Surviving Entity in which an Innkeepers Employee participates to the same extent recognized by Innkeepers REIT under a corresponding benefit plan immediately prior to the Closing Date; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits with respect to the same period of service, or to the extent such service was rendered in a period with respect to which credit is not provided to employees of Purchaser and its Subsidiaries generally.

                        (c)    Waivers and Other Matters. Purchaser shall use reasonable best efforts to (or cause the Surviving Entity to) (i) waive any preexisting condition limitations otherwise applicable to Innkeepers Employees and their eligible dependents under any plan of Purchaser or the Surviving Entity that provides health benefits in which Innkeepers Employees may be eligible to participate following the Closing Date, other than any limitations that were in effect with respect to such employees as of the Closing Date under the analogous Innkeepers Employee Benefit Plan, (ii) honor any deductible, co-payment and out-of-pocket maximums incurred by Innkeepers Employees and their eligible dependents under the health plans in which they participated immediately prior to the Closing Date during the portion of the calendar year prior to the Closing Date in satisfying any deductibles, co-payments or out-of-pocket maximums under health plans of Purchaser or the Surviving Entity in which they are eligible to participate after the Closing Date in the same plan year in which such deductibles, co-payments or out-of-pocket maximums were incurred and (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to an Innkeepers Employee and his or her eligible dependents on or after the Closing Date, in each case to the extent such Innkeepers Employee or eligible dependent had satisfied any similar limitation or requirement under an analogous Innkeepers Employee Benefit Plan prior to the Closing Date.

             Section 5.8    Indemnification; Trustees' and Officers' Insurance.

                        (a)    In the event of any threatened or actual claim, action, suit, demand, proceeding or investigation, whether civil, criminal or administrative, including any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Merger Effective Time, a trustee, director or officer of Innkeepers REIT or any of the Innkeepers Subsidiaries (each, an "Indemnified Party" and collectively, the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a trustee, director, officer, employee, or agent of Innkeepers REIT or any of the Innkeepers Subsidiaries, or is or was serving at the request of Innkeepers REIT or any of the Innkeepers Subsidiaries as a trustee, director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, in each case at or prior to the Merger Effective Time or (ii) the negotiation, execution or performance of this Agreement, any agreement or document contemplated hereby or delivered in connection herewith, or any of the transactions contemplated hereby, from and after the Merger Effective Time, the Surviving Entity (the "Indemnitor"), shall indemnify and hold harmless, as and to the fullest extent that a Maryland real estate investment trust is permitted under applicable Law to indemnify its own officers and directors, each Indemnified Party against any losses, claims, damages, Liabilities, costs, expenses (including reasonable attorneys' fees and expenses), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, demand, proceeding or investigation (collectively, "Indemnifiable Amounts"), and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted before or after the Merger Effective Time), (A) the Indemnitor, shall promptly (but in any event within ten (10) calendar days of written request) advance expenses pending the final disposition of any such threatened or actual claim, action, suit, demand, proceeding or investigation to each Indemnified Party to the fullest extent permitted by applicable Law, (B) the Indemnitor shall have the right to defend each Indemnified Party in any proceeding which may give rise to the payment of Indemnifiable Amounts hereunder; provided, however, that the Indemnitor shall notify such Indemnified Party of any such decision to defend within ten (10) calendar days of receipt of written notice of any such proceeding; provided, further, that the Indemnitor shall not, without the prior written consent of such Indemnified Party, consent to the entry of any judgment against such Indemnified Party or enter into any settlement or compromise which (x) includes an admission of fault of such Indemnified Party or (y) does not include, as an unconditional term thereof, the full release of such Indemnified Party from all liability in respect of such proceeding, which release shall be in form and substance reasonably satisfactory to such Indemnified Party and (C) notwithstanding clause (B) above, if in a proceeding to which an Indemnified Party is a party by reason of the Indemnified Party's service as a trustee, director, officer, employee, or agent of Innkeepers REIT or any of the Innkeepers Subsidiaries, (x) such Indemnified Party reasonably concludes that he or she may have separate defenses or counterclaims to assert with respect to any issue which may not be consistent with the position of other defendants in such proceeding, (y) a conflict of interest or potential conflict of interest exists between such Indemnified Party and the Indemnitor or (z) if the Indemnitor fails to assume the defense of such proceeding in a timely manner, such Indemnified Party shall be entitled to be represented by separate legal counsel of such Indemnified Party's choice at the expense of the Indemnitor; provided, however, that the Indemnitor shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided, further, that the Indemnitor shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall have ultimately determined, and such determination shall have become final and non-appealable, that indemnification by such entities of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law. Any Indemnified Party wishing to claim indemnification under this Section 5.8, upon learning of any such threatened or actual claim, action, suit, demand, proceeding or investigation, shall promptly notify Innkeepers REIT before the Merger Effective Time and, after the Merger Effective Time, the Surviving Entity, thereof; provided, however, that the failure to so notify shall not affect the obligations of Innkeepers REIT and the Surviving Entity except to the extent, if any, such failure to promptly notify materially and adversely prejudices such party.

                        (b)    Purchaser and the Surviving Entity agree that all rights to indemnification existing in favor of, and all exculpations and limitations of the personal liability of, the Indemnified Parties provided for in Innkeepers REIT Charter or Innkeepers REIT Bylaws, as well as indemnification agreements, as in effect as of the date hereof and either (i) expressly and specifically disclosed in Innkeepers REIT's Form 10-K for the fiscal year ended December 31, 2006 including the exhibits thereto or (ii) listed in Section 5.8(b) of the Innkeepers Disclosure Letter, with respect to matters occurring at or prior to the Merger Effective Time, including the Merger, shall continue in full force and effect in accordance with their terms. For a period of six (6) years after the Merger Effective Time, the Surviving Entity shall, and Purchaser shall cause the Surviving Entity to, cause to be maintained in effect, with respect to actions and omissions occurring at or prior to the Merger Effective Time, trustees', directors' and officers' liability insurance and fiduciary insurance policies of not less than the existing coverage under, and having other terms not less favorable to, the insured persons than the trustees', directors' and officers' liability insurance coverage presently maintained by Innkeepers REIT; provided, that, in satisfying such obligation, none of Purchaser or any Purchaser Subsidiary shall be obligated to pay premiums per annum in excess of 250% of the aggregate per annum amount that Innkeepers REIT and the Innkeepers Subsidiaries paid for such coverage in the last full fiscal year prior to the date hereof, which amount Innkeepers REIT has disclosed to Purchaser prior to the date hereof; provided, further that in lieu of the Purchaser’s obligations pursuant to this sentence, Innkeepers REIT may, subject to the expense limits of the preceding proviso, prior to the Merger Effective Time obtain and fully pay for a policy (providing coverage for the Indemnified Parties) with a claims period of at least six (6) years from the Merger Effective Time from an insurance carrier with the same or better credit rating as Innkeepers REIT’s current insurance carrier with respect to trustees', directors' and officers' liability insurance and fiduciary insurance policies with coverage equal to the existing coverage under, and having other terms equivalent to the terms under, the trustees', directors' and officers' liability insurance coverage presently maintained by Innkeepers REIT and in which case Purchaser’s only obligation pursuant to this sentence shall be to cause the Surviving Entity to comply with the terms of such policy.

                        (c)    This Section 5.8 is intended for the irrevocable benefit of, and to grant third party rights to, the Indemnified Parties and shall be binding on all successors and assigns of Purchaser, Innkeepers REIT and the Surviving Entity. Each of the Indemnified Parties shall be entitled to enforce the covenants contained in this Section 5.8.

                        (d)    In the event that the Surviving Entity (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that such continuing or surviving entity or transferee, as the case may be, assumes the obligations set forth in this Section 5.8.

             Section 5.9    Financing Cooperation.

                        (a)    Prior to the Closing Date, Innkeepers REIT shall cause the Innkeepers Subsidiaries, and shall use its commercially reasonable efforts to cause its and their respective Representatives, to provide to the Purchaser Parties all cooperation reasonably requested by the Purchaser Parties that is necessary, proper or advisable in connection with the Debt Financing and the transactions contemplated by this Agreement, including, as applicable, (i) participating in meetings, drafting sessions and due diligence sessions, (ii) assisting with the preparation of materials for rating agency presentations, bank information memoranda and similar documents required in connection with the Debt Financing, including execution and delivery of customary representation letters reasonably satisfactory in form and substance to Innkeepers REIT in connection with bank information memoranda, (iii) as promptly as practical, furnishing the Purchaser Parties and their Debt Financing sources with financial and other information regarding Innkeepers REIT and the Innkeepers Subsidiaries as may be reasonably requested by the Purchaser Parties, (iv) using reasonable best efforts to obtain accountants' comfort letters, appraisals, surveys, engineering reports, title insurance and other documentation and items relating to the Debt Financing as reasonably requested by the Purchaser Parties and, if requested by the Purchaser Parties, to cooperate with and assist the Purchaser Parties in obtaining such documentation and items, (v) using its reasonable best efforts to provide monthly financial statements (excluding footnotes) within the time frame, and to the extent, that Innkeepers REIT customarily prepares such financial statements, (vi) executing and delivering, as of the Merger Effective Time (subject to the Closing occurring), any pledge and security documents or other certificates or documents as may be reasonably requested by the Purchaser Parties and otherwise reasonably facilitating the pledging of collateral (including cooperation in connection with the pay-off of existing Indebtedness and the release of related Liens), (vii) cooperating in connection with the repayment or defeasance of any Indebtedness of any of the Innkeepers Parties or any of the Innkeepers Subsidiaries as of the Merger Effective Time, including delivering such pay-off, defeasance or similar notices under any existing mortgage or mezzanine loans of any of the Innkeepers Parties or any of the Innkeepers Subsidiaries as reasonably requested by the Purchaser Parties, (viii) taking all actions reasonably necessary to (A) permit the prospective lenders involved in the Financing to evaluate Innkeepers REIT's current assets, cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements and (B) establish bank and other accounts and blocked account agreements and lock box arrangements in connection with the foregoing, (ix) using reasonable best efforts to obtain waivers, Consents, estoppels and approvals from other parties to material leases, Encumbrances, Material Contracts (including Franchise Agreement and Management Agreement Documents) and other contracts to which any Innkeepers Party or any Innkeepers Subsidiary is a party and to arrange discussions among the Purchaser Parties and their financing sources with other parties to material leases, Encumbrances, Material Contracts and other contracts; provided, however, no Innkeepers Party shall be required to expend money, assume any liability, commence an litigation or offer or grant any accommodation (financial or otherwise) to any third party to obtain any such waiver, Consent, estoppel or approval, (x) forming new direct or indirect Subsidiaries and causing their Subsidiaries to form, on or prior to the Closing, new direct or indirect Subsidiaries and (xi) transferring of certain assets among the Innkeepers Subsidiaries as may be required to accommodate the financing structure (provided, that any such transfer shall not be effective until the Closing). Purchaser shall, promptly upon request by Innkeepers REIT, reimburse Innkeepers REIT, the Innkeepers Subsidiaries and their

Representatives for all reasonable costs incurred by any Innkeepers Party, including fees and expenses of employees and Representatives, in connection with the foregoing cooperation and shall indemnify and hold harmless the Innkeepers Parties and their Affiliates and Representatives for and against any and all losses suffered or incurred by them in connection with the Financing Commitments or actions taken in accordance with this Section 5.9(a) and any information utilized in connection therewith (other than information provided by the Innkeepers Parties).

                        (b)    The Purchaser Parties shall use their reasonable best efforts to take, or cause to be taken, all actions necessary or advisable to obtain the Financing on the terms and conditions described in the Financing Commitments (provided, that the Purchaser Parties may replace or amend the Debt Financing Commitments to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Financing Commitments as of the date of this Agreement, or otherwise so long as the terms are not materially less favorable to Purchaser Acquisition Entity, with respect to conditionality or amount, than those in the Debt Financing Commitments as in effect on the date of this Agreement, such replacement financing, the "Alternative Financing") and so long as any such replacement or amendment would not reasonably be expected to delay or prevent the Closing), including using reasonable best efforts to (i) maintain in effect the Debt Financing Commitments, negotiate and enter into definitive agreements with respect thereto on the terms and conditions contained therein (including the flex provisions) or on other terms acceptable to the Purchaser Parties and not materially less favorable to the Purchaser Parties and not in violation of this Section 5.9, (ii) satisfy on a timely basis all conditions applicable to the Purchaser Parties in such definitive agreements that are within its control, (iii) consummate the Debt Financing on the Closing Date substantially concurrently with the Merger Effective Time and (iv) enforce its rights under the Debt Commitment Letters. In the event any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Financing Commitments, the Purchaser Parties shall use their reasonable best efforts to arrange to obtain Alternative Financing from alternative sources in an amount sufficient to consummate the transactions contemplated by this Agreement. Notwithstanding the foregoing, it is expressly understood and agreed that Purchaser Parties' obligations to consummate the transactions contemplated hereby are not subject to a financing condition or contingent upon the results of Purchaser Parties' efforts to obtain the full amount of the Financing required to effect the Closing. Nothing contained in this Agreement shall prohibit the Purchaser Parties from adding other equity providers; provided, that the aggregate amount of the Equity Commitments shall not be reduced in any way or be subject to any further conditions and shall be on terms that would not be reasonably likely to delay or prevent the Closing.

             Section 5.10    Takeover Statutes. If any takeover statute is or becomes applicable to this Agreement or any of the Merger, each of the parties hereto and their respective boards of directors (or similar governing bodies) shall (a) take all necessary action to ensure that the Merger may be consummated as promptly as practicable upon the terms, and subject to the conditions, set forth in this Agreement and (b) otherwise act to eliminate or minimize any adverse effects of such takeover statutes.

             Section 5.11    Delisting and Deregistering of Securities. Purchaser and the Surviving Entity shall use their respective reasonable best efforts to cause the Innkeepers REIT Common Shares and the Series C Preferred Shares to be de-listed from the NYSE and deregistered under the Exchange Act promptly following the Merger Effective Time.

             Section 5.12    Shareholder and Innkeepers LP Unitholder Litigation. In case of any shareholder litigation against Innkeepers REIT and/or its directors or limited partner litigation against the Innkeepers LP and/or the General Partner, as its general partner, in each case, relating to the Merger or any of the other transactions contemplated by this Agreement, the Innkeepers Parties and/or counsel(s) selected by such directors or Innkeepers REIT shall control the defense of any such litigation; provided that the Innkeepers Parties shall (a) promptly notify (and thereafter keep apprised of any material development relating thereto) the Purchaser Parties of any such shareholder or limited partner litigation, (b) provide the Purchaser Parties and their outside counsel with the opportunity to participate in the defense of any such shareholder or limited partner litigation, including by providing copies of any pleadings or motions to be filed by the Innkeepers Parties and/or the directors of Innkeepers REIT reasonably in advance of any planned filing thereof, and consider in good faith any comments or recommendations with respect thereto by the Purchaser Parties and their outside counsel and otherwise consult and consider in good faith any comments or recommendations of the Purchaser Parties and their outside counsel in connection therewith, and (c) not settle, compromise or otherwise resolve any such shareholder or limited partner litigation brought during the period from the date of this Agreement to the earlier of the termination of this Agreement, without the consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed; provided, that it shall not be unreasonable for Purchaser to withhold such consent if such settlement, compromise or resolution (i) does not include a release of the Innkeepers Parties and the Purchaser Parties and their respective Representatives and Affiliates, in a form reasonably satisfactory to Purchaser or (ii) includes a payment of more than a de minimis amount); provided, however, that no Person shall be required to provide access to or to disclose information where such access or disclosure would reasonably be expected to jeopardize the attorney-client privilege of any such Person.

             Section 5.13    Alternative Structure. Notwithstanding anything to the contrary herein, the Purchaser Parties and Innkeepers REIT acknowledge and agree that, to the extent an alternative structure for the Merger or any of the other transactions contemplated hereby shall provide incremental Tax or other benefits to the Purchaser Parties or the investors therein which alternative structure (a) would not reasonably be expected to impair or delay the ability of any of the Purchaser Parties to perform its respective obligations under this Agreement or prevent the consummation by any of the Purchaser Parties of the Merger or any of the other transactions contemplated hereby, (b) would not adversely affect, in any respect, the Merger Consideration, the Option Merger Consideration or the Partnership Consideration, (c) would not adversely affect the tax consequences to any of the Innkeepers Parties, the Innkeepers REIT Common Shareholders, the Innkeepers LP Unitholders or the holders of the Innkeepers Options and (d) would not affect the delivery of any opinions or other actions required under this Agreement as a condition to the obligations of the parties hereto to effect the Merger and the other transactions contemplated by this Agreement on the Closing Date, unless, in the case of the Purchaser Parties, such conditions are waived by Purchaser in its sole discretion, then the Purchaser Parties and the Innkeepers Parties shall reasonably cooperate in amending this Agreement to effect such alternative structure.

             Section 5.14    Marketing of Assets. The parties hereto hereby agree and acknowledge that the Purchaser Parties and their Affiliates shall be permitted to market and solicit the purchase of one (1) or more of the Innkeepers Properties or other assets of the Innkeepers Parties or the Innkeepers Subsidiaries between the date hereof and the Closing Date

(the "Asset Sales"), with such Asset Sales to be consummated, at the election of the Purchaser Parties, simultaneously with or immediately prior to the Merger, but subject to the consummation of the Merger; provided, that the Purchaser Parties shall cause any potential buyers in connection with such Asset Sales to enter into a confidentiality agreement reasonably acceptable to Innkeepers REIT; provided, further, that that any such marketing or solicitation shall be reasonably acceptable to the Innkeepers REIT, implemented in a manner that does not disrupt the operations of Innkeepers REIT or any Innkeepers Subsidiary and paid for at the Purchaser Parties' sole cost and expense. The Purchaser Parties shall use their reasonable best efforts to keep Innkeepers REIT informed on a current basis as to the Purchaser Parties' efforts to market one or more Innkeepers Parties and arrange for Asset Sales, including furnishing copies of any written inquiries, correspondence and draft documentation with respect thereto. The Purchaser Parties shall provide Innkeepers REIT with at least twenty-four (24) hours' prior written notice before any of the Purchaser Parties' Representatives conducts marketing or solicitation activities at any of the Innkeepers Properties and, if Innkeepers REIT requests, the Purchaser Parties' Representative(s) shall be accompanied by one or more Representatives of Innkeepers REIT while conducting marketing or solicitation activities at such Innkeepers Property. Each of the Innkeepers Parties shall, and shall cause each of the Innkeepers Subsidiaries to, use commercially reasonable efforts to cooperate with the Purchaser Parties to effect such Asset Sales; provided, that none of the Innkeepers Parties shall have any obligation to incur any expense in so doing, unless the Purchaser Parties undertakes in writing to promptly reimburse all such expenses and provides reasonable assurance of performance.

             Section 5.15    Resignations. Each of the Innkeepers Parties shall, and shall cause the Innkeepers Subsidiaries to, use their reasonable best efforts to cause the appointment as directors of the General Partner of those persons designated by notice given by Purchaser to Innkeepers REIT at least two (2) days prior to the Closing, naming such persons and to effect the resignation of the existing directors of the General Partner effective as of the Closing.

             Section 5.16    Third Party Consents. Each of the Purchaser Parties on one hand, and the Innkeepers Parties, on the other hand, shall use their respective reasonable best efforts to obtain any third party Consents, including any Consents from Governmental Entities, (a) necessary, proper or advisable to consummate the Merger or any of the other transactions contemplated hereby or (b) referred to in Section 3.2(b)(iv). Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any Consent from any Person with respect to the Merger or any of the other transactions contemplated hereby, (a) without the prior written consent of Purchaser, none of the Innkeepers Parties shall, or shall permit the Innkeepers Subsidiaries to, pay or commit to pay to such Person whose Consent is being solicited any material amounts of cash or other consideration, make any material commitment or incur any material Liability or other obligation due to such Person, and (b) none of the Purchaser Parties or their respective Affiliates shall be required to pay or commit to pay to such Person whose Consent is being solicited any material amounts of cash or other consideration, make any material commitment or incur any material Liability or other obligation; provided, however, the parties hereto acknowledge that the Franchise Agreements set forth on Section 3.1(p)(ix)(A) of the Innkeepers Disclosure Letter will require Consents in connection with the Merger and that the process of obtaining such Consents will require the payment of application fees to such franchisors, such application fees will be paid by the Purchaser Parties (the “Application Fees”); provided further, if either Purchaser or Innkeepers REIT terminates this Agreement pursuant to

Section 7.1(a), Section 7.1(b), Section 7.1(d), Section 7.1(e) (unless at the time of termination the conditions set forth in Section 6.1 and Section 6.2 have been satisfied and Purchaser shall have failed to consummate the Merger), Section 7.1(f), Section 7.1(g), Section 7.1(h), or Section 7.1(i), Innkeepers REIT will promptly reimburse Purchaser for the Application Fees by wire transfer of same day funds, within two (2) Business Days of such termination.

             Section 5.17    Payment of Indebtedness. At or prior to the Merger Effective Time, except as set forth on Section 5.17 of the Innkeepers Disclosure Letter, the Innkeepers Parties shall, and shall cause each of the Innkeepers Subsidiaries to, as applicable, use commercially reasonable efforts to obtain a "payoff" letter acknowledging that, subject to repayment, redemption or defeasance of any and all Indebtedness of the Innkeepers Parties or the Innkeepers Subsidiaries, including all outstanding principal amounts, any interest accrued thereon and any other fees or expenses payable thereunder, (a) any and all Liens relating to such Indebtedness shall be released and discharged and (b) the Innkeepers Parties shall be released from any and all material Liabilities and obligations thereunder.

             Section 5.18    Surviving Partnership LP Agreement. No later than twenty (20) Business Days after the date hereof, Purchaser shall provide to Innkeepers REIT a form of the Innkeepers LP Amendment. The Purchaser Parties and the Innkeepers Parties shall use their respective reasonable best efforts to obtain the unanimous consent of the Innkeepers LP Unitholders to the Innkeepers LP Amendment prior to the Election Deadline; in furtherance and not in limitation thereof, the Purchaser Parties shall cooperate with the Innkeepers Parties to obtain such unanimous consent, including by making reasonable changes to the terms of the Innkeepers LP Amendment, so long as such changes would not (a) reasonably be expected to materially impair or delay the ability of any of the Purchaser Parties or any of the Innkeepers Parties to perform its respective obligations under this Agreement or prevent the consummation by any of the Purchaser Parties or any of the Innkeepers Parties of the Merger or any of the other transactions contemplated hereby or (b) adversely affect, in any material respects, the Purchaser Parties or the investors therein.

ARTICLE VI

CONDITIONS PRECEDENT

             Section 6.1    Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of Innkeepers REIT, Innkeepers LP, Purchaser and Purchaser Acquisition Entity to effect the Merger and to consummate the other transactions contemplated by this Agreement on the Closing Date are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

                        (a)    Shareholder Approval. The Innkeepers Shareholder Approval shall have been obtained.

                        (b)    No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions or agreements contemplated by this Agreement shall be in effect.

             Section 6.2    Conditions to Obligations of the Purchaser Parties. The obligations of the Purchaser Parties to effect the Merger and to consummate the other transactions contemplated by this Agreement on the Closing Date are further subject to the following conditions, any one or more of which may be waived by Purchaser:

                        (a)    Representations and Warranties of the Innkeepers Parties. (i) The representations and warranties of the Innkeepers Parties set forth in Section 3.1(c)(i) shall be true and correct in all but de minimis respects, (ii) the representations and warranties set forth in Sections 3.1(c)(ii), 3.1(d)(i) (but only with respect to the first and second sentences thereof) and 3.1(v) shall be true and correct in all material respects and (iii) all other representations and warranties of the Innkeepers Parties in this Agreement (including the portion of the representations and warranties set forth in Section 3.1(d)(i) not covered by clause (ii) above) shall be true and correct in all respects (without giving effect to any materiality or Innkeepers Material Adverse Effect qualifier), except where the failure of any such representation or warranty to be so true and correct would not, individually or in the aggregate, constitute an Innkeepers Material Adverse Effect, in the case of each of clause (i), (ii) and (iii), as of the date hereof and as of the Closing as if made on and as of such date (except to the extent that any such representation or warranty, by its terms, is expressly limited to a specific date, in which case, as of such specific date), and Purchaser shall have received a certificate signed on behalf of the Innkeepers Parties by the Chief Executive Officer and the Chief Financial Officer of Innkeepers REIT to such effect.

                        (b)    Performance of Covenants and Agreements of the Innkeepers Parties. The Innkeepers Parties shall have performed in all material respects all covenants and agreements required to be performed by them under this Agreement at or prior to the Merger Effective Time, and Purchaser shall have received a certificate signed on behalf of the Innkeepers Parties by the Chief Executive Officer and the Chief Financial Officer of Innkeepers REIT to such effect.

                        (c)    Material Adverse Change. Since the date of this Agreement, there shall have occurred no changes, events or circumstances which would, individually or in the aggregate, constitute an Innkeepers Material Adverse Effect.

                        (d)    Tax Opinion. Purchaser shall have received prior to the Merger Effective Time a tax opinion of Hunton & Williams LLP ("H&W"), or other counsel to Innkeepers REIT reasonably satisfactory to Purchaser, dated as of the Closing Date, in substantially the form of Exhibit A attached hereto (such opinion shall be based upon customary assumptions and customary representations made by Innkeepers REIT in substantially the form of Exhibit A attached hereto, and such opinion and representations shall be subject to such changes or modifications from the language set forth on such exhibits as may be deemed necessary or appropriate by H&W (or such other counsel rendering the opinion) and as shall be reasonably satisfactory to Purchaser) opining that Innkeepers REIT has been organized and has operated in conformity with the requirements for qualification as a REIT under the Code for all taxable periods commencing with Innkeepers REIT's taxable year ended December 31, 1997, through and including the taxable year of the Innkeepers REIT ending on the Closing Date.

             Section 6.3    Conditions to Obligations of the Innkeepers Parties. The obligations of the Innkeepers Parties to effect the Merger and to consummate the other transactions contemplated by this Agreement on the Closing Date are further subject to the following conditions, any one or more of which may be waived by Innkeepers REIT:

                        (a)    Representations and Warranties of the Purchaser Parties. The representations and warranties of the Purchaser Parties contained in this Agreement (i) which are qualified by materiality shall be true and correct and (ii) which are not qualified by materiality shall be true and correct in all material respects, in each of the foregoing cases, as of the date hereof and as of the Closing Date as if made on and as of such date (except to the extent that any such representation or warranty, by its terms, is expressly limited to a specific date, in which case, as of such specific date), and Innkeepers REIT shall have received a certificate signed on behalf of the Purchaser Parties by an executive officer of Purchaser to such effect.

                        (b)    Performance of Covenants and Agreements of the Purchaser Parties. The Purchaser Parties shall have performed in all material respects all covenants and agreements required to be performed by them under this Agreement at or prior to the Merger Effective Time, and Innkeepers REIT shall have received a certificate signed on behalf of the Purchaser Parties by an executive officer to such effect.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

             Section 7.1    Termination. This Agreement may be terminated at any time prior to the Merger Effective Time whether before or after the Innkeepers Shareholder Approval is obtained:

                        (a)    by mutual written consent of Innkeepers REIT and Purchaser;

                        (b)    by Purchaser, upon a breach of any representation, warranty, covenant or agreement on the part of the Innkeepers Parties set forth in this Agreement, or if any representation or warranty of the Innkeepers Parties shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or 6.2(b), as the case may be, would be incapable of being satisfied by the Termination Date;

                        (c)    by Innkeepers REIT, upon a breach of any representation, warranty, covenant or agreement on the part of the Purchaser Parties set forth in this Agreement, or if any representation or warranty of the Purchaser Parties shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or 6.3(b), as the case may be, would be incapable of being satisfied by the Termination Date;

                        (d)    by either Innkeepers REIT or Purchaser, if any judgment, injunction, order, decree or action by any Governmental Entity of competent authority preventing the consummation of the Merger shall have become final and non-appealable;

                        (e)    by either Innkeepers REIT or Purchaser, if the Merger shall not have been consummated on or before December 28, 2007 (the "Termination Date") unless the failure of the Closing to occur by such date shall be due to the failure of the party hereto seeking to terminate this Agreement to perform or comply in all material respects with the covenants and agreements of such party hereto set forth in this Agreement;

                        (f)    by either Innkeepers REIT or Purchaser, if, upon a vote at the Innkeepers REIT Shareholder Meeting, the Innkeepers Shareholder Approval shall not have been obtained, as contemplated by Section 5.1;

                        (g)    by Innkeepers REIT, at any time prior to receipt of the required Innkeepers Shareholder Approval, in accordance with, and subject to the terms and conditions of, Section 5.5(d)(z); provided, that Innkeepers REIT shall simultaneously with such termination enter into an Alternative Acquisition Agreement; or

                        (h)    by Purchaser, if (i) a Change of Board Recommendation shall have occurred, (ii) Innkeepers REIT or the Innkeepers REIT Board of Trustees (or any committee thereof) shall (A) approve, adopt or recommend any Acquisition Proposal or (B) approve or recommend, or enter into, or allow any of the Innkeepers Parties or any of the Innkeepers Subsidiaries to enter into, a written letter of intent, agreement in principle or definitive agreement for an Acquisition Proposal (except for any Acceptable Confidentiality Agreement related thereto), (iii) within five (5) Business Days of a written request by Purchaser (which request shall not be made on more then three (3) occasions) for Innkeepers REIT to affirm the Innkeepers Board Recommendation following the date any Acquisition Proposal or any material modification thereto is first published or sent or given to the shareholders of Innkeepers REIT, Innkeepers REIT fails to issue a press release that reaffirms the Innkeepers Board Recommendation, (iv) any of the Innkeepers Parties shall have breached its obligations to call the Innkeepers REIT Shareholder Meeting under Section 5.1(b) or knowingly breached any of its obligations under any provision of Section 5.5(a), (v) Innkeepers REIT shall have failed to include in the Proxy Statement distributed to shareholders the Innkeepers Board Recommendation, or (vi) Innkeepers REIT or the Innkeepers REIT Board of Trustees (or any committee thereof) shall authorize or publicly propose any of the foregoing.

                        (i)    A terminating party shall provide written notice of termination to the other parties hereto specifying with particularity the basis for such termination. If more than one provision in this Section 7.1 is available to a terminating party in connection with a termination, a terminating party may rely on any or all available provisions in this Section 7.1 for any such termination.

             Section 7.2    Fees and Expenses.

                        (a)    Whether or not the Merger is consummated, except as otherwise specifically provided herein, all Expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such Expenses.

                        (b)    Notwithstanding the foregoing,

                        (i)   if (A) (x) either Purchaser or Innkeepers REIT terminates this Agreement pursuant to Section 7.1(f), and, at any time after the date of this Agreement and prior to the Innkeepers REIT Shareholder Meeting, an Acquisition Proposal (or an

intention to make such an Acquisition Proposal) shall have been publicly disclosed and not publicly withdrawn, (y) Purchaser terminates this Agreement pursuant to Section 7.1(b) and, at any time after the date of this Agreement, an Acquisition Proposal (or an intention to make such an Acquisition Proposal) shall have been publicly disclosed or otherwise communicated to the senior management or the Innkeepers REIT Board of Trustees and not publicly withdrawn, or (z) Purchaser or Innkeepers REIT terminates this Agreement pursuant to Section 7.1(e) and, at any time after the date of this Agreement and prior to the termination of this Agreement, an Acquisition Proposal shall have been publicly disclosed or otherwise communicated to the senior management or the Innkeepers REIT Board of Trustees and not publicly withdrawn and (B) within twelve (12) months after such termination, Innkeepers REIT enters into a definitive agreement in respect of such Acquisition Proposal or a transaction in respect of such Acquisition Proposal is consummated, then Innkeepers REIT shall pay to Purchaser the Break-Up Fee minus any Expenses previously paid by Innkeepers REIT pursuant to Section 7.2(b)(iv) by wire transfer of same day funds, on the date of entry into the agreement in respect of the Acquisition Proposal, or, if earlier, consummation of the transaction in respect of the Acquisition Proposal, as applicable; provided, that for purposes of this Section 7.2(b)(i), the term Acquisition Proposal shall have the meaning assigned to such term in Section 5.5, except that the references to "15%" shall be deemed to be references to 50%;

                        (ii)   if the conditions set forth in Sections 6.1 and 6.2 have been satisfied, but Purchaser fails to receive the proceeds from the Debt Financing or fails to receive the proceeds of any Alternative Financing (a "Financing Failure"), and this Agreement is subsequently terminated by Innkeepers REIT pursuant to Section 7.1(c) or by either party pursuant to Section 7.1(e) (other than, in either case, in a circumstance where the provisions of Section 7.2(b)(iii) apply, in which case such provisions shall apply), then Purchaser shall pay the Financing-Related Reverse Break-Up Fee to Innkeepers REIT or as directed by Innkeepers REIT as promptly as reasonably practicable (and, in any event, within three (3) Business Days following such termination), payable by wire transfer of same day funds;

                       (iii)   if Innkeepers REIT terminates this Agreement pursuant to Section 7.1(c) due to the intentional breach by the Purchaser Parties of any representation, warranty, covenant or agreement, then Purchaser shall pay the Non-Financing-Related Reverse Break-Up Fee to Innkeepers REIT or as directed by Innkeepers REIT as promptly as reasonably practicable (and, in any event, within three (3) Business Days following such termination), payable by wire transfer of same day funds;

                       (iv)   if (A) Purchaser terminates this Agreement pursuant to Section 7.1(h) or (B) Innkeepers REIT terminates this Agreement pursuant to Section 7.1(g), then Innkeepers REIT shall pay to Purchaser, within two (2) Business Days after such termination, the Break-Up Fee; and

                        (v)   if this Agreement is terminated by either Purchaser or Innkeepers REIT pursuant to Section 7.1(f) or by Purchaser pursuant to Section 7.1(b), then Innkeepers REIT shall pay to Purchaser an amount equal to the Expenses of the

Purchaser Parties, up to a maximum of $10,000,000, by wire transfer of same day funds, within two (2) Business Days of such termination.

                        (c)    For purposes of this Agreement, (i) "Break-Up Fee" means an amount in cash equal to $17,000,000, which Break-Up Fee shall be paid (when due and owing) by wire transfer of immediately available funds to the account or accounts designated by the recipient, (ii) "Financing-Related Reverse Break-Up Fee" means an amount in cash equal to $25,000,000, which Financing-Related Reverse Break-Up Fee shall be paid (when due and owing) by wire transfer of immediately available funds to the account or accounts designated by Innkeepers REIT, (iii) "Non-Financing-Related Break-Up Fee" means an amount in cash equal to $50,000,000, which Non-Financing-Related Break-Up Fee shall be paid (when due and owing) by wire transfer of immediately available funds to the account or accounts designated by Innkeepers REIT, and (iv) "Expenses" means all reasonable and documented out-of-pocket fees, costs and expenses (including all reasonable fees, costs and expenses of financing sources, counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party hereto or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement.

                        (d)    Each of Innkeepers REIT and Purchaser acknowledges that the agreements contained in this Section 7.2 are an integral part of the Merger and the other transactions contemplated by this Agreement. In the event that Innkeepers REIT shall fail to pay the Break-Up Fee or Expenses when due or Purchaser shall fail to pay when due the Financing-Related Reverse Break-Up Fee or Non-Financing-Related Reverse Break-Up Fee, as the case may be, Innkeepers REIT or Purchaser, as the case may be, shall reimburse the other party for all reasonable documented costs and expenses actually incurred or accrued by such other party (including reasonable costs and expenses of counsel) in connection with the collection under and enforcement of this Section 7.2.

             Section 7.3    Maximum Recovery. Notwithstanding anything to the contrary in this Agreement, if Purchaser fails to effect the Closing, then the sole and exclusive remedy of the Innkeepers Parties and the Innkeepers Subsidiaries against the Purchaser Parties, the Guarantor and any of their respective former, current and future direct or indirect equity holders, controlling Persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or assignees for any breach, loss or damage shall be to terminate this Agreement and receive payment of the Financing-Related Reverse Break-Up Fee or Non-Financing-Related Reverse Break-Up Fee, as applicable, in each case, only to the extent provided by Section 7.2, plus the amounts, if any, that the Purchaser Parties are obligated to pay pursuant to Section 5.2(a), Section 5.9(a), or Section 5.14, but in no event shall the Purchaser Parties be required to pay an aggregate amount greater than the Non-Financing-Related Reverse Break-Up Fee or the guarantee thereof pursuant to the Guarantee; and upon payment of such amount, no Person shall have any rights or claims against any of the Purchaser Parties or the Guarantor or their respective Affiliates or Representatives under this Agreement, the Guarantee or the Equity Financing Commitments, whether at law or equity, in contract, in tort or otherwise, and none of the Purchaser Parties or the Guarantor shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement.

             Section 7.4    Effect of Termination. In the event of termination of this Agreement by either Innkeepers REIT or Purchaser as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of the Innkeepers Parties, on the one hand, or the Purchaser Parties, on the other hand, other than as provided in Section 5.2(b), Section 7.2, Section 7.3, this Section 7.4, Section 7.5, Section 7.6, Section 7.7 and Article VIII. Notwithstanding the foregoing, except as set forth in Section 7.3, no party hereto shall be relieved or released from any Liabilities or damages for any willful and material breach hereof.

             Section 7.5    Amendment. Notwithstanding anything to the contrary herein, this Agreement may be amended by the parties hereto in writing by action of their respective board of trustees or board of directors, or other comparable bodies, at any time before or after the Innkeepers Shareholder Approval is obtained and prior to the filing of the Articles of Merger with the Maryland Department with respect to the Merger; provided, however, that after the Innkeepers Shareholder Approval is obtained, no such amendment, modification or supplement shall be made that would require the approval of the Innkeepers REIT Common Shareholders without obtaining such approval.

             Section 7.6    Extension; Waiver. At any time prior to the Merger Effective Time, each of Innkeepers REIT, on the one hand, and Purchaser, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the provisions of Section 7.4, waive compliance with any of the covenants, agreements or conditions of the other party contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party hereto to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

             Section 7.7    Payment of Reverse Break-Up Fee.

                        (a)    In the event that Purchaser is obligated to pay to Innkeepers REIT the Financing-Related Reverse Break-Up Fee pursuant to Section 7.2(b)(ii) or the Non-Financing-Related Break-Up Fee pursuant to Section 7.2(b)(iii) or any costs and expenses pursuant to Section 7.2(d), Purchaser shall pay to Innkeepers REIT from the amounts into escrow pursuant to an escrow agreement (the "Escrow Agreement"), if any, in accordance with the next sentence, an amount equal to the lesser of (A) the Financing-Related Reverse Break-Up Fee, Non-Financing-Related Reverse Break-Up Fee and/or costs and expenses, as applicable, and (B) the sum of (x) the maximum amount that can be paid to the Innkeepers REIT without causing the Innkeepers REIT to fail to meet the requirements of Sections 856(c) (2) and (3) of the Code determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A)-(H) or 856(c)(3)(A)-(I) of the Code ("Qualifying Income"), as determined by the Innkeepers REIT 's independent certified public accountants, plus (y) in the event the Innkeepers REIT receives either (1) a letter from the Innkeepers REIT 's counsel indicating that the Innkeepers REIT has received a ruling from the IRS described in Section 7.7(b)(ii) or (2) an opinion from the Innkeepers REIT 's outside counsel as described in Section 7.7(b)(ii), an amount equal to the applicable Financing-Related Reverse Break-Up Fee, Non-Financing-

Related Reverse Break-Up Fee and/or costs and expenses, as applicable, less the amount payable under clause (x) above. To secure Purchaser 's obligation to pay these amounts, Purchaser shall deposit into escrow an amount in cash equal to the Financing-Related Reverse Break-Up Fee, Non-Financing-Related Reverse Break-Up Fee and/or costs and expenses, as applicable, with an escrow agent selected by Purchaser and on such customary terms (subject to Section 7.7(b)) as shall be reasonably acceptable to each of Innkeepers REIT, Purchaser and the escrow agent. The payment or deposit into escrow of the Financing-Related Reverse Break-Up Fee, Non-Financing-Related Reverse Break-Up Fee and/or costs and expenses, as applicable, pursuant to this Section 7.7(a) shall be made at the time Purchaser is obligated to pay the Innkeepers REIT such amount pursuant to Section 7.2(b) or Section 7.2(d), as applicable, by wire transfer of immediately available funds.

                        (b)    The Escrow Agreement shall provide that the Financing-Related Reverse Break-Up Fee, Non-Financing-Related Reverse Break-Up Fee and/or costs and expenses, as applicable, in escrow or any portion thereof shall not be released to Innkeepers REIT unless the escrow agent receives any one or combination of the following: (i) a letter from Innkeepers REIT's independent certified public accountants indicating the maximum amount that can be paid by the escrow agent to Innkeepers REIT without causing Innkeepers REIT to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income or a subsequent letter from Innkeepers REIT's accountants revising that amount, in which case the escrow agent shall release such amount to Innkeepers REIT, or (ii) a letter from Innkeepers REIT's counsel indicating that Innkeepers REIT received a ruling from the IRS holding that the receipt by Innkeepers REIT of the Financing-Related Reverse Break-Up Fee, Non-Financing-Related Reverse Break-Up Fee and/or costs and expenses, as applicable, would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code (or alternatively, Innkeepers REIT's outside counsel has rendered a legal opinion to the effect that the receipt by Innkeepers REIT of the Financing-Related Reverse Break-Up Fee, Non-Financing-Related Reverse Break-Up Fee and/or costs and expenses, as applicable, would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code), in which case the Escrow Agreement shall provide that the escrow agent shall release to Innkeepers REIT the lesser of such maximum amount stated in the accountant's letter referred to in clause (i) and the remainder of the Financing-Related Reverse Break-Up Fee, Non-Financing-Related Reverse Break-Up Fee and/or costs and expenses, as applicable. Purchaser agrees to amend this Section 7.7 at the reasonable request of Innkeepers REIT in order to (x) maximize the portion of the Financing-Related Reverse Break-Up Fee, Non-Financing-Related Reverse Break-Up Fee and/or costs and expenses, as applicable, that may be distributed to Innkeepers REIT hereunder without causing Innkeepers REIT to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (y) improve Innkeepers REIT's chances of securing a favorable ruling described in this Section 7.7(b) or (z) assist Innkeepers REIT in obtaining a favorable legal opinion from its outside counsel as described in this Section 7.7(b). The Escrow Agreement shall also provide that any portion of the Financing-Related Reverse Break-Up Fee, Non-Financing-Related Reverse Break-Up Fee and/or costs and expenses, as applicable, held in escrow for five (5) years shall be released by the escrow agent to Purchaser. Purchaser shall not be a party to such Escrow Agreement and shall not bear any cost of or have liability resulting from the Escrow Agreement.

                        (c)    In the event that Innkeepers REIT is required to pay Purchaser the Break-Up Fee or Expenses, in each case, such amount shall be paid by Innkeepers REIT by wire transfer of cash in immediately available funds to a bank account of Purchaser or its designee(s) as directed by Purchaser in writing to Innkeepers REIT at least two (2) Business Days prior to the relevant date of such payment.

ARTICLE VIII

GENERAL PROVISIONS

             Section 8.1    Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Merger Effective Time.

             Section 8.2    Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing (and also made orally if so required pursuant to any Section of this Agreement) and shall be deemed given if delivered personally, sent by overnight courier (providing proof of delivery) to the parties hereto or sent by telecopy (providing confirmation of transmission) at the following addresses or telecopy numbers (or at such other address or telecopy number for a party hereto as shall be specified by like notice):

                        (a)    if to any of the Purchaser Parties (or to Innkeepers LP following the Closing Date), to:

c/o Apollo Investment Corporation
9 West 57th Street, 41st Floor
New York, New York 10019
Attn:	Aaron N. Sack
Fax:	(212) 515-3467

with a copy (which shall not constitute notice), to:

Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square
New York, New York 10036
Attn.:	Mark C. Smith, Esq.
Daniel Wolf, Esq.
Fax:	(212) 735-3000

(b) if to any of the Innkeepers Parties, to:

c/o Innkeepers USA Trust
340 Poinciana Way, Suite 306
Palm Beach, Florida 33480

Attn:	Mark A. Murphy, Esq.
Fax:	(561) 835-0457

with a copy (which shall not constitute notice), to:
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Attn:	Adam O. Emmerich, Esq.
Robin Panovka, Esq.
Fax:	(212) 403-2000

             Section 8.3    Interpretation. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "hereby" refer to this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.

             Section 8.4    Remedies; Guarantee. Concurrently with the execution of this Agreement, a guarantee executed by the Sponsor (the "Guarantor") has been delivered to Innkeepers REIT and Innkeepers LP, guaranteeing the payment obligations of the Purchaser Parties under this Agreement to pay money damages to Innkeepers REIT and Innkeepers LP in the event of a breach or default by such parties hereto under this Agreement up to a maximum of $50,000,000 in the aggregate (the "Guarantee"). The Innkeepers Parties each agree that to the extent it, or their respective shareholders or partners, has incurred losses or damages in connection with this Agreement, the maximum aggregate liability of all of the Purchaser Parties and the Guarantor for such losses or damages shall be limited to an amount equal to the amount of the Guarantee, and in no event shall any of the Innkeepers Parties, or its shareholders or partners, seek to recover any damages in excess of such amount from any of the Purchaser Parties and the Guarantor and their respective Representatives and Affiliates.

             Section 8.5    Specific Performance. The parties hereto hereby acknowledge that the Innkeepers Parties shall not be entitled to enforce specifically the terms and provisions of this Agreement and that the Innkeepers Parties' sole and exclusive remedy with respect to any breach by the Purchaser Parties shall be the remedy set forth in Section 8.4 and the Guarantee; provided, however, that the Innkeepers Parties shall be entitled to seek specific performance, or an injunction or injunctions, to prevent any breach of Section 5.2(b) and Section 5.6. The Purchaser Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by any of the Innkeepers Parties and to specific performance of the terms hereof, in addition to any other remedy at law or equity.

             Section 8.6    Counterparts. This Agreement may be executed in one (1) or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto. Facsimile transmission of any signature and/or retransmission of any signature shall be deemed the same as delivery of an original. At the request of any party hereto, the parties hereto shall confirm facsimile transmission by signing a duplicate original document.

             Section 8.7    Entire Agreement; No Third Party Beneficiaries. This Agreement (including the Exhibits hereto and the Innkeepers Disclosure Letter) and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter of this Agreement. Except for the provisions of Section 5.8, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

             Section 8.8    Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF MARYLAND, WITHOUT REGARD TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF.

             Section 8.9    Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto; provided, that Purchaser Acquisition Entity shall be permitted to transfer or assign to one or more of its Affiliates the right to enter into the transactions contemplated by this Agreement, but no such transfer or assignment shall relieve such Person of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

             Section 8.10  Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such a determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

             Section 8.11  Exhibits; Innkeepers Disclosure Letter. The Exhibits referred to herein and the Innkeepers Disclosure Letter, and all exhibits or attachments thereto, are intended to be and hereby are specifically made a part of this Agreement. Any matter set forth in any section or subsection of the Innkeepers Disclosure Letter shall be deemed to be a disclosure for all purposes of this Agreement and all other sections or subsections of the Innkeepers Disclosure Letter to the extent it is readily apparent on the face of the disclosure that such disclosure is applicable to such other sections or subsections, but shall expressly not be deemed to constitute an admission by Innkeepers REIT or any of the Innkeepers Subsidiaries, or otherwise imply, that any such matter rises to the level of an Innkeepers Material Adverse Effect, or is otherwise material for purposes of this Agreement or the Innkeepers Disclosure Letter.

             Section 8.12  Mutual Drafting. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing this Agreement to be drafted.

             Section 8.13  Jurisdiction; Venue. THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF MARYLAND AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF MARYLAND SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND OF THE DOCUMENTS REFERRED TO IN THIS AGREEMENT, AND IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR THE INTERPRETATION OR ENFORCEMENT HEREOF OR OF ANY SUCH DOCUMENT, THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT THE VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH A MARYLAND STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 8.2 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY APPLICABLE LAWS, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

             Section 8.14  Waiver of Trial by Jury. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.14.

ARTICLE IX

CERTAIN DEFINITIONS

             Section 9.1    Certain Definitions.

                        (a)    For purposes of this Agreement:

     "Acceptable Confidentiality Agreement" means a confidentiality and standstill agreement that contains confidentiality and standstill provisions that are not materially less favorable in the aggregate to Innkeepers REIT than those contained in the Confidentiality Agreement and permits the Innkeepers Parties to (i) provide or make available to the Purchaser Parties any non-public information concerning the Innkeepers Parties or the Innkeepers Subsidiaries provided to the counterparty to such confidentiality and standstill agreement and (ii) comply with the provisions of Section 5.5.

     "Affiliate," of any Person, has the meaning assigned thereto by Rule 12b-2 under the Exchange Act.

     "Articles of Merger" means one (1) or more articles of merger with respect to the Merger, containing the provisions required by, and executed in accordance with, the Maryland REIT Law and the MGCL.

     "Business Day" means any day other than a Saturday, Sunday or a day on which banking institutions in New York, New York or Palm Beach, Florida are authorized or obligated by Law or executive order to be closed.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "ERISA Affiliate," of any Person, means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

     "Innkeepers LP Amendment" means the amendment to the Innkeepers LP Agreement to give effect to the provisions of this Agreement, including Section 1.5, which amendment shall provide, among other things, (i) for the amendment of the terms of the LP Units in accordance with this Agreement to designate such LP Units as Surviving Partnership Series D Units having preferences, rights, voting powers and restrictions as provided by Purchaser and consented to by Innkeepers REIT (which consent shall not be unreasonably withheld, delayed or conditioned), including that the holders of Surviving Partnership Series D Units will (A) have the right to subsequently redeem all, but not less than all, of their respective Surviving Partnership Series D Units for cash in an amount equal to the applicable Partnership Consideration, (B) receive a fixed distribution on a preferred basis, but not otherwise have a right to any distributions, (C) upon a liquidation of the Surviving Partnership, receive cash in an amount equal to the applicable Partnership Consideration, (D) not be owed any fiduciary or any similar obligations by the General Partner, (E) not have any governance, voting or consent rights, except the right to veto any amendment or modification to the Surviving Partnership LP Agreement (including pursuant to any merger, combination, reorganization, liquidation or other event) that changes their rights to payment or redemption as set forth therein and (F) be allocated net taxable income but in an amount not in excess of the amount of cash that is distributed to them, in each case, subject to the terms of the Surviving Partnership LP Agreement, (ii) that at any point from and after the tenth anniversary of the initial issuance of the Surviving Partnership Series D Units, the Surviving Partnership shall be permitted to redeem all, but not less than all, of the Surviving Partnership Series D Units for cash in an amount equal to the applicable Partnership Consideration subject to the terms of the Surviving Partnership LP Agreement, (iii) that the Purchaser Acquisition Entity shall purchase one hundred (100) LP Units of Innkeepers LP for a cash purchase price of one hundred dollars ($100.00) and become a limited partner of Innkeepers LP and (iv) Innkeepers LP and the Surviving Partnership will permit any Electing Holders who elect to remain limited partners to guarantee Indebtedness in the manner and to the extent such Electing Holders currently guarantee Indebtedness of Innkeepers LP and in furtherance and not in limitation of the foregoing will honor the obligations of Innkeepers LP with respect to the guarantee of Indebtedness pursuant to the contracts set forth in Section 3.1(k)(viii) of the Innkeepers Disclosure Letter and in connection with and at and immediately before the Closing, permit such Electing Holders to guarantee any replacement or refinanced Indebtedness incurred by Innkeepers LP or the Surviving Partnership; provided, however, that notwithstanding anything herein to the contrary, Innkeepers LP may repay or refinance any Indebtedness being guaranteed by an existing Innkeepers LP Unitholder, including any Indebtedness that is the subject of the contracts set forth in Section 3.1(k)(viii) of the Innkeepers Disclosure Letter, if Innkeepers LP offers the affected Electing Holder an opportunity to guarantee other Indebtedness on terms which are not materially adverse to such Electing Holder in comparison to the guarantee of the Indebtedness repaid or refinanced.

     "Innkeepers Material Adverse Effect" means, with respect to Innkeepers REIT, any change, event, effect, development or set of circumstances that, individually or when taken together with all other adverse changes, events, effects, developments or sets of circumstances that have occurred, (i) has had or would reasonably be expected to have a material adverse effect on the business, operations, condition (financial or otherwise, including assets and Liabilities) of Innkeepers REIT and the Innkeepers Subsidiaries, taken as a whole, (ii) has had, or would reasonably be expected to have, a material adverse effect on the ability of the Innkeepers Parties to timely consummate the Merger and the other transactions contemplated by this Agreement or to timely perform any of their respective obligations hereunder, except, in either case, for any such change, event, effect, development or set of circumstances arising out of or resulting from (A) changes following the date of this Agreement in conditions (including changes in Law or GAAP) affecting the real estate or hotel, lodging and hospitality industry generally, the United States of America or the global economy, (B) the commencement, continuation or escalation following the date of this Agreement of a war, material armed hostilities or other material international or national calamity or act of terrorism directly or indirectly involving or affecting the Unites States of America, (C) earthquakes, hurricanes, other natural disasters or acts of God following the date of this Agreement, or (D) the announcement or performance of this Agreement or the transactions contemplated hereby, which, in the case of each of clause (A), (B), and (C) do not affect Innkeepers REIT and the Innkeepers Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other companies operating in the same industries and geographies in which the Innkeepers Parties operate.

     "Innkeepers Subsidiary" means each Subsidiary of Innkeepers REIT, including the General Partner and Innkeepers LP.

     "Indebtedness" means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind to such Person, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person upon which interest charges are paid by such Person, (iv) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding obligations of such Person to trade creditors for raw materials, inventory, services and supplies incurred in the ordinary course of such Person's business, consistent with past practice), (v) all capitalized lease obligations of such Person, (vi) all letters of credit issued for the account of such Person and (vii) all guarantees or keepwell agreements in respect of any indebtedness of any other Person.

     "Knowledge" or any similar expression, means, where used herein with respect to the Innkeepers Parties and any Innkeepers Subsidiary, the actual (and not constructive or imputed) knowledge of Jeffrey H. Fisher, Dennis M. Craven, and Mark A. Murphy, following reasonable due inquiry and investigation, and means, where used herein with respect to the Purchaser Parties, the actual (and not constructive or imputed) knowledge of Rick Press, Aaron N. Sack and Justin Korval, following reasonable due inquiry and investigation.

     "Law" means any federal, state, local or foreign statute, law, regulation, permit, license, approval, authorization, rule, ruling, ordinance or code of any Governmental Entity, including any judicial or administrative interpretation thereof.

     "Liabilities" means any and all debts, liabilities and obligations of any nature whatsoever, whether accrued or fixed, absolute or contingent, including those arising under any Law, those arising under any contract, agreement, commitment, instrument, permit, license, franchise or undertaking and those arising as a result of any act or omission.

     "Maryland Department" means the State Department of Assessments and Taxation of the State of Maryland.

     "Order" means any award, judgment, injunction, consent, ruling, decree or order (whether temporary, preliminary or permanent) issued, adopted, granted, awarded or entered by any Governmental Entity or private arbitrator of competent jurisdiction.

     "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

     "Purchaser Subsidiary" means Purchaser Acquisition Entity and each other Subsidiary of Purchaser.

     "Subsidiary," of any Person, means any corporation, partnership, limited liability company, joint venture or other legal entity of which (i) such Person, or its Subsidiary, is the general partner or manager or (ii) such Person (either directly or through or together with another Subsidiary of such Person) owns more than 50% of the voting stock or value of such corporation, partnership, limited liability company, joint venture or other legal entity.

     "Surviving Partnership" shall mean Innkeepers LP from and after the adoption of the Innkeepers LP Amendment.

     "Tax" or "Taxes" means any U.S. federal, state, local and foreign income, gross receipts, license, withholding, property, recording, stamp, sales, use, franchise, employment, payroll, excise, environmental and other taxes, tariffs or governmental charges of any nature whatsoever, together with penalties, interest or additions thereto.

     "Tax Protection Agreement" means any agreement, oral or written, to which Innkeepers REIT or any Innkeepers Subsidiary is a party and pursuant to which (i) any liability to the holders of the LP Units may arise relating to Taxes, whether or not as a result of the consummation of the transactions contemplated by this Agreement, (ii) in connection with the deferral of income Taxes of a holder of LP Units, Innkeepers REIT or any Innkeepers Subsidiary has agreed to (A) maintain a minimum level of debt or continue a particular debt or (B) retain or not dispose of assets for a period of time that has not since expired or (iii) limited partners of Innkeepers LP have guaranteed or otherwise assumed, directly or indirectly, debt of Innkeepers LP or are offered the opportunity to do so.

     "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

                        (b) Each of the following additional terms is defined on the page set forth below opposite such term:

Acceptable Confidentiality Agreement .........................................................................................................	74
Acquisition Proposal ...................................................................................................................................	55
Affiliate .......................................................................................................................................................	74
Agreement ..................................................................................................................................................	4
Alternative Acquisition Agreement ...............................................................................................................	54
Alternative Financing ...................................................................................................................................	59
Application Fees .........................................................................................................................................	62
Articles of Merger .......................................................................................................................................	74
Asset Sales .................................................................................................................................................	61
ASTM Standard .........................................................................................................................................	49
Balance Sheet .............................................................................................................................................	21
Balance Sheet Date .....................................................................................................................................	21
Break-Up Fee ............................................................................................................................................	67
Business Day ..............................................................................................................................................	75
Capital Budget ............................................................................................................................................	44
Cash Performance Awards .........................................................................................................................	10
Change of Board Recommendation .............................................................................................................	53
Closing .......................................................................................................................................................	5
Closing Date ...............................................................................................................................................	5
Code ..........................................................................................................................................................	75
Commitment ...............................................................................................................................................	22
Common Share Certificate ..........................................................................................................................	11
Confidentiality Agreement ...........................................................................................................................	50
Consents ....................................................................................................................................................	21

Construction Projects .................................................................................................................................	34
Debt Financing ...........................................................................................................................................	42
Debt Financing Commitments .....................................................................................................................	41
DRIP .........................................................................................................................................................	11
Electing Holder ..........................................................................................................................................	8
Election ......................................................................................................................................................	7
Election Deadline .......................................................................................................................................	8
Election Form ............................................................................................................................................	7
Encumbrances ............................................................................................................................................	32
Environmental Laws ...................................................................................................................................	31
Equity Financing .........................................................................................................................................	42
Equity Financing Commitments ...................................................................................................................	42
ERISA .......................................................................................................................................................	26
ERISA Affiliate ..........................................................................................................................................	75
Escrow Agreement .....................................................................................................................................	69
Exchange Act .............................................................................................................................................	21
Exchange Agent .........................................................................................................................................	11
Exchange Fund ..........................................................................................................................................	11
Expenses ...................................................................................................................................................	67
Fairness Opinions ......................................................................................................................................	35
Financing ...................................................................................................................................................	42
Financing Commitments ..............................................................................................................................	42
Financing Failure ........................................................................................................................................	67
Financing-Related Reverse Break-Up Fee ..................................................................................................	67
Franchise Agreements ................................................................................................................................	34
GAAP .......................................................................................................................................................	22
General Partner ..........................................................................................................................................	4
Governmental Entity ...................................................................................................................................	14
GP Units ....................................................................................................................................................	8
Guarantee ..................................................................................................................................................	72
Guarantor ..................................................................................................................................................	72
H&W ........................................................................................................................................................	64
Hazardous Materials ..................................................................................................................................	31
Indebtedness ..............................................................................................................................................	76
Indemnifiable Amounts ...............................................................................................................................	57
Indemnified Parties .....................................................................................................................................	56
Indemnified Party .......................................................................................................................................	56
Indemnitor .................................................................................................................................................	57
Innkeepers Board Recommendation ...........................................................................................................	19
Innkeepers Disclosure Letter ......................................................................................................................	16
Innkeepers Employee Benefit Plans ............................................................................................................	27
Innkeepers LP ...........................................................................................................................................	4
Innkeepers LP Agreement ..........................................................................................................................	7
Innkeepers LP Amendment ........................................................................................................................	75
Innkeepers LP Unitholders .........................................................................................................................	4
Innkeepers LP Units ...................................................................................................................................	8

Innkeepers Material Adverse Effect ............................................................................................................	75
Innkeepers Option Plans ............................................................................................................................	10
Innkeepers Options ....................................................................................................................................	10
Innkeepers Other Interests .........................................................................................................................	17
Innkeepers Parties .....................................................................................................................................	4
Innkeepers Permits ....................................................................................................................................	23
Innkeepers Properties ................................................................................................................................	32
Innkeepers Property ..................................................................................................................................	32
Innkeepers REIT .......................................................................................................................................	4
Innkeepers REIT Board of Trustees ...........................................................................................................	4
Innkeepers REIT Bylaws ...........................................................................................................................	16
Innkeepers REIT Capital Stock ..................................................................................................................	7
Innkeepers REIT Charter ...........................................................................................................................	16
Innkeepers REIT Common Shareholders ....................................................................................................	4
Innkeepers REIT Common Shares .............................................................................................................	4
Innkeepers REIT Financial Advisors ...........................................................................................................	35
Innkeepers REIT Intellectual Property Rights ..............................................................................................	31
Innkeepers REIT SEC Documents .............................................................................................................	21
Innkeepers REIT Shareholder Meeting .......................................................................................................	19
Innkeepers Shareholder Approval ..............................................................................................................	35
Innkeepers Subsidiary ................................................................................................................................	76
Innkeepers Subsidiary Partnership ..............................................................................................................	51
Intellectual Property ...................................................................................................................................	31
IRS ...........................................................................................................................................................	25
Knowledge ................................................................................................................................................	76
Law ...........................................................................................................................................................	76
Lehman .....................................................................................................................................................	35
Lehman Fairness Opinion ...........................................................................................................................	35
Lender .......................................................................................................................................................	42
Letter of Transmittal ...................................................................................................................................	11
Liabilities ....................................................................................................................................................	76
Liens ..........................................................................................................................................................	17
LP Units ....................................................................................................................................................	4
Management Agreement Documents ...........................................................................................................	39
Maryland Department ................................................................................................................................	76
Maryland REIT Law ..................................................................................................................................	4
Material Contracts ......................................................................................................................................	36
Merger .......................................................................................................................................................	4
Merger Consideration .................................................................................................................................	6
Merger Effective Time ................................................................................................................................	6
MGCL .......................................................................................................................................................	4
Non-Financing-Related Break-Up Fee .......................................................................................................	67
Notice Period .............................................................................................................................................	54
NYSE ........................................................................................................................................................	21
Option Merger Consideration .....................................................................................................................	10
Order .........................................................................................................................................................	77

Partnership Consideration ..........................................................................................................................	7
Performance Awards .................................................................................................................................	10
Person .......................................................................................................................................................	77
Property Restrictions ..................................................................................................................................	33
Proxy Statement ........................................................................................................................................	21
Purchaser ..................................................................................................................................................	4
Purchaser Acquisition Entity .......................................................................................................................	4
Purchaser Parties .......................................................................................................................................	4
Purchaser Subsidiary .................................................................................................................................	77
Qualifying Income ......................................................................................................................................	69
REIT .........................................................................................................................................................	24
Representatives ..........................................................................................................................................	14
Sarbanes-Oxley Act ..................................................................................................................................	38
SEC ..........................................................................................................................................................	21
Securities Act ............................................................................................................................................	21
Series C Preferred Shares ..........................................................................................................................	7
Sponsor .....................................................................................................................................................	42
Stock Performance Awards .......................................................................................................................	10
Subsidiary ..................................................................................................................................................	77
Superior Proposal ......................................................................................................................................	55
Surviving Entity ..........................................................................................................................................	5
Surviving Entity Preferred Stock .................................................................................................................	7
Surviving Partnership ..................................................................................................................................	77
Surviving Partnership LP Agreement ...........................................................................................................	9
Surviving Partnership Series D Units ...........................................................................................................	8
Takeover Statute .......................................................................................................................................	38
Tax ............................................................................................................................................................	77
Tax Protection Agreement ..........................................................................................................................	77
Tax Return .................................................................................................................................................	77
Taxes ........................................................................................................................................................	77
Termination Date .......................................................................................................................................	65
Third-Party Intellectual Property Rights ......................................................................................................	31
Transfer and Gains Taxes ...........................................................................................................................	52
UBS ..........................................................................................................................................................	35
UBS Fairness Opinion ...............................................................................................................................	35
Unitholder Letter of Transmittal ..................................................................................................................	12

[Remainder of page left blank intentionally]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

GRAND PRIX HOLDINGS LLC

By: /s/ Aaron Sack
Name: Aaron Sack
Title: Vice President and Secretary

GRAND PRIX ACQUISITION TRUST

By: /s/ Aaron Sack
Name: Aaron Sack
Title: Vice President and Secretary

INNKEEPERS USA TRUST

By: /s/ Jeffrey H. Fisher
Name: Jeffrey H. Fisher
Title: Chairman, CEO and President

INNKEEPERS USA LIMITED
PARTNERSHIP

By: /s/ Jeffrey H. Fisher
Name: Jeffrey H. Fisher
Title: President

INNKEEPERS FINANCIAL
CORPORATION

By: /s/ Jeffrey H. Fisher
Name: Jeffrey H. Fisher
Title: President

[Signature Page to Agreement and Plan of Merger]